Form 10KSB40, Exhibit 13
period 1997-12-31
FNB BANCSHARES INC /SC/
filed 1998-03-30
CIK 1009162

                                                                      EXHIBIT 13


       ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997

                              FNB BANCSHARES, INC.



                               1997 ANNUAL REPORT

                              FNB BANCSHARES, INC.



                                Table of Contents

                                                                                                           Page
                                                                                                           ----
Shareholder's Letter                                                                                           2
Summary of Selected Financial Data                                                                             3
Management's Discussion and Analysis                                                                        4-14
Report of Independent Auditors                                                                                15
Consolidated Balance Sheets                                                                                   16
Consolidated Statements of Operations                                                                         17
Consolidated Changes in Stockholder's Equity                                                                  18
Consolidated Statements of Cash Flows                                                                         19
Notes to Consolidated Financial Statements                                                                 20-32
Dirctors, Officers and Services                                                                               33
Corporate Data                                                                                                34

                              FNB BANCSHARES, INC.



To our Stockholders:

1997 was a good year of growth for First National Bank of the Carolinas as we have continued to build our financial organization and become an active participant in the Cherokee County banking community. By being able to make decisions locally we have been able to quickly respond to the needs of our customers.

First National Bank has become a good neighbor for our community. Through contributions and volunteer service of our employees we have been able to assist over 30 worthwhile community organizations. As we continue to grow, we will always strive to give back to our community.

Deposit growth for 1997 exceeded our original goals and we were able to continue attracting low cost deposits, thus keeping our cost of funds low. These stable funds enable us to continue to make affordable loans which help our local economy.

We continue to see a strong loan demand as we made over $14,000,000 in new loans during 1997. At the same time our loan losses were extremely low, reflecting our commitment to quality loan growth. While we continue to seek additional loan customers, we stand firm in our commitment to asset quality. A third party consultant has been contracted to periodically review our loan portfolio.

During 1998 we will seek ways to maximize our sources of revenue. While interest income on loans will continue to be our most important revenue source, we plan to initiate some programs to enhance our fee income. This should provide a steady income source while maximizing the use of our facilities and employees.

Plans are being finalized to begin construction of our new main office facility in Gaffney. Construction on a new 11,000 square foot two story facility will begin in the Spring of 1998 and we should be able to move into the new building by December, 1998. This cannot come soon enough as we are currently limited due to the size of our current temporary facilities.

We, the directors and employees, at First National Bank of the Carolinas, remain optimistic about our continued growth and success. We will continue seeking ways to improve our efficiency and customer service, thus adding value for our shareholders. We feel that the necessary resources are being put in place which will enhance our opportunities for long term growth and profitability.

I hope that you will be able to join us for the Annual Shareholders meeting on Tuesday April 28, 1998 at 5:30 p.m. at the Holiday Inn Express in Gaffney, South Carolina. We are grateful for your continued support in our success. The directors and employees of First National Bank of the Carolinas are committed to building a strong community bank and improving shareholder value.



Bill H. Mason
Chairman of the Board



V. Stephen Moss
President

                              FNB BANCSHARES, INC.

                             SELECTED FINANCIAL DATA


The following table sets forth certain selected financial data concerning FNB Bancshares, Inc. (the "Company"). The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Henderson, independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.



Years ended December 31, 1997 and 1996 and the                  1997                  1996                 1995
                                                                ----                  ----                 ----
period September 27, 1995 to December 31, 1995

(Dollars in thousands, except per share)

BALANCE SHEET:
         Securities held to maturity                          $   1,501             $   344              $   --
         Allowance for loan losses                                  153                  20                  --
         Net loans                                               14,016               2,024                  --
         Premises and equipment - net                               761                 734                   4
         Total assets                                            19,920              11,733                  75
         Non-interest bearing deposits                            2,478               1,125                  --
         Interest bearing deposits                               11,083               4,679                  --
         Total deposits                                          13,560               5,804                  --
         Total liabilities                                       14,211               5,839                 102
         Total shareholders' equity                               5,709               5,894                 (27)

RESULTS OF OPERATIONS:
         Interest income                                      $   1,248             $   206          $       --
         Interest expense                                           396                  42                  --
                                                              ---------             -------              ------
         Net interest income                                        852                 164                  --
         Provision for loan losses                                  138                  20                  --
                                                              ---------             -------              ------
         Net interest income after provision                        714                 144                  --
         Other income                                               101                   6                  --
         Other expenses                                           1,072                 431                  27
         Income tax expense (benefit)                               (72)                (84)                 --
                                                              ---------             -------              ------

         Net income (loss)                                    $    (185)            $  (197)             $  (27)
                                                              =========             =======              ======


PER SHARE DATA:
         Weighted average common shares outstanding             616,388             616,388                  --
         Basic earnings (loss) per share                      $    (.30)            $  (.32)             $   --
         Diluted earnings (loss) per share                    $    (.30)            $  (.32)             $   --


DESCRIPTION OF THE COMPANY'S BUSINESS

The Company was organized as a bank holding company on September 27, 1995. Its subsidiary, First National Bank of the Carolinas (the "Bank"), commenced operations on October 18, 1996. FNB Bancshares, Inc. is a South Carolina corporation which was incorporated primarily to hold all of the capital stock of First National Bank of the Carolinas. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Gaffney and Blacksburg, South Carolina and the surrounding area. The Company currently engages in no other business other than owning and managing the Bank.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


DESCRIPTION OF THE COMPANY'S BUSINESS - CONTINUED

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of FNB Bancshares, Inc. and its subsidiary, First National Bank of The Carolinas. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

RESULTS OF OPERATIONS

1997 COMPARED TO 1996:

The comparison of information between 1997 and 1996 is not meaningful since the Bank was open for business only 2.5 months in 1996.

1996 COMPARED TO 1995:

The Company commenced operations on October 18, 1996. The 1995 expenses were a result of the start-up of the Company; therefore, comparison of the 1996 to 1995 results is not meaningful.

NET INTEREST INCOME

To a large degree, earnings are dependent on net interest income. It represents the difference between interest earned on assets and the interest paid on liabilities. Interest rate spread and net interest margin are two significant elements in analyzing the Company's net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is net interest income divided by earning assets.

Net interest income was $852,333 for the year ended December 31, 1997. In 1997, the significant portion of the $1,247,857 in interest income was attributable to the $886,790 in income from loans. Interest expense for the year ended December 31, 1997 was $395,524.

Net interest income for the year ended December 31, 1996 was $164,089. The significant portion of the $205,952 in interest income was the $176,393 in income from federal funds. Cash from the stock offering was invested in federal funds until the day the Bank commenced operations. Interest expense was $41,863 for the year ended December 31, 1996.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

COMPARATIVE AVERAGE BALANCES, YIELDS AND RATES

The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

                                                  1997                             October 18 - December 31, 1996
                                                  ----                             ------------------------------
                                 Average                         Yield/        Average                         Yield/
                                 Balance         Interest         Rate         Balance         Interest         Rate
                                --------         --------        -----         -------         --------        -----
(Dollars in thousands)
ASSETS:
Taxable Securities              $  1,254          $   71         5.66%        $   187           $  2             5.16%
Time deposits with other banks       276              16         5.79%
Federal funds sold                 4,982             274         5.50%          6,705             74             5.34%
Loans                              8,637             887        10.27%          1,054             28            12.71%
                                --------          ------                      -------           ----            -----

     Total earning assets         15,149           1,248         8.24%          7,946            104             6.37%
                                --------          ------                      -------           ----
Cash and due from banks              658                                          680
Allowance for loan losses            (82)                                          (5)
Premises and equipment               798                                          512
Other assets                         443                                          252
                                --------                                      -------
     Total assets               $ 16,966                                      $ 9,385
                                ========                                      =======

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Interest bearing deposits       $  8,394             371         4.42%        $ 2,794             27             4.70%
Securities sold under
agreements to repurchase             597              24         4.02%             --             --               --
                                --------          ------                      -------           ----
     Total interest-bearing
     liabilities                   8,991             395         4.39%          2,794             27             4.70%
                                                  ------                                        ----
Non-interest bearing deposits      2,224                                          628
Accrued interest and other
liabilities                          137                                            9
Shareholders' equity               5,614                                        5,954
                                --------                                      -------
     Total liabilities and                                                    $ 9,385
                                                                              =======
     shareholders' equity
Net interest income/interest
rate spread                                       $  853         3.85%                          $ 77             1.67%
                                                  ======        =====                           ====            =====
Net interest margin on
earning assets                                                   5.63%                                           4.71%
                                                                =====                                           =====

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

RATE SENSITIVITY

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 1997. The table may not be indicative of the Company's rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                               Less than                           7-12                         Over
(Dollars in thousands)         3 months      4-6 months           months    1-5 years          5 years      Total
                               --------      ----------           ------    ---------          -------      -----
Interest earning assets:
    Taxable securities         $       400    $      --      $     199     $      902    $       --    $    1,501
    Time deposits with other           600           --             --             --            --           600
    banks
    Federal funds sold               1,430           --             --             --            --         1,430
    Loans                            5,454          408            519          5,448         2,340        14,169
                               -----------    ---------      ---------     ----------    ----------    ==========
       Total                         7,884          408            718          6,350         2,340        17,700
                               ===========    ---------      =========     ==========    ==========    ==========
Interest bearing liabilities
    Interest bearing                 5,318        2,241          2,789            619           115        11,082
    deposits (1)
    Securities sold under              424           --             --             --            --           424
    agreements to repurchase   -----------    ---------      ---------     ----------    ----------    ----------
                                     5,742        2,241          2,789            619           115        11,506

Interest sensitivity gap             2,142       (1,833)        (2,071)         5,731         2,225         6,194
                               ===========    ==========     =========     ==========    ==========    ==========
Cumulative interest                  2,142          309         (1,762)         3,969         6,194         6,194
                               ===========    =========      =========     ==========    ==========    ==========
sensitivity gap
Gap ratio (2)                        12.10 %     (10.36%)       (11.70)%        32.38%        12.57%
                               ===========    =========      =========     ==========    ==========
Cumulative gap ration (2)            12.10 %       1.75%         (9.95)%        22.42%        34.99%
                               ===========    =========      =========     ==========    ==========

(1) All savings and transaction accounts are included in the less than three months category.

(2) Ratio of gap to total earning assets.

Interest rates paid on deposits and borrowed funds and interest rates earned on loans and investments have generally followed the fluctuations in market rates in 1997 and 1996. A rate sensitive asset or liability is one that can be repriced either up or down in interest rate within a certain time interval. When a proper balance between rate sensitive assets and rate sensitive liabilities exists, market interest rate fluctuations should not have a significant impact on earnings. The larger the imbalance, the greater the interest rate risk assumed by the Company and the greater the positive or negative impact of interest rate fluctuations on earnings. The Company seeks to manage its assets and liabilities in a manner that will limit interest rate risk and stabilize long-term earning powers. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


RATE SENSITIVITY - CONTINUED

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

RATE/VOLUME ANALYSIS

Net interest income can be analyzed in terms of the impact of changing rates and changing volume. A comparison of 1997 to 1996 is not meaningful because the Bank was only in operation for 2.5 months in 1996 and therefore the Company has omitted the table analyzing the changes in net interest income as it would not be meaningful. All interest income and interest expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively.

PROVISION FOR LOAN LOSSES

The Company maintains a reserve for loan losses which is funded by charges to current earnings. This reserve is intended to be an adequate allowance to absorb losses on loans outstanding and is based on management's continuing review and evaluation of the Company's loan portfolio. During 1997, the Company transferred $138,000 from earnings to the reserve for loan losses increasing the balance to $152,614 on December 31, 1997 after deducting current year net charge offs.

Reserve for loan losses was approximately 1.08% and 1.00% of total loans on December 31, 1997 and 1996, respectively. As the Company continues to mature, management will evaluate its reserve policy and adjust the policy based on historical loss experience, changes in economic conditions, growth in the portfolio and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio. However, management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

OTHER INCOME

Other income for the year ended December 31, 1997 was $100,616. The most significant portion of other income was from service charges and fees on loan and deposit accounts which totaled $89,734.

Other income was $5,976 in 1996. This was comprised primarily of loan and deposit fees.

OTHER EXPENSES

Non-interest expenses were $1,072,095 for the year ended December 31, 1997. This was comprised primarily of salaries of $586,135, furniture, fixtures and equipment of $80,523, occupancy of $95,653 and other operating expenses of $309,784.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


Non-interest expenses were $431,602 in 1996. This was comprised primarily of salaries of $238,606, furniture, fixtures and equipment of $11,991, occupancy of $29,846 and other operating expense of $151,159.

INCOME TAXES

The Company's net loss before income taxes of $257,146 resulted in an income tax benefit of $72,001 for the year ended December 31, 1997. In 1996, an income tax benefit of $84,460 was recorded due to the Company's net loss of $281,537.

CAPITAL RESOURCES

Total capital of the Company was reduced by the net loss in 1997 of $185,145. In 1996, capital was reduced by the net loss of $197,077.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because the Company has less than $150 million in assets, it is not currently subject to these rules. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common stockholders' equity, excluding the unrealized gain (loss) on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of general reserve for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS

                                                                    The Bank                      The Company
Tier 1 capital:
     Common shareholders' equity                                $     4,259,710                 $    5,709,181
Less:  intangibles                                                      (56,148)                       (69,043)
Less:  disallowed deferred tax assets                                  (102,479)                      (167,319)
                                                                ---------------                 --------------
Total Tier 1 capital                                                  4,101,083                      5,472,819
Tier 2 capital:
   Allowable allowance for loan losses                                  152,614                        152,614
                                                                ---------------                 --------------
     Tier 2 capital additions                                           152,614                        152,614
                                                                ---------------                 --------------
     Total capital                                              $     4,253,697                 $    5,625,433
                                                                ===============                 ==============

Risk adjusted assets                                            $    14,840,250                 $   14,848,975
                                                                ===============                 ==============

Total assets                                                    $    19,697,215                 $   19,920,308
                                                                ===============                 ==============

Risk-based capital ratios:
     Tier 1 capital                                                       27.64%                         36.86%
     Total capital                                                        28.67%                         37.88%
     Tier 1 leverage ratio                                                21.20%                         28.09%

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


At December 31, 1997 the Company has no outstanding significant commitments for capital expenditures. However, the Company plans to construct new corporate headquarters in Gaffney in 1998 which are expected to cost approximately $1,500,000.

LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold and deposit levels. Management has established policies and procedures governing the length of time to maturity on loans and investments. The Company maintained a high level of liquidity during 1996 which was attributable to the growth in deposits and capitalization of the Bank during the year. Liquidity leveled off to normal levels during 1997. In the opinion of management, the Company's short-term liquidity needs can be adequately supported by the Company's deposit base.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and the liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other. Also, increases in the price of goods and services will generally result in increased operating expenses.

INVESTMENT PORTFOLIO

The following tables summarize the carrying value of investment securities and weighted average yields of those securities at December 31, 1997 and 1996.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

HELD TO MATURITY

                                                                         1997                        1996
                                                                         ----                        ----
U.S. Treasury securities                                             $   1,151,331               $    344,190
U.S. Government agencies and corporations                                  350,000                          -
                                                                     -------------               ------------

                                                                     $   1,501,331               $    344,190
                                                                     =============               ============

INVESTMENT SECURITIES PORTFOLIO MATURITY SCHEDULE

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                                                                       1997
                                                                                       ----
                                                                        Amount                      Yield
                                                                        ------                      -----
U.S. Treasury and U.S. Government agencies due:
     Within one year                                                 $     599,241                   5.65%
     After one year but within five years                                  902,090                   6.08%
                                                                     -------------                   ----

                                                                     $   1,501,331                   5.90%
                                                                     =============                   ====

LOAN PORTFOLIO

CREDIT RISK MANAGEMENT

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Cherokee County and the surrounding areas comprising the Company's marketplace. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Bank's loans are collateralized by real estate. Even though a substantial portion of the Company's loans are collateralized by real estate, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company manages the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

The Bank's loan officers and loan administration staff are charged with monitoring the Company's loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in the Company's loan portfolio, several credit risk identification and monitoring processes are utilized. The Bank uses an outside consultant to perform loan reviews on a quarterly basis.

LENDING ACTIVITIES

The Company extends credit primarily to consumers and small businesses in Cherokee County and, to a limited extent, customers in surrounding areas.

The Company's service area is mixed in nature. The corporate office is located in Gaffney, South Carolina. The economy of Cherokee County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Gaffney, the economy includes manufacturing, agriculture, timber, and recreational activities. No particular category or segment of the economies previously described are expected to grow or contract disproportionately in 1998.

Management is of the opinion that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Total loans outstanding were $14,168,832 and $2,043,972 at December 31, 1997 and 1996, respectively. The loan demand remains strong in the Company's market area, supported in part, by customers moving from larger financial institutions after recent mergers.

The Company's ratio of loans to deposits was 104% and 35% on December 31, 1997 and 1996, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

LOAN PORTFOLIO COMPOSITION

The following table summarizes the composition of the loan portfolio at December 31, 1997 and 1996:

                                                                     1997                           1996
                                                                     ----                           ----
(Dollars in thousands)
Commercial, financial and agricultural                            $   3,227                       $     887
Real estate - construction                                              207                              --
Real estate - mortgage                                                6,725                             523
Consumer and other                                                    4,010                             634
                                                                  ---------                       ---------
                                                                  $  14,169                       $   2,044
                                                                  =========                       =========


MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The following table summarizes the loan maturity distribution, by type, at December 31, 1997 and related interest rate characteristics:


                                                      One year          One to           After
                                                       or less        five years      five years          Total
                                                   ------------     ------------     -----------          -----
Commercial, financial and agricultural             $   1,110,422    $  1,853,669    $    263,470     $   3,227,561
Real estate - construction                                 7,000         199,531              --           206,531
Real estate - mortgage                                 1,829,933       2,144,203       2,750,585         6,724,721
Consumer and other                                     1,040,512       2,200,156         769,351         4,010,019
                                                   -------------    ------------    ------------     -------------

                                                   $   3,987,867    $  6,397,559    $  3,783,406       $14,168,832
                                                   =============    ------------    ============        ==========

Predetermined rate, maturing greater than one                       $  5,447,322    $  2,339,579     $   7,786,901
                                                                    ============    ============     =============
     year

Variable rate or maturing within one year          $   6,381,931                                     $   6,381,931
                                                   =============                                     =============

RISK ELEMENTS

At December 31, 1997, there were no loans past due 90 days or more and still accruing interest and one loan of $2,993 in non-accrual status. There were no nonaccrual loans or loans 90 days or more past due at December 31, 1996.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


SUMMARY OF LOAN LOSS EXPERIENCE

                                                                     1997                           1996
                                                                     ----                           ----
Loans outstanding at the end of year                              $   14,168,832                $   2,043,972
                                                                  ==============                =============

Average amount of loans outstanding                               $    8,637,132                $   1,053,745
                                                                  ==============                =============

Balance, beginning of year                                        $       20,000                $          --
                                                                  --------------                -------------
Total loans charged off                                                    5,386                           --
Recoveries of loans previously charged off                                    --                           --
                                                                  --------------                -------------

     Net charge-offs                                                       5,386                           --
                                                                  --------------                -------------

Provision charged to operations                                          138,000                       20,000
                                                                  --------------                -------------

Balance, end of year                                              $      152,614                $      20,000
                                                                  ==============                =============
Ratios:
     Allowance for loan losses to average loans                             1.77%                        1.90%
     Allowance for loan losses to loans, end of year                        1.08%                         .98%

Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 1997.

The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio including commitments to extend credit. The allowance is maintained through the provision for loan losses which is a charge to operations. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

The Bank's provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about future economic conditions and other factors affecting borrowers. Management is not aware of any trends, material risks or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Bank's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

At December 31, 1997, management reviewed its loan portfolio and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements.

AVERAGE DAILY DEPOSITS

Average deposits were $10,618,491 during 1997, the first full year of the Bank's operations. Certificates of deposit over $100,000 totaled $2,141,145 at December 31, 1997. Of this total, scheduled maturities of three months or less were $722,660; over three months through six months were $575,667; over six through twelve months were $741,824; and over twelve months $100,994.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


The following table summarizes the Bank's deposits for the year ended December 31, 1997 and 1996.

                                                                1997                              1996
                                                                ----                              ----
                                                                      Percent of
                                                       Amount         Deposits           Amount         Percent of
                                                      ---------      -----------        ---------       ----------

                                                                                                         Deposits
Non-interest bearing demand                           $   2,478          18.28%          $  1,125         19.38%
Interest bearing transaction accounts                     2,532          18.67%             1,234         21.26%
Savings                                                   1,358          10.01%               534          9.49%
Certificates of Deposit                                   7,192          53.04%             2,894         49.87%
                                                      ---------         ------           --------        ------

                                                      $  13,560         100.00%          $  5,804        100.00%
                                                      =========         ======           ========        ======

Core deposits, which excludes certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $11,418,723 and $5,005,600 at December 31, 1997 and 1996, respectively.

SHORT-TERM BORROWINGS

At December 31, 1997 the Company had short term borrowings which consisted of securities sold under agreements to repurchase of $424,413. The Company entered into a repurchase agreement with a local electric cooperative which generally matures on a one day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $937,123 at December 31, 1997. The average interest rate paid on the repurchase agreement was 3.96% at December 31, 1997.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets), for the period indicated. Since its inception, the Company has not paid cash dividends. Average balances in these computations are based on those presented in the table on page 5.

                                                                        1997                        1996
                                                                        ----                        ----
Return on average assets                                               (1.09)%                     (2.10)%
Return on average equity                                               (3.30)%                     (3.31)%
Equity assets ratio                                                    33.09%                      63.44)%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1997, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards ("SFAS") 130, "Reporting Comprehensive Income." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is the change in equity of a business during a period from transactions and other events and circumstances from nonowner sources and excludes investments by owners and distributions to owners. Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income includes, among other things, the change in the unrealized gain or loss on securities available for sale.

This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation," effective for transactions entered into in fiscal years that begin after December 15, 1995. SFAS 123 recommends that companies account for stock compensation on a fair value based method which requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. As an alternative, companies may continue to record compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. However, if a company elects this method, it must include in the financial statements certain disclosures which reflect pro forma amounts as if the fair value method had been used. Accordingly, this disclosure was made in the consolidated financial statements.

FORWARD LOOKING AND TREND INFORMATION

The Company plans to build new corporate headquarters in Gaffney in 1998. While no commitments have been made at December 31, 1997 the cost of such building is expected to be approximately $1,500,000.

In the 1994 legislative session, South Carolina amended its bank holding act to allow nationwide interstate banking beginning in 1996. The Interstate Banking Act, passed by Congress in 1994, allows unrestricted interstate bank mergers, unrestricted interstate acquisition of banks by bank holding companies, and interstate de novo branching by banks if allowed by state law. In 1997, legislation was passed in North Carolina which provides that until June 1, 1999, an out-of-state bank, such as the Bank, could establish and maintain a de novo branch in North Carolina or acquire and maintain an existing branch from another bank only if the laws of the home state of the out-of-state bank contain reciprocal provisions permitting North Carolina banks to establish and maintain de novo branches or acquire branches from another bank in that state. South Carolina law does not contain such reciprocal provisions, and therefore the North Carolina legislation has the effect of prohibiting the Bank from establishing a de novo branch in North Carolina prior to June 1, 1999. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Bank cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Bank.

The Company has conducted a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and has developed an implementation plan to resolve this issue. The Year 2000 problem is a result of computer programs being written using two digits rather than four to define the applicable year. The Company uses a third party service bureau to process its significant banking applications including all loan, deposit, and general ledger activity. Any of the third party provider's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in major system failure or miscalculations. The Company presently believes that, based on written and oral statements from the third party provider, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if the third party provider does not make the necessary modifications and conversions on a timely basis, the Year 2000 problem may have a material impact on the operations of the Company. The Company cannot predict with any certainty the costs the Company will incur to respond to any Year 2000 issues. Further, the business of many of the Company's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Company's customers in solving Year 2000 issues could negatively affect such customer's ability to repay any loans which the Bank may have extended. Therefore, even if the Company and the bank do no incur significant direct costs in connection with responding to the year 2000 issue, there can be no assurance that the failure or delay of the Bank's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Company's business, financial condition and results of operations.

                         TOURVILLE, SIMPSON & HENDERSON
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 8567
                               1615 PICKENS STREET
                              COLUMBIA, S. C. 29202
                            TELEPHONE: (803) 252-3000
                               FAX: (803) 254-0211

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
FNB Bancshares, Inc.
Gaffney, South Carolina


We have audited the accompanying consolidated balance sheets of FNB Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and for the period September 27, 1995 to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and cash flows for the years ended December 31, 1997 and 1996 and for the period September 27, 1995 to December 31, 1995 in conformity with generally accepted accounting principles.



/s/ Tourville, Simpson & Henderson



February 11, 1998
Columbia, South Carolina

                              FNB BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996


                                                                           1997                      1996
                                                                           ----                      ----
ASSETS Cash and cash equivalents:
         Cash and due from banks                                      $   1,007,433             $      342,680
         Federal funds sold                                               1,430,000                  7,930,000
                                                                      -------------             --------------
                                                                          2,437,433                  8,272,680

Securities held to maturity (estimated market value of 1997 --            1,501,331                    344,190
$1,506,203;  1996 - $344,083)

Time deposits with other banks                                              600,000                         --

Loans receivable                                                         14,168,832                  2,043,972
         Less allowance for loan losses                                    (152,614)                   (20,000)
                                                                      -------------             --------------
         Loans, net                                                      14,016,218                  2,023,972

Premises and equipment, net                                                 760,843                    734,443
Accrued interest receivable                                                 122,499                     11,180
Other assets                                                                481,984                    346,436
                                                                      -------------             --------------

         Total assets                                                 $  19,920,308             $   11,732,901
                                                                      =============             ==============

LIABILITIES
Deposits:
         Non-interest bearing transaction accounts                    $   2,478,018             $    1,125,050
         Interest bearing transaction accounts                            2,532,105                  1,234,402
         Savings                                                          1,358,378                    550,717
         Time deposits $100,000 and over                                  2,141,145                    798,765
         Other time deposits                                              5,050,222                  2,095,431
                                                                      -------------             --------------
                                                                         13,559,868                  5,804,365

Securities sold under agreements to repurchase                              424,413                         --
Accrued interest payable                                                     72,832                     20,213
Other liabilities                                                           154,014                     13,997
                                                                      -------------             --------------
         Total liabilities                                               14,211,127                  5,838,575
                                                                      -------------             --------------

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value: 10,000,000 shares authorized                    --                         --
    and unissued
Common stock, $.01 par value; 10,000,000 shares authorized;                   6,163                      6,163
    606,338 shares issued and outstanding in 1997 and 1996
Capital surplus                                                           6,112,318                  6,112,318
Retained earnings (deficit)                                                (409,300)                  (224,155)
                                                                      -------------             --------------
         Total stockholders' equity                                       5,709,181                  5,894,326
                                                                      -------------             --------------
                                                                      $  19,920,308             $   11,732,901
                                                                      =============             ==============
         Total liabilities and stockholders' equity

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
             FOR THE PERIOD SEPTEMBER 27, 1995 TO DECEMBER 31, 1995


                                       1997           1996          1995
                                    -----------    ----------     --------
INTEREST INCOME
Loans, including fees               $   886,790    $   27,526     $     --
Investment securities, taxable           70,974         2,033           --
Federal funds sold                      273,854       176,393           --
Time deposits with other banks           16,239            --           --
                                    -----------    ----------     --------
                                      1,247,857       205,952           --
                                    -----------    ----------     --------

INTEREST EXPENSE
Time deposits $100,000 and over          90,839         5,645           --
Other deposits                          281,029        21,357           --
Securities sold under agreements to      23,656            --           --
  repurchase
Short term borrowings                        --        14,861           --
                                    -----------    ----------     --------
                                        395,524        41,863           --
                                    -----------    ----------     --------

NET INTEREST INCOME                     852,333       164,089           --

Provision for loan losses               138,000        20,000           --
                                    -----------    ----------     --------

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES                         714,333       144,089           --
                                    -----------    ----------     --------

OTHER INCOME
Service charges on deposit accounts      10,882           583           --
Other service charges, commissions
  and fees                               89,734         5,393           --
                                    -----------    ----------     --------
                                        100,616         5,976           --
                                    -----------    ----------     --------

OTHER EXPENSE
Salaries and employee benefits          586,135       238,606       19,715
Occupancy expense                        95,653        29,846
Furniture and equipment                  80,523        11,991
Other operating expense                 309,784       151,159        7,363
                                    -----------    ----------     --------
                                      1,072,095       431,602       27,078
                                    -----------    ----------     --------

INCOME (LOSS) BEFORE INCOME TAXES      (257,146)     (281,537)     (27,078)

Income tax expense (benefit)            (72,001)      (84,460)          --
                                    -----------    ----------     --------

NET INCOME (LOSS)                   $  (185,145)   $ (197,077)    $(27,078)
                                    ===========    ==========     ========

BASIC EARNINGS (LOSS) PER SHARE     $      (.30)   $     (.32)    $     --

DILUTED EARNINGS (LOSS) PER SHARE   $      (.30)   $     (.32)    $     --


The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
             FOR THE PERIOD SEPTEMBER 27, 1995 TO DECEMBER 31, 1995




                                                                 Common Stock
                                 ------------------------------------------------------------------------------
                                                                                  Retained
                                                                Capital           Earnings
                                  Shares        Amount          Surplus          (Deficit)           Total
                                  ------       -------          -------          ---------           ------
Common stock issued                    10       $     1       $         99       $                $        100
Net income (loss)                                                                   (27,078)           (27,078)
                                 --------       -------       ------------       ----------       ------------
BALANCE, DECEMBER 31, 1995             10       $     1       $         99       $  (27,078)      $    (26,978)
Common stock issued               616,328         6,162          6,157,118                           6,163,280
Cost of common stock issuance                                      (44,899)                            (44,899)
Net income (loss)                                                                  (197,077)          (197,077)
                                 --------       -------       ------------       ----------       ------------
BALANCE DECEMBER 31, 1996         616,338         6,163          6,112,318         (224,155)         5,894,326
Net income (loss)                                                                  (185,145)          (185,145)
                                 ========       =======       ============       ==========       ============
BALANCE, DECEMBER 31,1997         616,338       $ 6,163       $  6,112,318       $ (409,300)      $  5,709,181
                                 ========       =======       ============       ==========       ============

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
             FOR THE PERIOD SEPTEMBER 27, 1995 TO DECEMBER 31, 1995


                                                                1997               1996             1995
                                                           ---------------    --------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                          $     (185,145)    $    (197,077)      $  (27,078)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities
Provision for loan losses                                         138,000            20,000               --
Depreciation                                                       85,551            12,703               --
Accretion and premium amortization                                 (4,737)           (2,033)              --
Deferred income taxes                                             (76,041)          (89,247)              --
Increase in interest receivable                                  (111,319)          (11,180)              --
Increase in interest payable                                       52,619            20,213               --
Increase in other assets                                          (59,507)         (204,981)         (52,208)
Increase in other liabilities                                     140,017            11,886            2,110
                                                           --------------     -------------       ----------
Net cash used by operating activities                             (20,562)         (439,716)         (77,176)
                                                           --------------     -------------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of securities held to maturity                       (2,102,404)         (342,156)              --
Maturities of securities held to maturity                         950,000                --               --
Purchases of time deposits with other banks                      (600,000)               --               --
Net increase in loans made to customers                       (12,130,246)       (2,043,972)              --
Purchases of premises and equipment                              (111,951)         (743,120)          (4,026)
                                                           --------------     -------------       ----------
Net cash used by investing activities                         (13,994,601)       (3,129,248)          (4,026)
                                                           --------------     -------------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in demand deposits, interest                       3,458,332         2,910,169               --
   bearing transaction accounts and savings accounts
Net increase in time deposits                                   4,297,171         2,894,196               --
Increase in securities sold under agreements to repurchase        424,413                --
Net increase (decrease) in short-term borrowings                       --          (100,000)         100,000
Costs of stock issuance                                                --           (44,899)              --
Sale of common stock                                                   --         6,163,280              100
                                                           --------------     -------------       ----------
      Net cash provided by financing activities                 8,179,916        11,822,746          100,000
                                                           --------------     -------------       ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           (5,835,247)        8,253,782           18,898

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                  8,272,680            18,898               --
                                                           --------------     -------------       ----------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $    2,437,433     $   8,272,680       $   18,898
                                                           ==============     =============       ==========


The accompanying notes are an integral part of the consolidated financial statements.

                            FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND CONSOLIDATION - FNB Bancshares, Inc., a bank holding company (the Company), and its subsidiary, First National Bank of the Carolinas (the
Bank), provide banking services to domestic markets principally in Cherokee County, South Carolina. The Bank commenced operations on October 18, 1996. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

PRE-OPERATING EXPENSES AND ORGANIZATIONAL COSTS - A summary of the assets acquired and use of funds up through the date the Bank commenced operations are as follows:

Common stock subscription proceeds,                                $   6,118,481
   net of $44,899 expenses of offering
Pre-opening interest income                                              101,952
Pre-opening expenses                                                    (247,760)
Deferred organization costs                                              (92,603)
Purchase of premises and equipment                                      (361,876)
Acquisition of Bank                                                   (4,775,845)
                                                                   =============
      Remaining cash and cash equivalents                          $     742,349
                                                                   =============

The pre-operating income and expenses through the date the Bank commenced operations are reflected in the accompanying statement of income for the year ended December 31, 1996 and for the period September 27, 1995 to December 31, 1995. Deferred organization costs for attorney fees, consultants and filing fees were capitalized and are being amortized over a five year period. Such amount less accumulated amortization is included in other assets.

MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SECURITIES HELD TO MATURITY - Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method. The Company has the ability and management has the intent to hold investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

LOANS - Loans are stated at their unpaid principle balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Bank's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 20 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

FEDERAL RESERVE BANK STOCK - Other assets includes the cost of the Company's investment in the stock of the Federal Reserve Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank.

INCOME AND EXPENSE RECOGNITION - The accrual method of accounting is used for all significant categories of income and expense. Other miscellaneous fees are reported when received.

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses, depreciable premises and equipment and the net operating loss.

PER-SHARE AMOUNTS - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the affects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan are reflected in diluted earnings per share by the application of the treasury stock method. See Note P.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one day periods.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

During 1997 and 1996, interest paid on deposits and short-term borrowings totaled $342,905 and $21,650, respectively. Cash paid for income taxes was $4,700 in 1997.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrower's ability to honor the terms of their loans is dependent on business and economic conditions in Cherokee County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations. The Bank places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions. Management believes credit risk associated with these financial instruments is not significant.

RECLASSIFICATIONS - Certain captions and amounts in the financial statements of 1996 and 1995 were reclassified to conform with the 1997 presentation.

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 128, "Earnings Per Share", effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share (EPS) and makes them comparable to international EPS standards. It also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. A discussion on the reconciliation of basic and diluted EPS is included in Note P.

As required by SFAS 128, all prior-period EPS data presented has been restated to conform with the provisions of the statement.

In October 1995, the FASB issued SFAS 123, "Accounting for Stock-based Compensation," effective for transactions entered into in fiscal years that begin after December 15, 1995. SFAS 123 recommends that companies account for stock compensation on a fair value based method which requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. As an alternative, companies may continue to record compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock (APB Opinion No. 25). However, if a company elects this method, it must include in the financial statements certain disclosures which reflect pro forma amounts as if the fair value method had been used. As permitted by SFAS 123, the Company has elected to account for stock options under APB Opinion No. 25 with pro forma amounts disclosed in the financial statements. The pro forma disclosures for the Company include the effects of all awards granted (See Note M).

NOTE C - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.

                            FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities held to maturity at December 31, 1997 and 1996 were:

AS OF DECEMBER 31, 1997:                                Amortized         Gross             Gross         Estimated
                                                           Cost         Unrealized        Unrealized        Fair
                                                                          Gains             Losses          Value
                                                       ------------     ----------        -----------    -----------
U.S. Treasuries                                        $  1,151,331      $ 3,133            $ 230        $ 1,154,234
U.S. Government agencies and corporations                   350,000        1,969               --            351,969
                                                       ------------      -------            -----        -----------
                                                       $  1,501,331      $ 5,102            $ 230        $ 1,506,203
                                                       ============      =======            =====        ===========
AS OF DECEMBER 31, 1996:
U.S. Treasuries                                        $    344,190      $                  $ 107        $   344,083
                                                       ============      =======            =====        ===========


The following is a summary of maturities of securities held to maturity as of December 31, 1997. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                   Amortized         Estimated
                                                     Cost               Fair
                                                                       Value
                                                  -----------       ------------
Due within one year                               $   599,241       $    599,124
Due within one to five years                          902,090            907,079
                                                  -----------       ------------
                                                  $ 1,501,331       $  1,506,203
                                                  ===========       ============

At December 31, 1997, investment securities with a book value of $752,422 and a market value of $755,422 were pledged as collateral to secure public deposits and for other purposes as required and permitted by law. There were no investment securities pledged at December 31, 1996.

NOTE E - LOANS

Major classifications of loans receivable as of December 31, 1997 and 1996 are summarized as follows:

                                                       1997                1996
                                                   -------------       ------------
Commercial and industrial                          $   3,227,562       $    886,758
Real  estate - construction                              206,531                 --
Real  estate - other                                   6,724,721            523,005
Installment and consumer credit lines                  4,010,018            634,209
                                                   -------------       ------------
      Total gross loans                            $  14,168,832       $  2,043,972
                                                   =============       ============

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1997, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - LOANS - CONTINUED

The accrual of interest is discontinued on impaired loans when management anticipates that a borrower may be unable to meet the obligations of the note. Accrued interest through the date interest is discontinued is reversed. Subsequent interest earned is recognized only to the point that cash payments are received. All payments are applied to principal if the ultimate amount of principal is not expected to be collected.

Transactions in the allowance for loan losses for the years ended December 31, 1997 and 1996 are summarized below:

                                                                 1997              1996
                                                              ----------         --------
Balance, beginning of period                                  $   20,000         $     --
Provision charged to operations                                  138,000           20,000
Recoveries on loans previously charged off                            --               --
Loans charged off                                                  5,386               --
                                                              ==========         ========
Balance, end of year                                          $  152,614         $ 20,000
                                                              ==========         ========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 1997 and 1996:

                                                         1997              1996
                                                     ------------       -----------
Commitments to extend credit                         $  2,552,114       $ 1,619,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1997 and 1996:

                                                        1997             1996
                                                     ----------       ----------
Land                                                 $  245,492       $  245,492
Building and land improvements                          297,927          192,709
Furniture and equipment                                 315,678          308,945
                                                     ----------       ----------
                                                        859,097          747,146
Less, accumulated depreciation                          (98,254)         (12,703)
                                                     ----------       ----------
Premises and equipment, net                          $  760,843       $  734,443
                                                     ==========       ==========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G - DEPOSITS

At December 31, 1997, the scheduled maturities of time deposits are as follows:

1998                                            $ 4,479,390
1999 and thereafter                               2,711,977
                                                -----------
                                                $ 7,191,367
                                                ===========

NOTE H - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1997, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the year ended December 31, 1997 is summarized as follows:


Average balance during the year                           $  597,327

Average interest rate during the year                           3.96%

Maximum month-end balance during the year                 $  937,123

As of December 31, 1997, the amortized cost and market value of the securities underlying the agreements were $652,457 and $655,297, respectively.

NOTE I - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 1997 the Company had related party loans totaling $44,719. There were no related party loans as of December 31, 1996.

NOTE J - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to FNB Bancshares, Inc. in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. As of December 31, 1997 and 1996, the Bank had not posted a profit.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1997 and 1996 are summarized as follows:

                                                       1997            1996
                                                     ---------       ---------
Currently payable
   Federal                                           $   3,823       $      --
   State                                                   217           4,787
                                                     ---------       ---------
Currently payable income tax expense                     4,040           4,787
                                                     ---------       ---------

Deferred income taxes
   Federal                                             (64,599)        (71,362)
   State                                               (11,442)        (17,885)
                                                     ---------       ---------
Deferred income tax expense (benefit)                  (76,041)        (89,247)
                                                     ---------       ---------

Total income tax expense (benefit)                   $ (72,001)      $ (84,460)
                                                     =========       =========

The Company's deferred tax accounts as of December 31, 1997 and 1996 are as follows:

                                                        1997            1996
                                                     ----------       --------
Deferred tax assets                                  $  177,651       $ 93,091
Deferred tax liabilities                             $   12,363       $  3,844
Valuation allowance                                  $        0       $      0

Deferred income taxes result from timing differences in the recognition of certain items of income and expense for tax and financial reporting purposes. The principal sources of these differences and the related deferred tax effects are as follows:

                                                       1997            1996
                                                     ---------       ---------
Accelerated depreciation                             $   8,519       $   3,844
Provision for loan losses                              (33,201)         (2,384)
Amortization of organizational costs                    14,147         (58,064)
Net operating loss carry-forward                       (64,476)        (32,643)
Other                                                   (1,030)             --
                                                     ---------       ---------
Total deferred tax expense (benefit)                 $ (76,041)      $ (89,247)
                                                     =========       =========

The Company has a net operating loss carry-forward for income tax purposes of $297,895 and $83,115 as of December 31, 1997 and 1996, respectively, which expires in various years through 2011 and 2012, respectively.

A reconciliation between the income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:

                                                                1997            1996
                                                              ---------       ---------
Tax expense at statutory rate                                 $ (87,430)      $ (95,723)
Surtax exemption                                                 28,598          24,162
State income tax, net of federal income tax benefit             (11,299)        (14,726)
Other, net                                                       (1,870)          1,827
                                                              ---------       ---------
                                                              $ (72,001)        (84,460)
                                                              =========       =========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 1997 will be realized and, accordingly, has not established a valuation allowance.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE L - OTHER EXPENSES

Other expenses for the years ended December 31, 1997 and 1996 and for the period September 27, 1995 to December 31, 1995 are summarized as follows:

                                                        1997             1996            1995
                                                     ----------       ----------      --------
Amortization of organizational costs                 $   18,276       $    3,046       $    --
Data processing and correspondent bank                   31,741            3,159            --
Stationery, printing and postage                         46,578           36,416            --
Advertising and promotion                                15,519           23,990            --
Legal and accounting                                     46,504            2,726            --
Telephone                                                23,485           10,148            --
Courier                                                  17,913              352            --
Other                                                   109,768           71,322         7,363
                                                     ----------       ----------       -------
                                                     $  309,784       $  151,159       $ 7,363
                                                     ==========       ==========       =======

NOTE M - STOCK-BASED COMPENSATION

On April 22, 1997, the stockholders approved an Incentive Stock Option Plan (Stock Plan) which provides for the granting of options to purchase up to 92,451 shares of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire unexercised or are canceled become available for issuance.

As discussed in Note B, the Company will apply APB Opinion No. 25 and related interpretations in accounting for the stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income
(loss) and earnings (losses) per share for the years ended December 31, 1997 and 1996 would have been reduced to the pro forma amounts indicated below:

                                                        1997              1996
                                                     ------------      -----------
Net income (loss):
   As reported                                       $ (185,145)       $ (197,077)
   Pro forma                                           (228,021)         (206,458)

Net income (loss) per share:
   As reported                                       $     (.30)       $     (.32)
   Pro forma                                               (.37)             (.33)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rate of 6.41 percent; and an expected life of 10 years.

As of December 31, 1996, options were granted to purchase up to 50,817 shares of the Company's common stock for $10 per share. The options were subject to the approval of the Stock Plan by the stockholders on April 22, 1997. As of December 31, 1997 and 1996, none of the options had been exercised and at December 31, 1996 no options were exercisable. At December 31, 1997, options totaling 9,113 were excercisable. As of December 31, 1997, 5,000 options had been canceled and at December 31, 1996, none had been canceled. The weighted-average remaining contractual life was 10.8 years and 9.8 years at December 31, 1997 and 1996, respectively. The fair value of options, calculated using the Black-Scholes option pricing model, granted during 1996 was $4.68 per share.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - The fair values of marketable securities held to maturity are based on quoted market prices or dealer quotes.

Time deposits with other banks - The carrying amount is a reasonable estimate of fair value.

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Securities Sold Under Agreements to Repurchase - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance Sheet Financial Instruments - The carrying amount for loan commitments and letters of credit, which are off-balance sheet financial instruments, approximates the fair value since the obligations are typically issued on a short-term or floating rate basis.

                            FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE N - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The carrying values and estimated fair values of the Company's financial instruments for the years ending December 31, 1997 and 1996 are as follows:

                                                      December 31, 1997                  December 31, 1996
                                              ----------------------------------   -------------------------------
                                                  Carrying        Estimated            Carrying      Estimated
                                                   Amount        Fair Value             Amount       Fair Value
                                                --------------  --------------       -------------  -------------
FINANCIAL ASSETS:
   Cash and due from banks                      $   1,007,433   $   1,007,433        $    342,680   $    342,680
   Federal funds sold                               1,430,000       1,430,000           7,930,000      7,930,000
   Securities held-to-maturity                      1,501,331       1,506,203             344,190        344,083
   Time deposits with other banks                     600,000         600,000                  --             --
   Loans                                           14,168,832      14,190,779           2,043,972      2,046,417
   Allowance for loan losses                         (152,614)       (152,614)            (20,000)       (20,000)
   Accrued interest receivable                        122,499         122,499              11,180         11,180

FINANCIAL LIABILITIES:
   Demand deposit, interest-bearing             $   6,368,501   $   6,368,501        $  2,910,169   $  2,910,169
      transaction, and savings accounts
   Time deposits                                    7,191,367       7,209,244           2,894,196      2,897,018
   Securities sold under agreements                   424,413         424,413                  --             --
      to repurchase
   Accrued interest payable                            72,832          72,832              20,213         20,213

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
   Commitments to extend credit                 $   2,552,114   $   2,552,114        $  1,619,000   $  1,619,000

NOTE O - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1997, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

The Company plans to construct a corporate office in Gaffney in 1998. While no commitments have been made at December 31, 1997, the Company estimates the cost of construction to be approximately $1,500,000.

NOTE P - EARNINGS PER SHARE

As discussed in Note B, the FASB issued SFAS 128, "Earnings Per Share", in February 1997. SFAS 128 replaces the presentation of primary earnings per share
(EPS) with a presentation of basic EPS. It requires the presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure. Basic EPS excludes dilution and is computed by dividing income (loss) available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share have not been presented since both calculations result in the same per share calculation. Options to purchase 45,817 and 50,817 shares of common stock at $10 per share were outstanding at December 31, 1997 and 1996, respectively, but were not included in the computations of diluted EPS because they would have resulted in an antidilutive per share amount since the Company had a net loss for both years.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier I and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier I capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain a capital at a minimum level based on total assets, which is known as the leverage ratio. Banks are to maintain capital at the minimum requirement of 3%.

As of December 31, 1997, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 1997 and 1996.

                                                    To Be Well
                                                Capitalized Under          For Capital         Prompt Corrective
                                                     Actual             Adequacy Purposes      Action Provisions
                                                     ------             -----------------      -----------------
                                               Amount       Ratio       Amount      Ratio      Amount       Ratio
                                               ------       -----       ------      -----      ------       -----
DECEMBER 31, 1997
   Total capital (to risk weighted assets)     $ 4,254        28.67%    $ 1,187       8.00%    $ 1,484      10.00%
   Tier 1 capital (to risk weighted assets)      4,101        27.64         594       4.00         890       6.00
   Tier 1 capital (to average assets)            4,101        21.20         776       4.00         970       5.00
DECEMBER 31, 1996
   Total capital (to risk weighted assets)       4,565       107.44         340       8.00         425      10.00
   Tier 1 capital (to risk weighted assets)      4,545       106.97         170       4.00         255       6.00
   Tier 1 capital (to average assets)            4,545        40.83         347       4.00         434       5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)


                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                            1997               1996
                                                         -----------       ------------
Assets
   Cash and cash equivalents                             $ 1,374,170       $  1,386,973
   Investment in banking subsidiary                        4,259,710          4,447,986
   Other assets                                               75,301             59,467
                                                         -----------       ------------
      Total assets                                       $ 5,709,181       $  5,894,426
                                                         ===========       ============
Other liabilities                                        $        --       $        100
Stockholders' equity                                       5,709,181          5,894,326
                                                         -----------       ------------
      Total liabilities and stockholders'
      equity                                             $ 5,709,181       $  5,894,426
                                                         ===========       ============


                              STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
             FOR THE PERIOD SEPTEMBER 27, 1995 TO DECEMBER 31, 1995


                                                                       1997              1996              1995
                                                                    -----------       -----------       -----------
Income
   Interest income                                                  $    15,611       $   108,530       $        --

Expenses                                                                (11,263)          (14,862)          (27,087)
                                                                    -----------       -----------       -----------

Income before income taxes and equity in undistributed
   earnings (losses) of banking subsidiary                                4,348            93,668           (27,078)

Income tax expense (benefit)                                              1,217           (37,114)               --

Equity in undistributed earnings (losses) of banking
   subsidiary                                                          (188,276)         (327,859)               --
                                                                    -----------       -----------       -----------

Net income (loss)                                                   $  (185,145)      $  (197,077)      $   (27,078)
                                                                    ===========       ===========       ===========

                                       32

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE R - FNB BANCSHARES, INC. (PARENT COMPANY ONLY) - CONTINUED

                            STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996 AND
             FOR THE PERIOD SEPTEMBER 27, 1995 TO DECEMBER 31, 1995

                                                                    1997               1996              1995
                                                                    ----               ----              ----
Operating activities:
    Net income (loss)                                            $  (185,145)       $  (197,077)      $   (27,078)
Adjustments to reconcile net income (loss) to net cash
    provided by operating activities
Increase in other assets                                             (15,834)            (3,233)          (56,234)
    Increase (decrease) in other liabilities                            (100)          (102,010)          102,110
Equity in undistributed (earnings) losses of banking
    subsidiary                                                       188,276            327,859                --
                                                                 -----------        -----------       -----------
      Net cash provided (used) by operating activities               (12,803)            25,539            18,798
                                                                 -----------        -----------       -----------

Financing activities
    Sale of common stock                                                  --          6,163,280               100
    Purchase of bank stock                                                --         (4,775,845)               --
    Cost of stock issuance                                                --            (44,899)               --
                                                                 -----------        -----------       -----------
      Net cash provided by financing activities                           --          1,342,536               100
                                                                 -----------        -----------       -----------

Net increase in cash                                                 (12,803)         1,368,075            18,898

Cash, beginning                                                    1,386,973             18,898                --
                                                                 -----------        -----------       -----------

Cash, ending                                                     $ 1,374,170        $ 1,386,973       $    18,898
                                                                 ===========        ===========       ===========

NOTE S - RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1997, the FASB released SFAS 130, "Reporting Comprehensive Income." SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is the change in equity of a business during a period from transactions and other events and circumstances from nonowner sources and excludes investments by owners and distributions to owners. Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income includes, among other things, the change in the unrealized gain or loss on securities available for sale.

This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required.

                              FNB BANCSHARES, INC.





                               BOARD OF DIRECTORS

   Dr. Richard D. Gardner                               V. Stephen Moss

      Barry L. Hamrick                               Harold D. Pennington, Jr.

     Haskell D. Mallory                              Harold D. Pennington, Sr.

        Bill H. Mason                                  Heyward W. Porter





                                 SENIOR OFFICERS

                           V. Stephen Moss, President

                      Thomas W. Hale, Chief Credit Officer

                     John W. Hobbs, Chief Financial Officer





                                    OFFICERS

               Danny Ham, Vice President, Consumer Banking Manager



                                       ss.



                                    SERVICES

         All Day Banking                     Commercial Loans                     Personal Checking
American Express Travelers Checks            Direct Deposits                   Personal Lines of Credit
           ATM Service                  Discount Brokerage Service                  Personal Loans
          Bank By Mail                       Drive-In Service                      Regular Savings
     Bond Coupon Redemption           Individual Retirement Accounts              Safe Deposit Boxes
        Business Checking                   Interest Checking                      Senior Checking
         Cashiers Checks                    Letters of Credit               Treasury, Tax & Loan Deposits
     Certificate of Deposit               Money Market Accounts                   U.S. Savings Bonds
         Christmas Clubs                     Night Depository                    Visa and Master Card
        Collection Items                   Overdraft Protection                     Wire Transfers

                              FNB BANCSHARES, INC.


                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 28, 1998 at Holiday Inn Express, 100 Ellis Ferry Avenue, Gaffney, South Carolina.

CORPORATE OFFICE:                             GENERAL COUNSEL:

303 N. Granard Street                         Nelson Mullins Riley & Scarborough
Gaffney, South Carolina 29341                 First Union Plaza, Suite 1400
Phone (864) 488-2265                          999 Peachtree Street, NE
Fax (864) 488-0041                            Atlanta, Georgia, 30309


STOCK TRANSFER DEPARTMENT:                    INDEPENDENT AUDITORS:

First Citizens Bank                           Tourville, Simpson & Henderson
P.O. Box 29                                   P.O. Box 8567
Columbia, South Carolina 29202                Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of FNB Bancshares, Inc. is not listed on any exchange, nor is there a recognized or established market. There were approximately 572 shareholders of record on December 31, 1997.

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from First National Bank of the Carolinas. However, certain restrictions exist regarding the ability of the Bank to transfer funds to FNB Bancshares in the form of cash dividends. All of the bank's dividends to the Company are subject to the prior approval of the Office of the Comptroller of the Currency and are payable only from the undivided profits of the Bank.

FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-K) by contacting John Hobbs, Chief Financial Officer, FNB Bancshares, Inc., P.O. Box 1539, Gaffney, South Carolina 29342.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporations Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.