Form 10KSB40, Exhibit 13
period 1998-12-31
FNB BANCSHARES INC /SC/
filed 1999-03-25
CIK 1009162

                                                                     EXHIBIT 13

                              FNB BANCSHARES, INC.
                               1998 ANNUAL REPORT





                                Table of Contents

                                                                        Page
                                                                       -----
Shareholders' Letter                                                       2
Summary of Selected Financial Data                                         3
Management's Discussion and Analysis                                    4-17
Report of Independent Auditors                                            18
Consolidated Balance Sheets                                               19
Consolidated Statements of Income                                         20
Consolidated Changes in Shareholder's Equity                              21
Consolidated Statements of Cash Flows                                     22
Notes to Consolidated Financial Statements                             23-36
Directors, Officers and Services                                          37
Corporate Data                                                            38

                              FNB BANCSHARES, INC.


To our Shareholders:

1998 was a continued year of growth for First National Bank of the Carolinas as we established ourselves as a viable banking institution in the Cherokee County community. Our local decision making and commitment to personal service continue to be the key to our success.

We are pleased to announce that 1998 was a profitable year for First National. This was accomplished in only our second full year of operations. Net income for the year was $127,000, even after we increased our provision for loan losses by $150,000. This compared with a net loss of $185,000 in 1997.

Deposit growth for 1998 remained steady and we were able to continue attracting low cost deposits, thus keeping our cost of funds low. With these stable funding sources we are not forced to pay above market rates for deposits, enabling us to make affordable loans which help our local economy.

Loan demand remained strong in 1998 and we were able to continue growing our portfolio with quality loans. Charge offs were very low, reflecting our continued commitment to making quality loans. At the same time we increased our allowance for loan losses by $150,000 to prevent against any unforeseen losses. Our loan loss reserve now stands at $303,000, although we have no identifiable losses in our portfolio. While we continue to aggressively seek good quality loan customers, we stand firm in our commitment to asset quality. A third party consultant continues to review our loan portfolio on a quarterly basis.

During 1998 we made a concerted effort to increase fee income. While interest income on loans continued to be our most important revenue source, we were able to generate good fee income by aggressively seeking sources of additional revenues. Fee income increased by 93% to $194,000. We will continue to explore additional avenues to increase this relatively steady source of income.

A major accomplishment in 1998 was the construction of our new main office facility in Gaffney which we occupied on January 20, 1999. The 10,500 square foot two story brick building, was completed on time and under budget. If you have not had the opportunity to visit the new building, please stop by and visit with us. I feel that you will be proud of what we have accomplished.

Each of you are aware of the concerns being raised regarding the year 2000, or Y2K problem. This is explained in detail later in the report to shareholders, but you can rest assured that we are continuing to test our systems and plan for any predictable contingencies. We are confident that we will be ready when the date change rolls around.

We, the directors and employees, at First National Bank of the Carolinas, remain optimistic about our continued growth and success. We will continue seeking ways to improve our efficiency and customer service, thus adding value for our shareholders. We feel that the necessary resources and people are in place which will continue to enhance our opportunities for long term growth and profitability.

We hope that you will be able to join us for the Annual Shareholders meeting on Tuesday April 27, 1999 at 5:30 p.m. in the lobby of our new main office at 217 North Granard Street in Gaffney, South Carolina. We are grateful for your continued support in our success. The directors and employees of First National Bank of the Carolinas are committed to building a strong community bank and improving shareholder value.


Bill H. Mason
Chairman of the Board


V. Stephen Moss
President

                              FNB BANCSHARES, INC.

                             SELECTED FINANCIAL DATA


The following table sets forth certain selected financial data concerning FNB Bancshares, Inc. (the "Company"). The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Henderson, L.L.P., independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

Years ended December 31, 1998, 1997 and 1996 and the
period September 27, 1995 to December 31, 1995        1998           1997            1996        1995
                                                    --------      ---------       ---------      -----
(Dollars in thousands, except per share)
BALANCE SHEET:
  Securities held to maturity                       $  1,800      $   1,501       $    344       $ --
  Allowance for loan losses                              303            153             20         --
  Net loans                                           19,952         14,016          2,024         --
  Premises and equipment - net                         1,804            761            734          4
  Total assets                                        28,035         19,920         11,733         75
  Non-interest bearing deposits                        3,070          2,478          1,125         --
  Interest bearing deposits                           18,026         11,082          4,679         --
  Total deposits                                      21,096         13,560          5,804         --
  Total liabilities                                   22,199         14,211          5,839        102
  Total shareholders' equity                           5,837          5,709          5,894        (27)

RESULTS OF OPERATIONS:
  Interest income                                   $  2,059      $   1,248       $    206       $ --
  Interest expense                                       755            396             42         --
                                                    --------      ---------       --------       ----
  Net interest income                                  1,304            852            164         --
  Provision for loan losses                              160            138             20         --
                                                    --------      ---------       --------       ----
  Net interest income after provision                  1,144            714            144         --
  Other income                                           193            101              6         --
  Other expenses                                       1,207          1,072            431         27
  Income tax expense (benefit)                             3            (72)           (84)        --
                                                    --------      ---------       --------       ----

  Net income (loss)                                 $    127      $    (185)      $   (197)      $(27)
                                                    ========      =========       ========       ====


PER SHARE DATA:
  Weighted average common shares outstanding         616,338        616,338        616,338         --
  Basic earnings (loss) per share                   $    .21      $    (.30)      $   (.32)      $ --
  Diluted earnings (loss) per share                 $    .21      $    (.30)      $   (.32)      $ --


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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of FNB Bancshares, Inc. and its subsidiary, First National Bank of The Carolinas. The Bank commenced operations in the fourth quarter of 1996. Comparisons of the Company's results for all of the periods presented, particularly with respect to the banking operations, should be made with an understanding of the Company's short operating history. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

1998 TO 1997:

Net income for the year ended December 31, 1998 was $127,392, or $.21 per share, compared to a net loss of $185,145, or negative $.30 per share, for the year ended December 31, 1997. The Company was in its first full year of operations in 1997 and the costs associated with opening a new bank affected 1997's performance. An increase in net interest income of $451,475 over the 1997 amount of $852,333 was the primary reason for the increase in net income from 1997 to 1998. Comparisons of the Company's results for all of the periods presented, particularly with respect to the banking operations, should be made with an understanding of the Company's short operating history. Other income increased $93,268, or 92.7%, to $193,884 for the year ended December 31, 1998 as compared to a year earlier. Other expenses increased from $1,072,095 for 1997 to $1,207,204 for 1998. Expenses associated with building the new corporate headquarters contributed to this increase. The Company completed construction of these headquarters, which also includes the Bank's Gaffney office, in late 1998, and the Company and the Bank moved into these new facilities in January 1999.

1997 COMPARED TO 1996:

The comparison of information between 1997 and 1996 is not meaningful since the Bank was open for business only 2.5 months in 1996.

NET INTEREST INCOME

To a large degree, earnings are dependent on net interest income. Net interest income represents the difference between interest earned on assets and the interest paid on liabilities. Interest rate spread and net interest margin are two significant elements in analyzing the Company's net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is net interest income divided by earning assets.

Net interest income increased from $852,333 in 1997 to $1,303,808 in 1998, resulting in an increase of 53.0%. Income from loans increased by 92.5% to $1,707,484 for 1998, as compared to $886,790 for 1997. This increase was attributable to the growth in the loan portfolio from $14,168,832 in 1997 to $20,254,948 in 1998. There was also an increase in investment income of $37,943, an increase of 53.5% over the 1997 amount of $70,974. The net interest spread and net interest margin were 4.32% and 5.55% in 1998 as compared to 3.85% and 5.63% in 1997.

Net interest income was $852,333 for the year ended December 31, 1997, as compared to $164,089 for the year ended December 31, 1996. Amounts for 1996 represent the parent company's operations for the year and only 2.5 months of operations for the Bank. The net increase spread and net interest margin were 3.85% and 5.63%, respectively, in 1997.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

AVERAGE BALANCES, INCOME, EXPENSES, AND RATES

                                                           1998                                   1997
                                             ----------------------------------     ---------------------------------
                                             Average                     Yield/      Average                   Yield/
                                             Balance      Interest        Rate       Balance    Interest        Rate
                                             -------      --------        ----       -------    --------        ----
(Dollars in thousands)
ASSETS:
Taxable securities                           $ 1,856       $  109        5.87%      $ 1,254      $   71         5.66%
Time deposits with other banks                   503           29        5.78%          276          16         5.79%
Federal funds sold                             3,904          214        5.48%        4,982         274         5.50%
Loans (1)                                     17,222        1,707        9.91%        8,637         887        10.27%
                                             -------       ------                   -------      ------
    Total earning assets                      23,485        2,059        8.77%       15,149       1,248         8.24%
                                                           ------                                ------
Cash and due from banks                        1,019                                    658
Allowance for loan losses                       (227)                                   (82)
Premises and equipment                           992                                    798
Other assets                                     566                                    443
                                             -------                                -------

    Total assets                             $25,835                                $16,966
                                             =======                                =======

LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest bearing deposits                    $16,368          731        4.47%      $ 8,394         371         4.42%
Securities sold under agreements
    to repurchase                                613           24        3.92%          597          24         4.02%
                                             -------       ------                   -------      ------
    Total interest-
     bearing liabilities                      16,981          755        4.45%        8,991         395         4.39%
                                                           ------                                ------
Non-interest bearing deposits                  2,951                                  2,224
Accrued interest and
 other liabilities                               160                                    137
Shareholders' equity                           5,743                                  5,614
                                             -------                                -------
    Total liabilities and
       shareholders' equity                  $25,835                                $16,966
                                             =======                                =======

Net interest income/
 interest rate spread                                      $1,304        4.32%                   $  853         3.85%
                                                           ======        ====                    ======         ====

Net interest margin on earning assets                                    5.55%                                  5.63%
                                                                         ====                                   ====

(1) The effect of loans in non-accrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

The following tables set forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1997 to 1998.

ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                            1998 compared with 1997
                                                                Variance Due to
(Dollars in thousands)                              Volume (1)      Rate (1)       Total
                                                    ----------      --------       -----
EARNING ASSETS
  Taxable securities                                  $ 35           $  3         $ 38
  Time deposits with other banks                        13              0           13
  Federal funds sold                                   (59)            (1)         (60)
  Loans                                                852            (32)         820
                                                      ----           ----         ----

            Total interest income                      841            (30)         811
                                                      ----           ----         ----

INTEREST-BEARING LIABILITIES
  Interest-bearing deposits                            356              4          360
  Securities sold under agreements to repurchase         1             (1)           0
                                                      ----           ----         ----
            Total interest expense                     357              3          360
                                                      ----           ----         ----

            Net interest income                       $484           $(33)        $451
                                                      ====           ====         ====

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

A comparison of 1997 to 1996 is not meaningful because the Bank was only in operation for 2.5 months in 1996 and therefore the Company has omitted the table analyzing the changes in net interest income as it would not be meaningful. All interest income and interest expense is attributable to the volume of earning assets and interest-bearing liabilities, respectively.

The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 1998. The table may not be indicative of the Company's rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                                        Less than        4-6           7-12          1-5         Over 5
(Dollars in thousands)                  3 months        months        months        years         years          Total
                                        --------        ------        ------        -----         -----          -----
Interest earning assets:
  Taxable securities                     $    --       $   351       $   200       $ 1,320       $     --       $ 1,871
  Time deposits with other banks 500          --            --            --            --            500
  Federal funds sold                       2,350            --            --            --             --         2,350
  Loans                                    6,122         1,475           658         8,864          3,136        20,255
                                         -------       -------       -------       -------       --------       -------
  Total                                    8,972         1,826           858        10,184          3,136        24,976
                                         -------       -------       -------       -------       --------       -------
Interest bearing liabilities -
  Interest bearing deposits(1)            10,502         2,170         4,641           712              1        18,026
  Securities sold under
    agreements to repurchase                 869            --            --            --             --           869
                                         -------       -------       -------       -------       --------       -------
                                          11,371         2,170         4,641           712              1        18,895

Interest sensitivity gap                 $(2,399)      $  (344)      $(3,783)      $ 9,472       $  3,135       $ 6,081
                                         =======       =======       =======       =======       ========       =======

Cumulative interest
  sensitivity gap                        $(2,399)      $(2,743)      $(6,526)      $ 2,946       $  6,081       $ 6,081
                                         =======       =======       =======       =======       ========       =======

Gap ratio(2)                               (9.61)%      (10.98)%      (26.13)%       11.80%        24.35%
                                         =======       =======       =======       =======       =======

Cumulative gap ratio(2)                    (9.61)%      (20.59)%      (46.72)%      (34.92)%      (10.57)%
                                         =======       =======       =======       =======       =======

(1) All savings and transaction accounts are included in the less than three months category.

(2) Ratio of gap to total earning assets.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over the one month, three month, and one year time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION FOR LOAN LOSSES

The Company maintains a reserve for loan losses which is funded by charges to current earnings. This reserve is intended to be an adequate allowance to absorb losses on loans outstanding and is based on management's continuing review and evaluation of the Company's loan portfolio. During 1998, the Company transferred $160,000 from earnings to the reserve for loan losses increasing the balance to $303,248 on December 31, 1998 after deducting current year net charge offs.

Reserve for loan losses was approximately 1.50% and 1.08% of total loans on December 31, 1998 and 1997, respectively. As the Company continues to mature, management will evaluate its reserve policy and adjust the policy based on historical loss experience, changes in economic conditions, growth in the portfolio and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio. However, management's judgement as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

OTHER INCOME

Other income for the year ended December 31, 1998 was $193,884, as compared to $100,616 for the year ended December 31, 1997. The most significant portion of other income was from service charges, commissions, and fees which totaled $170,922, as compared to $89,734 in the prior year.

Other income for the year ended December 31, 1997 was $100,616. The most significant portion of other income was from service charges, commissions and fees which totaled $89,734.

OTHER EXPENSES

Non-interest expenses were $1,207,204 for the year ended December 31, 1998, as compared to $1,072,095 for the year ended December 31, 1997. This was comprised primarily of salaries and employee benefits of $623,635, furniture and equipment expense of $103,590, occupancy expense of $95,484, and other operating expenses of $384,495.

Non-interest expenses were $1,072,095 for the year ended December 31, 1997. This was comprised primarily of salaries and employee benefits of $586,135, furniture and equipment expense of $80,523, occupancy expense of $95,653, and other operating expenses of $309,784.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


INCOME TAXES

For the year ended December 31, 1998, the Company recorded income tax expense in the amount of $3,096. Net operating loss carryforwards from prior years were used to reduce the current year expense. The Company's net loss before income taxes of $257,146 resulted in an income tax benefit of $72,001 for the year ended December 31, 1997.
CAPITAL RESOURCES

Total capital of the Company was increased by net income in 1998 of $127,392. Total capital of the Company was reduced by the net loss in 1997 of $185,145.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity, excluding the unrealized gain (loss) on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS

                                           The Bank        The Company
                                           --------        -----------
Tier 1 capital:
 Common shareholders' equity             $ 4,389,399       $ 5,836,573
Less: intangibles                            (40,921)          (51,493)
Less: disallowed deferred tax assets        (168,984)         (233,074)
                                         -----------       -----------
Total Tier 1 capital                       4,179,494         5,552,006
Tier 2 capital:
 Allowable allowance for loan losses         270,883           272,913
                                         -----------       -----------
     Tier 2 capital additions                270,883           272,913
                                         -----------       -----------
     Total capital                       $ 4,450,377       $ 5,824,919
                                         ===========       ===========

Risk adjusted assets                     $21,638,329       $21,751,232
                                         ===========       ===========

Total assets                             $27,977,837       $28,035,079
                                         ===========       ===========

Risk-based capital ratios:
  Tier 1 capital                               19.32%            25.53%
  Total capital                                20.57             26.78
  Tier 1 leverage ratio                        13.96             18.59

The Company was in the process of completing the construction of its new corporate headquarters at December 31, 1998. The total cost is expected to be approximately $1,500,000. No other material commitments for capital expenditures existed at December 31, 1998.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. Management has established policies and procedures governing the length of time to maturity on loans and investments. The Company maintained a high level of liquidity during 1996 which was attributable to the growth in deposits and capitalization of the Bank during the year. Liquidity leveled off to normal levels during 1997 and 1998. In the opinion of management, the Company's short-term liquidity needs can be adequately supported by the Company's deposit base.

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

INVESTMENT PORTFOLIO

The following tables summarize the carrying value of investment securities and weighted average yields of those securities at December 31, 1998 and 1997.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

HELD TO MATURITY

                                                 1998           1997
                                              ----------     ----------
U.S. Treasury securities                      $  550,619     $1,151,331
U.S. Government agencies and corporations      1,249,172        350,000
Nonmarketable equity securities                   71,100             --
                                              ----------     ----------
     Total securities
                                              $1,870,891     $1,501,331
                                              ==========     ==========

INVESTMENT SECURITIES PORTFOLIO MATURITY DISTRIBUTION AND YIELDS

                                                             1998
                                                    ---------------------
                                                      Amount        Yield
U.S. Treasury and U.S. Government agencies due:
  Within one year                                   $  550,619      6.13%
  After one year but within five years               1,249,172      5.49
                                                    ----------      ----

                                                    $1,799,791      5.68%
                                                    ==========      ====

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


LOAN PORTFOLIO

CREDIT RISK MANAGEMENT

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Cherokee County and the surrounding areas comprising the Company's marketplace. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company's loans are collateralized by real estate. Even though a substantial portion of the Company's loans are collateralized by real estate, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company manages the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

The Bank's loan officers and loan administration staff are charged with monitoring the Company's loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in the Company's loan portfolio, several credit risk identification and monitoring processes are utilized. The Company uses an outside consultant to perform loan reviews on a quarterly basis.

LENDING ACTIVITIES

The Company extends credit primarily to consumers and small businesses in Cherokee County and, to a limited extent, customers in surrounding areas.

The Company's service area is mixed in nature. The corporate office is located in Gaffney, South Carolina. The economy of Cherokee County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Gaffney, the economy includes manufacturing, agriculture, timber, and recreational activities. No particular category or segment of the economy previously described are expected to grow or contract disproportionately in 1999.

There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

Total loans outstanding were $20,254,948 and $14,168,832 at December 31, 1998 and 1997, respectively. The loan demand remains strong in the Company's market area, supported in part, by customers moving from larger financial institutions after recent mergers. There are no significant concentrations of loans in the Company's loan portfolio in any particular individuals or industry or group of related individuals or industries.

The Company's ratio of loans to deposits was 96% and 104% on December 31, 1998 and 1997, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

LOAN PORTFOLIO - CONTINUED

LOAN PORTFOLIO COMPOSITION

The following table summarizes the composition of the loan portfolio at December 31, 1998 and 1997:

                                             1998        1997
                                           -------     -------
(Dollars in thousands)
Commercial, financial and agricultural     $ 5,212     $ 3,227
Real estate - construction                     567         207
Real estate - mortgage                       9,571       6,725
Consumer and other                           4,905       4,010
                                           -------     -------
                                           $20,255     $14,169
                                           =======     =======

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The following table summarizes the loan maturity distribution, by type, at December 31, 1998 and related interest rate characteristics:

                                             One year        One to          After
                                             or less       five years      five years         Total
                                           ----------     -----------      ----------     -----------
Commercial, financial and agricultural     $2,392,556     $ 2,465,462      $  354,375     $ 5,212,393
Real estate - construction                    290,892         270,168           5,660         566,720
Real estate - mortgage                      1,959,954       4,184,270       3,427,238       9,571,462
Consumer and other                            909,211       3,300,622         694,540       4,904,373
                                           ----------     -----------      ----------     -----------
                                           $5,552,613     $10,220,522      $4,481,813     $20,254,948
                                           ==========     ===========      ==========     ===========
Predetermined rate,
  maturing greater than one year                          $ 8,864,460      $3,136,329     $12,000,789
                                                          ===========      ==========     ===========
Variable rate or maturing
  within one year                          $8,254,159                                     $ 8,254,159
                                           ==========                                     ===========

RISK ELEMENTS

At December 31, 1998, there were no loans past due 90 days or more and still accruing interest and three loans totaling $22,911 in nonaccrual status. At December 31, 1997, there were no loans past due 90 days or more and still accruing interest and one loan of $2,993 in nonaccrual status.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                          1998             1997
                                                      -----------      -----------
Loans outstanding at the end of year                  $20,254,948      $14,168,832
                                                      ===========      ===========

Average amount of loans outstanding                   $17,221,796      $ 8,637,132
                                                      ===========      ===========

Balance, beginning of year                            $   152,614      $    20,000
                                                      -----------      -----------
Total loans charged off                                     9,768            5,386
Recoveries of loans previously charged off                    402               --
                                                      -----------      -----------
          Net charge-offs                                   9,366            5,386
                                                      -----------      -----------
Provision charged to operations                           160,000          138,000
                                                      -----------      -----------
Balance, end of year                                  $   303,248      $   152,614
                                                      ===========      ===========

Ratios:
  Allowance for loan losses to average loans                 1.76%            1.77%
  Allowance for loan losses to loans, end of year            1.50%            1.08%

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


LOAN PORTFOLIO - CONTINUED

Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 1998.

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

At December 31, 1998, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company's consolidated financial statements.

AVERAGE DAILY DEPOSITS

Average deposits were $19,319,869 and $10,618,491 during 1998 and 1997, respectively. Certificates of deposit over $100,000 totaled $2,988,725 and $2,141,145 at December 31, 1998 and 1997, respectively. Of this total, scheduled maturities of three months or less were $1,309,181 at December 31, 1998; over three months through six months were $379,916 at December 31, 1998; over six months through twelve months were $1,299,628 at December 31, 1998; and none over twelve months at December 31,1998.

The following table summarizes the Bank's deposits for the years ended December 31, 1998 and 1997.

                                                      1998                          1997
                                            --------------------------     -------------------------
(Dollars in thousands)                                       Percent                       Percent
                                             Amount        of Deposits      Amount       of Deposits
                                            -------        -----------     -------       -----------
Non-interest bearing demand                 $ 3,070           14.55%       $ 2,478         18.28%
Interest bearing transaction accounts         3,281           15.55%         2,532         18.67%
Savings                                       3,116           14.77%         1,358         10.01%
Certificates of deposit                      11,629           55.13%         7,192         53.04%
                                            -------          ------        -------        ------
                                            $21,096          100.00%       $13,560        100.00%
                                            =======          ======        =======        ======

Core deposits, which excludes certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $18,107,111 and $11,418,723 at December 31, 1998 and 1997, respectively.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


SHORT-TERM BORROWINGS

At December 31, 1998 and 1997 the Company had short term borrowings which consisted of securities sold under agreements to repurchase of $869,269 and $424,413, respectively. The Company entered into a repurchase agreement with a local electric cooperative which generally matures on a one day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $1,089,170 and $937,123 during 1998 and 1997, respectively. The average interest rate paid on the repurchase agreement was 4.00% during 1998.

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

                                       1998         1997
                                     -------      -------
Return on average assets                .49%       (1.09)%

Return on average equity               2.21%       (3.30)%

Equity to assets ratio                22.23%       33.09%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5. SOP 98-5 provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of this SOP is to be reported as the cumulative effect of a change in accounting principle.

This SOP is effective for fiscal years beginning after December 15, 1998. The Company has certain organizational costs relating to the formation of the Bank that fall under the scope of this statement. The Company adopted SOP 98-5 as of January 1, 1999.

In June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company generally does not purchase derivative instruments or enter into hedging activities.

This statement is effective for fiscal years beginning after June 15, 1999.

THE YEAR 2000

Issues. Some computers, software, and other equipment include programming codes in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem".

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


THE YEAR 2000 - CONTINUED

Assessment. The Year 2000 Problem could affect computers, software, and other equipment that the Company uses. Accordingly, the Company has developed a plan that provides for, among other things, the replacement or modification of existing information systems as necessary. Because the primary hardware and software systems are presently certified by their vendors as Year 2000 compliant, the Company has not incurred any significant costs to date relating to software modifications or new installations for the other systems. Most systems are made compliant through periodic software upgrades provided by the various vendors as part of the license agreements. However, while the Company does not expect the cost of these efforts to be material to its financial position or any year's operating results, there can be no assurance to this effect.

Internal Infrastructure. The Company utilizes an outsourced data processing system, Fiserv, for most of its accounting functions. The Company's primary systems and those of Fiserv, have been tested by proxy with the software provider, who has tested in environments with like software and hardware systems as the Company. Banking regulators have approved this type of testing as a valid means of testing. The Company has received confirmation of Fiserv's testing results. Based on this review, the Company does not believe that the data processing system has any material Year 2000 issues. The Company believes that it has also identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption of its business. Management has completed upgrading and is in the process of testing the systems that it has determined are not prepared for the Year 2000. Management believes that the testing of its systems should be completed by March 31, 1999. Management has spent approximately $40,000 to get all of its systems Year 2000 compliant. The Company does not believe that any additional cost related to these efforts will be material to its business, financial condition, or operating results.

Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of the Company's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, and other devices, may be affected by the Year 2000 Problem. The Company has completed its assessment of the potential effect of, and the costs of remediating, the Year 2000 Problem on this equipment. The Company estimates that its total cost of completing any required modifications, upgrades, or replacements of these internal systems will not have a material effect on its business, financial condition, or operating results.

Suppliers and Other Third Parties. The Company has been gathering information from and has initiated communications with its suppliers and other third parties to identify and, to the extent possible, resolve issues involving the Year 2000 Problem. However, the Company has limited or no control over the actions of its suppliers and others. Therefore, while the Company expects that it will be able to resolve any significant Year 2000 Problem with its own system, it cannot guarantee that its suppliers or others will resolve any or all Year 2000 Problems with their systems before the occurrence of a material disruption to its business. Any failure of these suppliers or others to resolve the Year 2000 Problems with their systems in a timely manner could have a material adverse effect on the Company's business, financial condition, or operating results.

Customers. The Company believes that the largest Year 2000 Problem exposure to most companies is the preparedness of the customers of the companies. Management is addressing with its customers the possible consequences of not being prepared for Year 2000. Should large borrowers not sufficiently address this issue, the Company may experience an increase in loan defaults. The amount of potential loss from this issue is not quantifiable. Management is attempting to reduce this exposure by educating its customers. The Company has implemented a comprehensive Year 2000 credit review policy for all existing loans that exceed $100,000 as well as an underwriting policy for all new loan requests. At present, the Company's review indicates that the Company's exposure to credit risks associated with Year 2000 is considered to be low. The Company's credit review procedures will continue to include these policies throughout 1999.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


THE YEAR 2000 - CONTINUED

Most Likely Consequences of Year 2000 Problems. The Company expects to identify and resolve all Year 2000 Problems that could materially adversely affect its business, financial condition, or operating results. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 Problems affecting it have been identified or corrected. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, the Company cannot accurately predict how many failures related to the Year 2000 Problem will occur with its suppliers, customers, or other third parties or the severity, duration, or financial consequences of such failures.

As a result, the Company expects that it could possibly suffer the following consequences:

- A number of operational inconveniences and inefficiencies for the Company, its service providers, or its customers that may divert the Company's time and attention and financial and human resources from its ordinary business activities; and

- System malfunctions that may require significant efforts by the Company or its service providers or customers to prevent or alleviate material business disruptions.

Contingency Plans. The Company has developed contingency plans to be implemented as part of its efforts to identify and correct Year 2000 Problems affecting its internal systems. The Company's Board of Directors approved the contingency plans on October 27, 1998. Depending on the systems affected, these plans include (a) accelerated replacement of affected equipment or software; (b) short term use of backup equipment and software; (c) increased work hours for the Company's personnel or use of contract personnel to correct, on an accelerated schedule, any Year 2000 Problems which arise; and (d) other similar approaches. If the Company is required to implement any of these contingency plans, these plans could have a material adverse effect on its business, financial condition, or operating results.

FORWARD LOOKING INFORMATION

This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements that are not historical statements of fact regarding the intent, belief, or current expectations of the Company or its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; and (iii) the Company's growth and operating strategies. Words such as "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," and "plans" are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions, and factors that may affect operating results, performance, and financial condition are the Company's ability to continue and manage its growth, fluctuations in its quarterly results, Year 2000 risks and concerns, competition, and other factors discussed in this Annual Report and in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1 (Registration Number 333-1546).

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING INFORMATION - CONTINUED

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

In February 1998, the Supreme Court ruled that federal credit unions must limit their membership to employees of the companies that sponsor the credit union. Banking leaders throughout the country have argued that credit unions have an unfair competitive advantage because they do not pay income taxes and are not subject to the same level of regulatory oversight. The Supreme Court ruling applies only to federal credit unions. State-chartered credit unions were not directly affected by the ruling. The lower courts will determine whether current members who are not employed by the credit union sponsor will be forced to close their accounts. Management does not expect the ruling to have an immediate effect on the financial position or results of operations of the Company.

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

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
FNB Bancshares, Inc.
Gaffney, South Carolina


We have audited the accompanying consolidated balance sheets of FNB Bancshares, Inc., and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.



Tourville, Simpson & Henderson, L.L.P.
March 3, 1999
Columbia, South Carolina

                              FNB BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


ASSETS                                                            1998              1997
                                                              -----------       -----------
Cash and cash equivalents:
   Cash and due from banks                                    $ 1,017,765       $ 1,007,433
   Federal funds sold                                           2,350,000         1,430,000
                                                              -----------       -----------
                                                                3,367,765         2,437,433
Securities:
   Securities held to maturity (estimated market value of
     $1,803,397 in 1998 and $1,506,203 in 1997)                 1,799,791         1,501,331
   Nonmarketable equity securities                                 71,100                --
                                                              -----------       -----------
                                                                1,870,891         1,501,331

Time deposits with other banks                                    500,000           600,000

Loans receivable                                               20,254,948        14,168,832
   Less allowance for loan losses                                (303,248)         (152,614)
                                                              -----------       -----------
      Loans, net                                               19,951,700        14,016,218

Premises and equipment, net                                     1,803,557           760,843
Accrued interest receivable                                       127,576           122,499
Other assets                                                      413,590           481,984
                                                              -----------       -----------

            Total assets                                      $28,035,079       $19,920,308
                                                              ===========       ===========

LIABILITIES
Deposits:
   Non-interest bearing transaction accounts                  $ 3,070,299       $ 2,478,018
   Interest bearing transaction accounts                        3,281,387         2,532,105
   Savings                                                      3,115,763         1,358,378
   Time deposits $100,000 and over                              2,988,725         2,141,145
   Other time deposits                                          8,639,662         5,050,222
                                                              -----------       -----------
                                                               21,095,836        13,559,868

Securities sold under agreements to repurchase                    869,269           424,413
Accrued interest payable                                           47,799            72,832
Other liabilities                                                 185,602           154,014
                                                              -----------       -----------
            Total liabilities                                  22,198,506        14,211,127
                                                              -----------       -----------

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; 10,000,000
   shares authorized and unissued                                      --                --
Common stock, $.01 par value; 10,000,000
   shares authorized; 616,338 shares issued and
   outstanding in 1998 and 1997                                     6,163             6,163
Capital surplus                                                 6,112,318         6,112,318
Retained earnings (deficit)                                      (281,908)         (409,300)
                                                              -----------       -----------
            Total shareholders' equity                          5,836,573         5,709,181
                                                              -----------       -----------

            Total liabilities and shareholders' equity        $28,035,079       $19,920,308
                                                              ===========       ===========

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                           1998           1997            1996
                                                        ----------     ----------       ---------
INTEREST INCOME
   Loans, including fees                                $1,707,484     $  886,790       $  27,526
   Investment securities, taxable                          108,917         70,974           2,033
   Federal funds sold                                      213,852        273,854         176,393
   Time deposits with other banks                           29,071         16,239              --
                                                        ----------     ----------       ---------
                                                         2,059,324      1,247,857         205,952
                                                        ----------     ----------       ---------

INTEREST EXPENSE
   Time deposits $100,000 and over                         161,021         90,839           5,645
   Other deposits                                          570,226        281,029          21,357
   Securities sold under agreements to repurchase           24,269         23,656              --
   Short term borrowings                                        --             --          14,861
                                                        ----------     ----------       ---------
                                                           755,516        395,524          41,863
                                                        ----------     ----------       ---------

NET INTEREST INCOME                                      1,303,808        852,333         164,089

Provision for loan losses                                  160,000        138,000          20,000
                                                        ----------     ----------       ---------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      1,143,808        714,333         144,089
                                                        ----------     ----------       ---------

OTHER INCOME
   Service charges on deposit accounts                      22,962         10,882             583
   Other service charges, commissions and fees             170,922         89,734           5,393
                                                        ----------     ----------       ---------
                                                           193,884        100,616           5,976
                                                        ----------     ----------       ---------

OTHER EXPENSE
   Salaries and employee benefits                          623,635        586,135         238,606
   Occupancy expense                                        95,484         95,653          29,846
   Furniture and equipment                                 103,590         80,523          11,991
   Other operating expense                                 384,495        309,784         151,159
                                                        ----------     ----------       ---------
                                                         1,207,204      1,072,095         431,602
                                                        ----------     ----------       ---------

INCOME (LOSS) BEFORE INCOME TAXES                          130,488       (257,146)       (281,537)

Income tax expense (benefit)                                 3,096        (72,001)        (84,460)
                                                        ----------     ----------       ---------

NET INCOME (LOSS)                                       $  127,392     $ (185,145)      $(197,077)
                                                        ==========     ==========       =========


BASIC EARNINGS (LOSS) PER SHARE                         $      .21     $     (.30)      $    (.32)

DILUTED EARNINGS (LOSS) PER SHARE                       $      .21     $     (.30)      $    (.32)

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                     Common Stock                       Retained
                                           ---------------------------------      Capital       Earnings
                                             Shares    Amount      Surplus       (Deficit)       Total
                                             ------    ------      --------      ---------     ----------
BALANCE, DECEMBER 31, 1995                      10    $    1      $       99     $ (27,078)    $  (26,978)

Common stock issued                        616,328     6,162       6,157,118                    6,163,280

Costs of common
  stock issuance                                                     (44,899)                     (44,899)

Net income (loss)                                                                 (197,077)      (197,077)
                                           -------    ------      ----------     ---------     ----------

BALANCE, DECEMBER 31, 1996                 616,338     6,163       6,112,318      (224,155)     5,894,326

Net income (loss)                                                                 (185,145)      (185,145)
                                           -------    ------      ----------     ---------     ----------

BALANCE, DECEMBER 31, 1997                 616,338     6,163       6,112,318      (409,300)     5,709,181

Net income                                                                         127,392        127,392
                                           -------    ------      ----------     ---------     ----------

BALANCE, DECEMBER 31, 1998                 616,338    $6,163      $6,112,318     $(281,908)    $5,836,573
                                           =======    ======      ==========     =========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                      1998              1997              1996
                                                                  -----------      ------------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                              $   127,392      $   (185,145)     $  (197,077)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities
         Provision for loan losses                                    160,000           138,000           20,000
         Depreciation                                                  92,902            85,551           12,703
         Accretion and premium amortization                               165            (4,737)          (2,033)
         Deferred income taxes                                         (3,695)          (76,041)         (89,247)
         Increase in interest receivable                               (5,077)         (111,319)         (11,180)
         Increase (decrease) in interest payable                      (25,033)           52,619           20,213
         (Increase) decrease in other assets                           72,089           (59,507)        (204,981)
         Increase in other liabilities                                 31,588           140,017           11,886
                                                                  -----------      ------------      -----------
            Net cash provided (used) by operating activities          450,331           (20,562)        (439,716)
                                                                  -----------      ------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities held to maturity                         (2,469,725)       (2,102,404)        (342,156)
  Maturities of securities held to maturity                         2,100,000           950,000               --
  Purchases of time deposits with other banks                      (1,000,000)         (600,000)              --
  Maturities of time deposits with other banks                      1,100,000                --               --
  Net increase in loans made to customers                          (6,095,482)      (12,130,246)      (2,043,972)
  Purchases of premises and equipment                              (1,135,616)         (111,951)        (743,120)
                                                                  -----------      ------------      -----------
        Net cash used by investing activities                      (7,500,823)      (13,994,601)      (3,129,248)
                                                                  -----------      ------------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, interest
      bearing transaction accounts and savings accounts             3,098,948         3,458,332        2,910,169
   Net increase in time deposits                                    4,437,020         4,297,171        2,894,196
   Increase in securities sold under agreements to repurchase         444,856           424,413               --
   Net decrease in short-term borrowings                                   --                --         (100,000)
   Costs of stock issuance                                                 --                --          (44,899)
   Sale of common stock                                                    --                --        6,163,280
                                                                  -----------      ------------      -----------
            Net cash provided by financing activities               7,980,824         8,179,916       11,822,746
                                                                  -----------      ------------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  930,332        (5,835,247)       8,253,782

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      2,437,433         8,272,680           18,898
                                                                  -----------      ------------      -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $ 3,367,765      $  2,437,433      $ 8,272,680
                                                                  ===========      ============      ===========

SUPPLEMENTAL DISCLOSURES:

  Cash paid during the year for interest                          $   780,549      $    342,905      $    21,650
  Cash paid during the year for taxes                             $   261,200                --               --

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND CONSOLIDATION - FNB Bancshares, Inc., a bank holding company (the Company), and its subsidiary, First National Bank of the Carolinas (the "Bank"), provide banking services to domestic markets principally in Cherokee County, South Carolina. The Bank commenced operations on October 18, 1996. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

PRE-OPERATING EXPENSES AND ORGANIZATIONAL COSTS - The pre-operating income and expenses through the date the Bank commenced operations are reflected in the accompanying statement of income for the year ended December 31, 1996. Deferred organization costs for attorney fees, consultants and filing fees were capitalized and are being amortized over a five year period. Such amount less accumulated amortization is included in other assets.

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

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. There were no borrowings at December 31, 1998. At December 31, 1998, the investment in Federal Home Loan Bank stock was $71,100.

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

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

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

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

RETIREMENT PLAN - The Company adopted a contributory 401(K) plan in 1998 which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants' annual compensation. Expenses charged to earnings in 1998 for the plan were $4,096.

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

PER-SHARE AMOUNTS - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the affects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan are reflected in diluted earnings per share by the application of the treasury stock method. See Note Q.

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

RECLASSIFICATIONS - Certain captions and amounts in the financial statements of 1997 and 1996 were reclassified to conform with the 1998 presentation.

NOTE B - CHANGE IN ACCOUNTING PRINCIPLE

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 128, "Earnings Per Share", effective for financial statements issued for periods ending after December 15, 1997. SFAS 128 simplifies the standards for computing earnings per share (EPS) and makes them comparable to international EPS standards. It also requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. A discussion on the reconciliation of basic and diluted EPS is included in Note Q.

As required by SFAS 128, all prior-period EPS data presented has been restated to conform with the provisions of the statement.

NOTE C - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.

NOTE D - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities held to maturity at December 31, 1998 and 1997 were:


                                                                Gross         Gross          Estimated
                                              Amortized      Unrealized     Unrealized          Fair
                                                 Cost           Gains         Losses            Value
                                              ----------        ------        ------         ----------
AS OF DECEMBER 31, 1998:
U.S. Treasuries                               $  550,619        $4,412        $   --         $  555,031
U.S. Government agencies and corporations      1,249,172         1,100         1,906          1,248,366
                                              ----------        ------        ------         ----------

                                              $1,799,791        $5,512        $1,906         $1,803,397
                                              ==========        ======        ======         ==========
AS OF DECEMBER 31, 1997:
U.S. Treasuries                               $1,151,331        $3,133        $  230         $1,154,234
U.S. Government agencies and corporations        350,000         1,969            --            351,969
                                              ----------        ------        ------         ----------
                                              $1,501,331        $5,102        $  230         $1,506,203
                                              ==========        ======        ======         ==========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - INVESTMENT SECURITIES - CONTINUED

The following is a summary of maturities of securities held to maturity as of December 31, 1998. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                               Estimated
                                                Amortized         Fair
                                                   Cost           Value
                                                ---------      ---------
Due within one year                             $  550,619     $  555,031
Due within one to five years                     1,320,272      1,319,466
                                                ----------     ----------

                                                $1,870,891     $1,874,497
                                                ==========     ==========

At December 31, 1998 and 1997 investment securities with a book value of $1,799,791 and $752,422, respectively and a market value of $1,803,397 and $755,422, respectively were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

NOTE E - LOANS

Major classifications of loans receivable as of December 31, 1998 and 1997 are summarized as follows:

                                              1998            1997
                                           ----------      ----------
Commercial, financial and agricultural     $ 5,212,393     $ 3,227,562
Real estate - construction                     566,720         206,531
Real estate - other                          9,571,462       6,724,721
Consumer and other                           4,904,373       4,010,018
                                           -----------     -----------
      Total gross loans                    $20,254,948     $14,168,832
                                           ===========     ===========

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1998, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

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

Transactions in the allowance for loan losses for the years ended December 31, 1998, 1997 and 1996 are summarized below:

                                                 1998         1997        1996
                                               --------     --------     -------
Balance, beginning of year                     $152,614     $ 20,000          --
Provision charged to operations                 160,000      138,000      20,000
Recoveries on loans previously charged off          402           --          --
Loans charged off                                 9,768        5,386          --
                                               --------     --------     -------

Balance, end of year                           $303,248     $152,614     $20,000
                                               ========     ========     =======

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

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 1998 and 1997:


                                                                                    1998            1997
                                                                                 -----------     -----------
Commitments to extend credit                                                     $ 3,930,657     $ 2,552,114


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

NOTE F - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1998 and 1997:


                                                                                        1998                1997
                                                                                    -----------          ---------
Land                                                                                $   245,492          $ 245,492
Building and land improvements                                                          297,927            297,927
Furniture and equipment                                                                 380,578            315,678
Construction in progress                                                            $ 1,070,610                 --
                                                                                    -----------          ---------
                                                                                      1,994,607            859,097
Less, accumulated depreciation                                                         (191,050)           (98,254)
                                                                                    -----------          ---------

Premises and equipment, net                                                         $ 1,803,557          $ 760,843
                                                                                    ===========          =========

During 1998, the Company capitalized approximately $13,586 of interest on the construction of the corporate headquarters.

NOTE G - DEPOSITS

At December 31, 1998, the scheduled maturities of time deposits are as follows:


                  1999                                                           $ 10,915,504
                  2000 and thereafter                                                 712,883
                                                                                 ------------

                                                                                 $ 11,628,387
                                                                                 ============

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1998, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the year ended December 31, 1998 is summarized as follows:


          Average balance during the year                            $   612,632

          Average interest rate during the year                              4.0%

          Maximum month-end balance during the year                  $ 1,089,170

As of December 31, 1998, the amortized cost and market value of the securities underlying the agreements were $1,099,791 and $1,102,381, respectively.

NOTE I - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 1998 and 1997 the Company had related party loans totaling $36,517, and $44,719, respectively. During 1998, $94,300 of new loans were made to related parties and repayments totaled $102,502.

NOTE J - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to FNB Bancshares, Inc. in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank were negative at December 31, 1998 and 1997.

NOTE K - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1998 and 1997 are summarized as follows:


                                                                                      1998               1997
                                                                                 --------------     --------------
Currently payable
  Federal                                                                        $           --     $        3,823
  State                                                                                      --                217
                                                                                 --------------     --------------
Currently payable income tax expense                                                         --              4,040
                                                                                 --------------     --------------

Deferred income taxes
  Federal                                                                                (2,811)           (64,599)
  State                                                                                   5,907            (11,442)
                                                                                 --------------     --------------
Deferred income tax expense (benefit)                                                     3,096            (76,041)
                                                                                 --------------     --------------

                     Total income tax expense (benefit)                          $        3,096     $      (72,001)
                                                                                 ==============     ==============

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - INCOME TAXES - CONTINUED

The Company's deferred tax accounts as of December 31, 1998, 1997 and 1996 are as follows:


                                                                 1998          1997         1996
                                                              ---------     ---------     --------
Deferred tax assets                                           $ 187,632     $ 177,651     $ 93,091
Deferred tax liabilities                                      $  18,649     $  12,363     $  3,844
Valuation allowance                                           $       0     $       0     $      0

Deferred income taxes result from timing differences in the recognition of certain items of income and expense for tax and financial reporting purposes. The principal sources of these differences and the related deferred tax effects are as follows:


                                                                                                1998           1997
                                                                                              --------       --------
Accelerated depreciation                                                                      $  6,286       $  8,519
Provision for loan losses                                                                      (64,735)       (33,201)
Amortization of organizational costs                                                             2,790         14,147
Net operating loss carryforward                                                                 50,840        (64,476)
Other                                                                                            1,124         (1,030)
                                                                                              --------       --------
Total deferred tax expense (benefit)                                                          $ (3,695)      $(76,041)
                                                                                              ========       ========

The Company has a net operating loss carryforward for income tax purposes of $78,735 and $297,895 as of December 31, 1998 and 1997, respectively, which expires in various years through 2012 and 2013, respectively

A reconciliation between the income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:


                                                                                                1998           1997
                                                                                              --------       --------
Tax expense at statutory rate                                                                 $ 44,366       $(87,430)
Surtax exemption                                                                               (10,226)         3,893
Increase in net deferred tax asset attributable
  to applicable estimated federal tax rate                                                     (37,359)        24,705
State income tax, net of federal income tax benefit                                              5,907        (11,299)
Other, net                                                                                         408         (1,870)
                                                                                              --------       --------
                                                                                              $  3,096       $(72,001)
                                                                                              ========       ========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 1998 will be realized and, accordingly, has not established a valuation allowance.

NOTE L - OTHER EXPENSES

Other expenses for the years ended December 31, 1998, 1997 and 1996 are summarized as follows:


                                                                      1998               1997               1996
                                                                   ---------          ---------          ---------
Amortization of organizational costs                               $  17,850          $  18,276          $   3,046
Data processing and correspondent bank                                92,522             31,741              3,159
Stationery, printing and postage                                      50,038             46,578             36,416
Advertising and promotion                                             14,149             15,519             23,990
Legal and accounting                                                  27,530             46,504              2,726
Telephone                                                             22,729             23,485             10,148
Courier                                                               16,975             17,913                352
Other                                                                142,702            109,768             71,322
                                                                   ---------          ---------          ---------
                                                                   $ 384,495          $ 309,784          $ 151,159
                                                                   =========          =========          =========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - STOCK-BASED COMPENSATION

On April 22, 1997, the shareholders approved an Incentive Stock Option Plan (Stock Plan) which provides for the granting of options to purchase up to 92,450 shares of the Company's common stock to directors, officers, or employees of the Company. On April 28, 1998, the shareholders amended the Stock Plan whereby up to 152,450 shares could be granted. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire unexercised or are canceled become available for issuance. At December 31, 1998 there were 49,604 options available for grant.

The Company will apply APB Opinion No. 25 and related interpretations in accounting for the stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income (loss) and earnings (losses) per share for the years ended December 31, 1998, 1997 and 1996 would have been reduced to the pro forma amounts indicated below:


                                                               1998            1997              1996
                                                            ---------       ----------       -----------
Net income (loss):
            As reported                                     $ 127,392       $ (185,145)      $  (197,077)
            Pro forma                                          82,909         (228,021)         (206,458)

Basic earnings (loss) per share:
            As reported                                     $     .21       $     (.30)      $      (.32)
            Pro forma                                             .13             (.37)             (.33)

Diluted earnings (loss) per share:
            As reported                                     $     .21       $     (.30)      $      (.32)
            Pro forma                                             .13             (.37)             (.33)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998 and 1996: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 4.62% and 6.40% for 1998 and 1996, respectively; and an expected life of 10 years for both years. No options were granted in 1997.

The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1998 and 1996 is $3.67, and $4.68, respectively.

A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below:


                                   1998                              1997                             1996
                       -----------------------------     -----------------------------     ----------------------------
                              Weighted-Average                 Weighted-Average                  Weighted-Average
                       Shares         Exercise Price     Shares         Exercise Price     Shares        Exercise Price
                       -------        --------------     ------         --------------     ------        --------------

Outstanding at
beginning of year       45,566           $ 10.00          50,566            $ 10.00            --                 --
Granted                 57,280             10.00              --               -           50,566            $ 10.00
Exercised                   --                --              --               -               --                 --
Canceled                    --                --          (5,000)             10.00            --                 --
                       -------                            ------                           ------
Outstanding at end
of year                102,846             10.00          45,566              10.00        50,566              10.00
                       =======                            ======                           ======

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - STOCK-BASED COMPENSATION - CONTINUED

Options exercisable at December 31, 1998, 1997 and 1996 were 18,226, 9,113 and 0, respectively.

At December 31, 1998 the outstanding stock options had a weighted average remaining life of 9.02 years and a remaining life of 7.82 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.

NOTE N - UNUSED LINES OF CREDIT

As of December 31, 1998, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $1,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The following methods and assumptions were used to estimate the fair value of significant financial instruments:

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

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The carrying values and estimated fair values of the Company's financial instruments for the years ending December 31, 1998 and 1997 are as follows:


                                                               December 31, 1998                      December 31, 1997
                                                        -------------------------------       -------------------------------
                                                          Carrying          Estimated           Carrying          Estimated
                                                           Amount           Fair Value           Amount           Fair Value
                                                        ------------       ------------       ------------       ------------
FINANCIAL ASSETS:
   Cash and due from banks                              $  1,017,765       $  1,017,765       $  1,007,433       $  1,007,433
   Federal funds sold                                      2,350,000          2,350,000          1,430,000          1,430,000
   Securities held-to-maturity                             1,870,891          1,874,497          1,501,331          1,506,203
   Time deposits with other banks                            500,000            500,000            600,000            600,000
   Loans                                                  20,254,948         20,335,093         14,168,832         14,190,779
   Allowance for loan losses                                (303,248)          (303,248)          (152,614)          (152,614)
   Accrued interest receivable                               127,576            127,576            122,499            122,499

FINANCIAL LIABILITIES:
   Demand deposit, interest-bearing
     transaction, and savings accounts                  $  9,467,449       $  9,467,449       $  6,368,501       $  6,368,501
   Time deposits                                          11,628,387         11,614,361          7,191,367          7,209,244
   Securities sold under agreements
     to repurchase                                           869,269            869,269            424,413            424,413
   Accrued interest payable                                   47,799             47,799             72,832             72,832

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
   Commitments to extend credit                         $  3,930,657       $  3,930,657       $  2,552,114       $  2,552,114

NOTE P - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1998, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

The Company completed the construction of its corporate office in Gaffney in January 1999. The cost of construction was approximately $1,500,000. No other material commitments existed at December 31, 1998.

NOTE Q - EARNINGS PER SHARE

As discussed in Note B, the FASB issued SFAS 128, "Earnings Per Share", in February 1997. SFAS 128 replaces the presentation of primary earnings per share
(EPS) with a presentation of basic EPS. It requires the presentation of basic and diluted EPS on the face of the income statement for all entities with a complex capital structure. Basic EPS excludes dilution and is computed by dividing net income (loss) available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q - EARNINGS PER SHARE - CONTINUED

The reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share have not been presented since both calculations result in the same per share calculation. Options to purchase 102,846 and 45,566 shares of common stock at $10 per share were outstanding at December 31, 1998 and 1997, respectively. The stock options were not included in the computation of diluted EPS for December 31, 1997 because they would have resulted in an antidilutive per share amount since the Company had a net loss in that year.

NOTE R - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier I and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier I capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain a capital at a minimum level based on average assets, which is known as the leverage ratio. Banks are to maintain capital at the minimum requirement of 3%.

As of December 31, 1998, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 1998 and 1997.


                                                                                                             To Be Well
                                                                                                             Capitalized Under
                                                                                           For Capital       Prompt Corrective
                                                                              Actual    Adequacy Purposes    Action Provisions
                                                                  ---------------------------------------    -----------------
(Dollars in thousands)                                            Amount       Ratio    Amount      Ratio    Amount      Ratio
                                                                  ------       -----    ------      -----    ------      -----

DECEMBER 31, 1998
    Total capital (to risk weighted assets)                       $4,450       20.57%   $1,731       8.00%   $2,164      10.00%
    Tier 1 capital (to risk weighted assets)                       4,179       19.32       866       4.00     1,298       6.00
    Tier 1 capital (to average assets)                             4,179       13.96     1,197       4.00     1,497       5.00

DECEMBER 31, 1997
    Total capital (to risk weighted assets)                      $ 4,254       28.67%   $1,187       8.00%   $1,484      10.00%
    Tier 1 capital (to risk weighted assets)                       4,101       27.64       594       4.00       890       6.00
    Tier 1 capital (to average assets)                             4,101       21.20       776       4.00       970       5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                                                                      1998              1997
                                                                  -----------       -----------
Assets
  Cash and cash equivalents                                       $ 1,372,700       $ 1,374,170
  Investment in banking subsidiary                                  4,389,400         4,259,710
  Other assets                                                         74,473            75,301
                                                                  -----------       -----------

        Total assets                                              $ 5,836,573       $ 5,709,181
                                                                  ===========       ===========

Shareholders' equity
   Common stock                                                         6,163             6,163
   Capital surplus                                                  6,112,318         6,112,318
   Retained earnings (deficit)                                       (281,908)         (409,300)
                                                                  -----------       -----------

        Total liabilities and shareholders' equity                $ 5,836,573       $ 5,709,181
                                                                  ===========       ===========


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                          1998            1997            1996
                                                                       ---------       ---------       ---------
Income
 Interest income                                                       $      --       $  15,611       $ 108,530

Expenses                                                                  (3,650)        (11,263)        (14,862)
                                                                       ---------       ---------       ---------

Income before income taxes and equity in
  undistributed earnings (losses) of banking subsidiary                   (3,650)          4,348          93,668

Income tax expense (benefit)                                               1,352           1,217         (37,114)

Equity in undistributed earnings (losses)
  of banking subsidiary                                                  129,690        (188,276)       (327,859)
                                                                       ---------       ---------       ---------

Net income (loss)                                                      $ 127,392       $(185,145)      $(197,077)
                                                                       =========       =========       =========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S - FNB BANCSHARES, INC. (PARENT COMPANY ONLY) - CONTINUED

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                           1998               1997              1996
                                                                        -----------       -----------       -----------
Operating activities:
  Net income (loss)                                                     $   127,392       $  (185,145)      $  (197,077)
  Adjustments to reconcile net income (loss) to net
  cash provided by operating activities
    (Increase) decrease in other assets                                         828           (15,834)           (3,233)
    Increase (decrease) in other liabilities                                     --              (100)         (102,010)
    Equity in undistributed (earnings) losses of
      banking subsidiary                                                   (129,690)          188,276           327,859
                                                                        -----------       -----------       -----------
        Net cash provided (used) by operating activities                     (1,470)          (12,803)           25,539
                                                                        -----------       -----------       -----------

Financing activities:
  Sale of common stock                                                           --                --         6,163,280
  Purchase of bank stock                                                         --                --        (4,775,845)
  Cost of stock issuance                                                         --                --           (44,899)
                                                                        -----------       -----------       -----------
        Net cash provided by financing activities                                --                --         1,342,536
                                                                        -----------       -----------       -----------

Net increase in cash                                                         (1,470)          (12,803)        1,368,075

Cash, beginning                                                           1,374,170         1,386,973            18,898
                                                                        -----------       -----------       -----------

Cash, ending                                                            $ 1,372,700       $ 1,374,170       $ 1,386,973
                                                                        ===========       ===========       ===========


NOTE T - THE YEAR 2000

Some computers, software, and other equipment include programming codes in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

The Year 2000 Problem could affect computers, software, and other equipment that the Company uses. Accordingly, the Company has completed its review of its internal computer programs and systems to determine whether they will be Year 2000 compliant. The Company believes that its computer systems will be Year 2000 compliant in a timely manner. Because the primary hardware and software systems are presently certified by their vendors as Year 2000 compliant, the Company has not incurred any significant costs to date relating to software modifications or new installations for the other systems. Most systems are made compliant through periodic software upgrades provided by the various vendors as part of the license agreements. However, while the Company does not expect the cost of these efforts to be material to its financial position or any year's operating results, there can be no assurance to this effect.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE T - THE YEAR 2000 - CONTINUED

The Company utilizes an outsourced data processing system for most of its accounting functions. The Company's primary systems and those of Fiserv, have been tested by proxy with the software provider, who has tested in environments with like software and hardware systems as the Company. Banking regulators have approved this type of testing as a valid means of testing. The Company has received results and the results are available for review. The testing process did not reveal any problems relating to the Year 2000. The Company believes that it has identified substantially all of the major computers, software applications, and related equipment used in connection with its internal operations that must be modified, upgraded, or replaced to minimize the possibility of a material disruption of its business. Management has completed upgrading and is in the process of testing the systems that it has determined are not prepared for the Year 2000. Management believes that the testing of its systems should be completed by March 31, 1999. Management has spent approximately $40,000 to get all of its systems Year 2000 compliant. The Company does not believe that the cost related to these efforts will be material to its business, financial condition, or operating results.

In addition to computers and related systems, the operation of the Company's office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, and other devices, may be affected by the Year 2000 Problem. The Company has completed its assessment of the potential effect of, and the costs of remediating, the Year 2000 Problem on this equipment. The Company estimates that its total cost of completing any required modifications, upgrades, or replacements of these internal systems will not have a material effect on its business, financial condition, or operating results.

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

                      Thomas W. Hale, Chief Credit Officer

                     John W. Hobbs, Chief Financial Officer





                                    OFFICERS

              Danny Ham, Vice President, Consumer Banking Manager

                  Mike Grubbs, Vice President, Consumer Banker


                                      ss.



                                    SERVICES


            All Day Banking                       Commercial Loans                     Personal Checking
   American Express Travelers Checks              Direct Deposits                   Personal Lines of Credit
              ATM Service                    Discount Brokerage Service                  Personal Loans
             Bank By Mail                         Drive-In Service                      Regular Savings
        Bond Coupon Redemption             Individual Retirement Accounts              Safe Deposit Boxes
           Business Checking                     Interest Checking                      Senior Checking
            Cashiers Checks                      Letters of Credit               Treasury, Tax & Loan Deposits
        Certificates of Deposit                Money Market Accounts                   U.S. Savings Bonds
            Christmas Clubs                       Night Depository                    Visa and Master Card
           Collection Items                     Overdraft Protection                     Wire Transfers

                              FNB BANCSHARES, INC.


                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 27, 1999 at our offices at 217 North Granard Street, Gaffney, South Carolina.


CORPORATE OFFICE:                                   GENERAL COUNSEL:

217 N. Granard Street                               Nelson Mullins Riley & Scarborough, L.L.P.
Gaffney, South Carolina 29341                       First Union Plaza, Suite 1400
Phone (864) 488-2265                                999 Peachtree Street, NE
Fax (864) 488-0041                                  Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:                          INDEPENDENT AUDITORS:

First Citizens Bank                                 Tourville, Simpson & Henderson, L.L.P.
P.O. Box 29                                         P.O. Box 8567
Columbia, South Carolina 29202                      Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of FNB Bancshares, Inc. is not listed on any exchange. However, the stock is traded on the over-the-counter bulletin board. The Company's stock trades under the symbol "FNBC" on the Nasdaq OTC Bulletin Board. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The only trades of which the Company is aware is at $10.00 per share. As of December 31, 1998, there were 569 shareholders of record.

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

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporations Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY.