Form 10KSB, Exhibit 13
period 1999-12-31
FNB BANCSHARES INC /SC/
filed 2000-03-28
CIK 1009162

                                                                     EXHIBIT 13


                              FNB BANCSHARES, INC.


                               Table of Contents

                                                                 Page
Shareholders' Letter                                                2
Summary of Selected Financial Data                                  3
Management's Discussion and Analysis                             4-15
Independent Auditors' Report                                       17
Consolidated Balance Sheets                                        18
Consolidated Statements of Income                                  19
Consolidated Statements of Changes in Shareholders' Equity         20
Consolidated Statements of Cash Flows                              21
Notes to Consolidated Financial Statements                      22-34
Directors, Officers and Services                                   35
Corporate Data                                                     36

                              FNB BANCSHARES, INC.

                            SELECTED FINANCIAL DATA


The following table sets forth certain selected financial data concerning FNB Bancshares, Inc. (the "Company"). The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.


Years ended December 31, 1999, 1998, 1997,
  1996 and the period September 27, 1995
  to December 31, 1995                          1999             1998            1997               1996              1995
                                             ---------        ---------        ---------         ---------         ---------

(Dollars in thousands, except per share)

BALANCE SHEET:
  Securities held to maturity                $   2,349        $   1,800        $   1,501         $     344         $       -
  Allowance for loan losses                        429              303              153                20                 -
  Net loans                                     27,401           19,952           14,016             2,024                 -
  Premises and equipment - net                   2,214            1,804              761               734                 4
  Total assets                                  35,196           28,035           19,920            11,733                75
  Non-interest bearing deposits                  4,565            3,070            2,478             1,125                 -
  Interest bearing deposits                     22,670           18,026           11,082             4,679                 -
  Total deposits                                27,235           21,096           13,560             5,804                 -
  Total liabilities                             29,188           22,199           14,211             5,839               102
  Total shareholders' equity                     6,008            5,837            5,709             5,894               (27)

RESULTS OF OPERATIONS:
  Interest income                            $   2,660        $   2,059        $   1,248         $     206         $       -
  Interest expense                                 939              755              396                42                 -
                                             ---------        ---------        ---------         ---------         ---------
  Net interest income                            1,721            1,304              852               164                 -
  Provision for loan losses                        140              160              138                20                 -
                                             ---------        ---------        ---------         ---------         ---------
  Net interest income after provision            1,581            1,144              714               144                 -
  Other income                                     311              193              101                 6                 -
  Other expenses                                 1,633            1,207            1,072               431                27
  Income tax expense (benefit)                      88                3              (72)              (84)                -
                                             ---------        ---------        ---------         ---------         ---------

  Net income (loss)                          $     171        $     127        $    (185)        $    (197)        $     (27)
                                             =========        =========        =========         =========         =========

PER SHARE DATA:
  Weighted average common shares
    outstanding                                616,338          616,338          616,338           616,338                 -
  Basic earnings (loss) per share            $     .28        $     .21        $    (.30)        $    (.32)        $       -
  Diluted earnings (loss) per share          $     .28        $     .21        $    (.30)        $    (.32)        $       -

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

1999 TO 1998:

Net income for the year ended December 31, 1999 was $171,249, or $.28 per share, compared to $127,392, or $.21 per share, for the year ended December 31, 1998. An increase in net interest income of $417,360 over the 1998 amount of $1,303,808 was the primary reason for the increase in net income from 1998 to 1999. Other income increased $117,269, or 60.5%, to $311,153 for the year ended December 31, 1999 as compared to a year earlier. Other expenses increased from $1,207,204 for 1998 to $1,633,137 for 1999.

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

NET INTEREST INCOME

To a large degree, earnings are dependent on net interest income. Net interest income represents the difference between interest earned on assets and interest paid on liabilities. Interest rate spread and net interest margin are two significant elements in analyzing the Company's net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is net interest income divided by earning assets.

Net interest income increased from $1,303,808 in 1998 to $1,721,168 in 1999, resulting in an increase of 32.0%. Income from loans increased by 41.0% to $2,408,140 for 1999, as compared to $1,707,484 for 1998. This increase was attributable to the growth in the loan portfolio from $20,254,948 in 1998 to $27,830,158 in 1999. There was also an increase in investment income of $29,168, an increase of 26.78% over the 1998 amount of $108,917. The net interest spread and net interest margin were 4.78% and 5.76% in 1999 as compared to 4.32% and 5.55% in 1998.

Net interest income was $852,333 for the year ended December 31, 1997, as compared to $164,089 for the year ended December 31, 1996. Amounts for 1996 represent the parent company's operations for the year and only 2.5 months of operations for the Bank. The net interest spread and net interest margin were 3.85% and 5.63%, respectively, in 1997.

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

AVERAGE BALANCES, INCOME, EXPENSES, AND RATES

                                                                1999                                   1998
                                                 ---------------------------------       ----------------------------------
                                                 Average                    Yield/       Average                     Yield/
                                                 Balance      Interest       Rate        Balance      Interest        Rate
                                                 -------      --------      ------       -------      --------       ------
(Dollars in thousands)

ASSETS:
Taxable securities                               $ 2,358       $   138       5.86%       $ 1,856       $   109       5.87%
Time deposits with other banks                        17             1       5.88%           503            29       5.78%
Federal funds sold                                 2,265           113       4.99%         3,904           214       5.48%
Loans (1)                                         25,261         2,408       9.53%        17,222         1,707       9.91%
                                                 -------       -------                   -------       -------
    Total earning assets                          29,901         2,660       8.90%        23,485         2,059       8.77%
                                                 -------       -------                   -------       -------
Cash and due from banks                            1,405                                   1,019
Allowance for loan losses                           (371)                                   (227)
Premises and equipment                             2,176                                     992
Other assets                                         607                                     566
                                                 -------                                 -------

    Total assets                                 $33,718                                 $25,835
                                                 =======                                 =======

LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest bearing deposits                        $22,206           915       4.12%       $16,368           731       4.47%
Advances from FHLB                                    25             2       8.00             --            --         --
Securities sold under agreements
    to repurchase                                    538            22       4.09%           613            24       3.92%
                                                 -------       -------                   -------       -------
    Total interest-
     bearing liabilities                          22,769           939       4.12%        16,981           755       4.45%
                                                               -------                                 -------
Non-interest bearing deposits                      4,797                                   2,951
Accrued interest and
 other liabilities                                   258                                     160
Shareholders' equity                               5,894                                   5,743
                                                 -------                                 -------
    Total liabilities and
       shareholders' equity                      $33,718                                 $25,835
                                                 =======                                 =======

Net interest income/
 interest rate spread                                          $ 1,721       4.78%                     $ 1,304       4.32%
                                                               =======       ====                      =======       ====

Net interest margin on earning assets                                        5.76%                                   5.55%
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

                              FNB BANCSHARES, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME - CONTINUED

The following tables set forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1999 to 1998 and 1998 to 1997.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                  1999 compared with 1998                 1998 compared with 1997
                                                      Variance Due to                           Variance Due to
(Dollars in thousands)                   Volume(1)       Rate(1)         Total        Volume(1)       Rate(1)        Total
                                         ---------       -------         -----        ---------       -------        -----

EARNING ASSETS
  Taxable securities                      $   28         $    1         $   29         $   35         $    3         $   38
  Time deposits with other banks             (29)             1            (28)            13             --             13
  Federal funds sold                         (81)           (20)          (101)           (59)            (1)           (60)
  Loans                                      766            (65)           701            852            (32)           820
                                          ------         ------         ------         ------         ------         ------

            Total interest income            684            (83)           601            841            (30)           811
                                          ------         ------         ------         ------         ------         ------

INTEREST-BEARING LIABILITIES
  Interest-bearing deposits                  241            (57)           184            356              4            360
  Advances from FHLB                           1             --              2             --             --             --
  Securities sold under agreements
    to repurchase                             (3)             1             (2)             1             (1)            --
                                          ------         ------         ------         ------         ------         ------
            Total interest expense           239            (56)           184            357              3            360
                                          ------         ------         ------         ------         ------         ------

            Net interest income           $  445         $  (27)        $  417         $  484         $  (33)        $  451
                                          ======         ======         ======         ======         ======         ======

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                              FNB BANCSHARES, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME - CONTINUED

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 1999. The table may not be indicative of the Company's rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                                     Less than          4-6              7-12            1-5          Over 5
(Dollars in thousands)               3 months          months           months          years          years          Total
                                     --------         --------         --------        --------       --------       --------

Interest earning assets:
  Taxable securities                 $     --         $     --         $    300        $  2,133       $     --       $  2,433
  Federal funds sold                      400               --               --              --             --            400
  Loans                                 7,910            1,212              576          13,663          4,469         27,830
                                     --------         --------         --------        --------       --------       --------
  Total                                 8,310            1,212              876          15,796          4,469         30,663
                                     --------         --------         --------        --------       --------       --------
Interest bearing liabilities -
  Interest bearing deposits(1)         12,296            5,428            3,980             966             --         22,670
  Advances from FHLB                    1,000               --               --              --             --          1,000
  Securities sold under
    agreements to repurchase              746               --               --              --             --            746
                                     --------         --------         --------        --------       --------       --------
                                       14,042            5,428            3,980             966             --         24,416

Interest sensitivity gap             $ (5,732)        $ (4,216)        $ (3,104)       $ 14,830       $  4,469       $  6,247
                                     ========         ========         ========        ========       ========       ========

Cumulative interest
  sensitivity gap                    $ (5,732)        $ (9,948)        $(13,052)       $  1,778       $  6,247       $  6,247
                                     ========         ========         ========        ========       ========       ========

Cumulative gap ratio(2)                (18.69)%         (32.44)%         (42.57)%          5.80%         20.37%
                                     ========         ========         ========        ========       ========

(1) All savings and transaction accounts are included in the less than three months category.

(2) Ratio of gap to total earning assets.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Advances from the Federal Home Loan Bank mature on a daily basis and are reflected in the earliest pricing period.

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

PROVISION FOR LOAN LOSSES

The Company maintains a reserve for loan losses which is funded by charges to current earnings. This reserve is intended to be an adequate allowance to absorb losses on loans outstanding and is based on management's continuing review and evaluation of the Company's loan portfolio. During 1999, the Company transferred $139,750 from earnings to the reserve for loan losses, increasing the balance to $429,049 on December 31, 1999 after deducting current year net charge offs.

Reserve for loan losses was approximately 1.54% and 1.50% of total loans on December 31, 1999 and 1998, respectively. As the Company continues to mature, management will evaluate its reserve policy and adjust the policy based on historical loss experience, changes in economic conditions, growth in the portfolio and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio. However, management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

OTHER INCOME

Other income for the year ended December 31, 1999 was $311,153, as compared to $193,884 for the year ended December 31, 1998. The most significant portion of other income was from NSF/overdraft charges which totaled $140,309, as compared to $92,586 in the prior year.

Other income for the year ended December 31, 1998 was $193,884, as compared to $100,616 for the year ended December 31, 1997. The most significant portion of other income was from service charges, commissions, and fees which totaled $170,922, as compared to $89,734 in the prior year.

OTHER EXPENSES

Non-interest expenses were $1,633,137 for the year ended December 31, 1999, as compared to $1,207,204 for the year ended December 31, 1998. This was comprised of salaries and employee benefits of $790,095, furniture and equipment expense of $142,891, occupancy expense of $105,272, data processing expense of $136,866, disposal of fixed assets expense of $45,894, office supplies expense of $44,665, and other operating expenses of $367,454.

Non-interest expenses were $1,207,204 for the year ended December 31, 1998, as compared to $1,072,095 for the year ended December 31, 1997. This was comprised of salaries and employee benefits of $623,635, furniture and equipment expense of $103,590, occupancy expense of $95,484, and other operating expenses of $384,495.

                              FNB BANCSHARES, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

INCOME TAXES

For the year ended December 31, 1999, the Company recorded income tax expense in the amount of $88,185. This resulted in an effective tax rate of 34%. Net operating loss carryforwards from prior years were used to reduce the income tax expense in 1998. For the year ended December 31, 1998, the Company recorded income tax expense in the amount of $3,096.

CAPITAL RESOURCES

Total capital of the Company was increased by net income in 1999 of $171,249. Total capital of the Company was increased by net income in 1998 of $127,392.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS

                                                    The Bank         The Company
                                                 --------------    --------------

Tier 1 capital:
 Common shareholders' equity                     $    4,563,020    $    6,007,822
Less: intangibles                                       (26,461)          (33,107)
                                                 --------------    --------------
Total Tier 1 capital                                  4,536,559         5,974,715
Tier 2 capital:
 Allowable allowance for loan losses                    351,292           351,354
                                                 --------------    --------------
     Tier 2 capital additions                           351,292           351,354
                                                 --------------    --------------
     Total capital                               $    4,887,851    $    6,326,069
                                                 ==============    ==============

Risk adjusted assets                             $   28,103,350    $   28,108,384
                                                 ==============    ==============

Total assets                                     $   35,185,486    $   35,195,556
                                                 ==============    ==============

Risk-based capital ratios:
  Tier 1 capital                                          16.14%            21.26%
  Total capital                                           17.39             22.51
  Tier 1 leverage ratio                                   12.89             16.98

                              FNB BANCSHARES, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. Advances from the Federal Home Loan Bank were also obtained in 1999 for liquidity purposes. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, the Company's short-term liquidity needs can be adequately supported by the Company's deposit base.

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

INVESTMENT PORTFOLIO

The following tables summarize the carrying value of investment securities and weighted average yields of those securities at December 31, 1999 and 1998.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

HELD TO MATURITY

                                                       1999          1998
                                                   -----------   ------------

U.S. Treasury securities                           $         -   $    550,619
U.S. Government agencies and corporations            2,349,326      1,249,172
Nonmarketable equity securities                         83,700         71,100
                                                   -----------   ------------
     Total securities
                                                   $ 2,433,026   $  1,870,891
                                                   ===========   ============

INVESTMENT SECURITIES PORTFOLIO MATURITY DISTRIBUTION AND YIELDS

                                                                     1999
                                                           ---------------------
                                                             Amount        Yield
                                                             ------        -----
U.S. Treasury and U.S. Government agencies due:
  Within one year                                          $   300,000     5.18%
  After one year but within five years                       2,049,326     5.51
                                                           -----------     -----

                                                           $ 2,349,326     5.47%
                                                           ===========     ====

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

The Company's service area is mixed in nature. The corporate office is located in Gaffney, South Carolina. The economy of Cherokee County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Gaffney, the economy includes manufacturing, agriculture, timber, and recreational activities. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2000.

There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

Total loans outstanding were $27,830,158 and $20,254,948 at December 31, 1999 and 1998, respectively. The loan demand remains strong in the Company's market area, supported in part by customers moving from larger financial institutions after recent mergers. There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company's ratio of loans to deposits was 102% and 96% on December 31, 1999 and 1998, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

                              FNB BANCSHARES, INC.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

LOAN PORTFOLIO - CONTINUED

LOAN PORTFOLIO COMPOSITION

The following table summarizes the composition of the loan portfolio at December 31, 1999 and 1998:

                                                  1999         1998
                                                --------    --------
(Dollars in thousands)
Commercial, financial and agricultural          $  5,831    $  5,212
Real estate - construction                           404         567
Real estate - mortgage                            15,971       9,571
Consumer and other                                 5,624       4,905
                                                --------    --------
                                                $ 27,830    $ 20,255
                                                ========    ========

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The following table summarizes the loan maturity distribution, by type, at December 31, 1999 and related interest rate characteristics:

                                              One year            One to            After
                                               or less          five years        five years           Total
                                            --------------    --------------    --------------    --------------

Commercial, financial and agricultural      $    3,215,022    $    2,495,591    $      120,174    $    5,830,787
Real estate - construction                         129,309           274,996                 -           404,305
Real estate - mortgage                           4,672,878         7,321,797         3,976,854        15,971,529
Consumer and other                               1,680,468         3,570,740           372,329         5,623,537
                                            --------------    --------------    --------------    --------------
                                            $    9,697,677    $   13,663,124    $    4,469,357    $   27,830,158
                                            ==============    ==============    ==============    ==============
Predetermined rate,
  maturing greater than one year                              $   13,663,124    $    4,469,357    $   18,132,481
                                                              ==============    ==============    ==============
Variable rate or maturing
  within one year                           $    9,697,677                                        $    9,697,677
                                            ==============                                        ==============

RISK ELEMENTS

At December 31, 1999, there were no loans past due 90 days or more and still accruing interest and ten loans totaling $266,444 in nonaccrual status. At December 31, 1998, there were no loans past due 90 days or more and still accruing interest and three loans totaling $22,911 in nonaccrual status.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                             1999               1998
                                                        --------------    --------------

Loans outstanding at the end of year                    $   27,830,158    $   20,254,948
                                                        ==============    ==============

Average amount of loans outstanding                     $   25,261,533    $   17,221,796
                                                        ==============    ==============

Balance, beginning of year                              $      303,248    $      152,614
Total loans charged off                                        (26,905)           (9,768)
Recoveries of loans previously charged off                      12,956               402
                                                        --------------    --------------
          Net charge-offs                                      (13,949)           (9,366)
                                                        --------------    --------------
Provision charged to operations                                139,750           160,000
                                                        --------------    --------------
Balance, end of year                                    $      429,049    $      303,248
                                                        ==============    ==============

Ratios:
  Allowance for loan losses to average loans                      1.70%             1.76%
  Allowance for loan losses to loans, end of year                 1.54%             1.50%

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


LOAN PORTFOLIO - CONTINUED

Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 1999.

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

At December 31, 1999, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company's consolidated financial statements.

AVERAGE DAILY DEPOSITS

Average deposits were $26,979,658 and $19,319,869 during 1999 and 1998, respectively. Certificates of deposit over $100,000 totaled $3,334,148 and $2,988,725 at December 31, 1999 and 1998, respectively. Of this total, scheduled maturities of three months or less were $858,240 at December 31, 1999; over three months through six months were $1,687,543 at December 31, 1999; over six months through twelve months were $788,365 at December 31, 1999; and none over twelve months at December 31,1998.

The following table summarizes the Bank's deposits for the years ended December 31, 1999 and 1998.

                                                                          1999                              1998
                                                               --------------------------        ----------------------------
(Dollars in thousands)                                                          Percent                          Percent
                                                                Amount        of Deposits         Amount         of Deposits
                                                               --------       -----------        --------        -----------
Non-interest bearing demand                                    $  4,565            16.76%        $  3,070            14.55%
Interest bearing transaction accounts                             4,363            16.02%           3,281            15.55%
Savings                                                           4,136            15.19%           3,116            14.77%
Certificates of deposit                                          14,171            52.03%          11,629            55.13%
                                                               --------         --------         --------         --------

                                                               $ 27,235           100.00%        $ 21,096           100.00%
                                                               ========           ======         ========           ======

Core deposits, which excludes certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $23,900,816 and $18,107,111 at December 31, 1999 and 1998, respectively.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


ADVANCES  FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $1,000,000 at December 31, 1999. The advance was obtained primarily to meet possible liquidity needs associated with Year 2000. The advance matures on a daily basis and averaged $24,658 during 1999.

SHORT-TERM BORROWINGS

At December 31, 1999 and 1998 the Company had short term borrowings which consisted of securities sold under agreements to repurchase of $746,181 and $869,269, respectively. The Company entered into a repurchase agreement with a local electric cooperative which generally matures on a one day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $764,154 and $1,089,170 during 1999 and 1998, respectively. The average interest rate paid on the repurchase agreement was 4.00% during 1998 and 1999.

RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets), for the period indicated. Since its inception, the Company has not paid cash dividends. Average balances in these computations are based on those presented in the table on page five.

                                                                                        1999                1998
                                                                                     -----------         ----------

Return on average assets                                                                    .51%              .49%

Return on average equity                                                                   2.91%             2.21%

Equity to assets ratio                                                                    17.48%            22.23%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In February 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits". SFAS 132 amends SFAS 87, 88, and 106 and revises employer's disclosures about pensions and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. At December 31, 1999, the Company was not affected by this Statement.

In June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company generally does not purchase derivative instruments or enter into hedging activities. This Statement was effective for fiscal years beginning after June 15, 1999, but was amended by SFAS 137.

The Company was not affected by Financial Accounting Standards Board Statements 134, 135 or 136.

In 1999, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." As stated, this Statement delays the effective date for the implementation of SFAS 133.

This Statement is effective for fiscal years beginning after June 15, 2000.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING INFORMATION

This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements that are not historical statements of fact regarding the intent, belief, or current expectations of the Company or its directors or its officers with respect to, among other things: (I) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth and operating strategies; and (iv) the quality of the Company's loan portfolio. Words such as "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," and "plans" are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions, and factors that may affect operating results, performance, and financial condition are the Company's ability to continue and manage its growth, fluctuations in its quarterly results, Year 2000 risks and concerns, competition, and other factors discussed in this Annual Report and in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1 (Registration Number 333-1546).

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank.

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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


THE YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers would not be able to interpret the new year properly, causing computer malfunctions. Although this did not happen, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

In accordance with bank regulatory guidelines, we developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We rely on third party vendors to supply our computer and telecommunication systems and other office equipment, and to process our data and account information. Because we commenced operations in 1996, we had the ability to choose vendors which we believed to be ready for the Year 2000. Our Year 2000 plan extends to all of our vendors, including our vendors for core data processing system, ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we reviewed the test results, assurances, and warranties of all of these vendors, and we believe that all these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulators and the banking industry in general have significantly reduced the Year 2000 related risks we might otherwise have faced.

We incurred approximately $40,000 in expenses in 1999 to implement our Year 2000 plan. Under our plan, we will continue to monitor the situation throughout 2000. We are executing this plan under the supervision of our chief financial officer, with oversight from our board of directors.

Our agreements with each of our primary vendors include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

We have also evaluated our worst case scenario and developed contingency plans in case Year 2000 issues do arise. In the worst case, our systems would be down for a period of time and we would be required to complete all transactions and keep all records manually. We will have all required forms and procedures in place for manual processing, and believe we can do this for at least a week without serious disruption of our business. We do not believe we will encounter any issues that cannot be resolved within this period. Any affected systems which cannot be fixed will be replaced with alternatives, although this is unlikely to be necessary.

The Year 2000 issue may also negatively affect the business of our customers, but to date we are not aware of any material Year 2000 issues affecting them. We include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties our customers' experience caused by Year 2000 issues could impair their ability to repay loans to the bank.

We did not have any significant Year 2000 problems on January 1, 2000, and we do not expect to experience any significant Year 2000 problems. We also believe that we will be able to continue to operate the business if one or more of our vendors experience unanticipated Year 2000 problems.

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                               MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CCP                         PRIVATE COMPANIES
R. JASON CASKEY, CPA                                       PRACTICE SECTIONS


                          INDEPENDENT AUDITORS' REPORT





    The Board of Directors
    FNB Bancshares, Inc.
    Gaffney, South Carolina

    We have audited the accompanying consolidated balance sheets of FNB Bancshares, Inc., and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for the years ended December 31, 1999, 1998 and 1997 in confomity with generally accepted accounting principles.




    Tourville, Simpson & Caskey, L.L.P.
    February 25, 2000
    Columbia, South Carolina

                              FNB BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                                 1999                       1998
                                                                                  --------------             --------------
ASSETS
Cash and cash equivalents:
   Cash and due from banks                                                        $    1,512,403             $    1,017,765
   Federal funds sold                                                                    400,000                  2,350,000
                                                                                  --------------             --------------
                                                                                       1,912,403                  3,367,765
Securities:
   Securities held to maturity (estimated market value of
     $2,318,372 in 1999 and $1,803,397 in 1998)                                        2,349,326                  1,799,791
   Nonmarketable equity securities                                                        83,700                     71,100
                                                                                  --------------             --------------
                                                                                       2,433,026                  1,870,891

Time deposits with other banks                                                                --                    500,000

Loans receivable                                                                      27,830,158                 20,254,948
   Less allowance for loan losses                                                       (429,049)                  (303,248)
                                                                                  --------------             --------------
      Loans, net                                                                      27,401,109                 19,951,700

Premises and equipment, net                                                            2,213,812                  1,803,557
Accrued interest receivable                                                              207,676                    127,576
Other assets                                                                           1,027,530                    413,590
                                                                                  --------------             --------------

            Total assets                                                          $   35,195,556             $   28,035,079
                                                                                  ==============             ==============

LIABILITIES
Deposits:
   Non-interest bearing transaction accounts                                      $    4,565,052             $    3,070,299
   Interest bearing transaction accounts                                               4,362,742                  3,281,387
   Savings                                                                             4,136,103                  3,115,763
   Time deposits $100,000 and over                                                     3,334,148                  2,988,725
   Other time deposits                                                                10,836,919                  8,639,662
                                                                                  --------------             --------------
                                                                                      27,234,964                 21,095,836

Advances from the Federal Home Loan Bank                                               1,000,000                         --
Securities sold under agreements to repurchase                                           746,181                    869,269
Accrued interest payable                                                                  49,745                     47,799
Other liabilities                                                                        156,844                    185,602
                                                                                  --------------             --------------
            Total liabilities                                                         29,187,734                 22,198,506
                                                                                  --------------             --------------

Commitments and Contingencies (Notes D and P)

SHAREHOLDERS' EQUITY
Preferred stock, $.01 par value; 10,000,000
   shares authorized and unissued                                                             --                         --
Common stock, $.01 par value; 10,000,000
   shares authorized; 616,338 shares issued and
   outstanding in 1999 and 1998                                                            6,163                      6,163
Capital surplus                                                                        6,112,318                  6,112,318
Retained earnings (deficit)                                                             (110,659)                  (281,908)
                                                                                  --------------             --------------
            Total shareholders' equity                                                 6,007,822                  5,836,573
                                                                                  --------------             --------------

            Total liabilities and shareholders' equity                            $   35,195,556             $   28,035,079
                                                                                  ==============             ==============


The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                  1999                    1998                    1997
                                                               ------------            ------------            ------------
INTEREST INCOME
   Loans, including fees                                       $  2,408,140            $  1,707,484            $    886,790
   Investment securities, taxable                                   138,085                 108,917                  70,974
   Federal funds sold                                               112,666                 213,852                 273,854
   Time deposits with other banks                                     1,000                  29,071                  16,239
                                                               ------------            ------------            ------------
                                                                  2,659,891               2,059,324               1,247,857
                                                               ------------            ------------            ------------

INTEREST EXPENSE
   Time deposits $100,000 and over                                  177,710                 161,021                  90,839
   Other deposits                                                   737,792                 570,226                 281,029
   Advances from the Federal Home Loan Bank                           1,709                      --                      --
   Securities sold under agreements to repurchase                    21,512                  24,269                  23,656
                                                               ------------            ------------            ------------
                                                                    938,723                 755,516                 395,524
                                                               ------------            ------------            ------------

NET INTEREST INCOME                                               1,721,168               1,303,808                 852,333

Provision for loan losses                                           139,750                 160,000                 138,000
                                                               ------------            ------------            ------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES               1,581,418               1,143,808                 714,333
                                                               ------------            ------------            ------------

OTHER INCOME
   Service charges on deposit accounts                               32,878                  22,962                  10,882
   NSF and overdraft fees                                           140,309                  92,586                  45,292
   Mortgage origination fees                                         75,697                  30,546                   4,490
   Other service charges, commissions and fees                       62,269                  47,790                  39,952
                                                               ------------            ------------            ------------
                                                                    311,153                 193,884                 100,616
                                                               ------------            ------------            ------------

OTHER EXPENSE
   Salaries and employee benefits                                   790,095                 623,635                 586,135
   Occupancy expense                                                105,272                  95,484                  95,653
   Furniture and equipment                                          142,891                 103,590                  80,523
   Disposal of assets                                                45,894                      --                      --
   Office supplies                                                   44,665                  32,256                  32,779
   Data processing                                                  136,866                  74,510                  19,630
   Other operating expense                                          367,454                 277,729                 257,375
                                                               ------------            ------------            ------------
                                                                  1,633,137               1,207,204               1,072,095
                                                               ------------            ------------            ------------

INCOME (LOSS) BEFORE INCOME TAXES                                   259,434                 130,488                (257,146)

Income tax expense (benefit)                                         88,185                   3,096                 (72,001)
                                                               ------------            ------------            ------------

NET INCOME (LOSS)                                              $    171,249            $    127,392            $   (185,145)
                                                               ============            ============            ============


BASIC EARNINGS (LOSS) PER SHARE                                $        .28            $        .21            $       (.30)

DILUTED EARNINGS (LOSS) PER SHARE                              $        .28            $        .21            $       (.30)


The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                                         Retained
                                           Common Stock                    Capital       Earnings
                                              Shares         Amount        Surplus       (Deficit)       Total
                                           ------------   ------------  -------------  ------------   ------------


BALANCE, DECEMBER 31, 1996                      616,338   $      6,163  $   6,112,318  $   (224,155)  $  5,894,326

Net income (loss)                                                                          (185,145)      (185,145)
                                           ------------   ------------  -------------  ------------   ------------


BALANCE, DECEMBER 31, 1997                      616,338          6,163      6,112,318      (409,300)     5,709,181

Net income                                                                                  127,392        127,392
                                           ------------   ------------  -------------  ------------   ------------


BALANCE, DECEMBER 31, 1998                      616,338          6,163      6,112,318      (281,908)     5,836,573

Net income                                                                                  171,249        171,249
                                           ------------   ------------  -------------  ------------   ------------


BALANCE, DECEMBER 31, 1999                      616,338   $      6,163  $   6,112,318  $   (110,659)  $  6,007,822
                                           ============   ============  =============  ============   ============


The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                             1999                 1998                 1997
                                                                         ------------         ------------         ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                     $    171,249         $    127,392         $   (185,145)
   Adjustments to reconcile net income (loss) to net
      cash provided by operating activities
         Provision for loan losses                                            139,750              160,000              138,000
         Depreciation                                                         172,684               92,902               85,551
         Accretion and premium amortization                                       467                  165               (4,737)
         Writedown on disposal of assets                                       45,894                   --                   --
         Deferred income taxes                                                (11,343)              (3,695)             (76,041)
         Increase in interest receivable                                      (80,100)              (5,077)            (111,319)
         Increase (decrease) in interest payable                                1,946              (25,033)              52,619
         (Increase) decrease in other assets                                  (32,636)              72,089              (59,507)
         Increase (decrease) in other liabilities                             (28,758)              31,588              140,017
                                                                         ------------         ------------         ------------
            Net cash provided (used) by operating activities                  379,153              450,331              (20,562)
                                                                         ------------         ------------         ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities held to maturity                                 (1,912,602)          (2,469,725)          (2,102,404)
  Maturities of securities held to maturity                                 1,350,000            2,100,000              950,000
  Purchases of time deposits with other banks                                      --           (1,000,000)            (600,000)
  Maturities of time deposits with other banks                                500,000            1,100,000                   --
  Net increase in loans made to customers                                  (8,159,120)          (6,095,482)         (12,130,246)
  Purchases of premises and equipment                                        (628,833)          (1,135,616)            (111,951)
                                                                         ------------         ------------         ------------
            Net cash used by investing activities                          (8,850,555)          (7,500,823)         (13,994,601)
                                                                         ------------         ------------         ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, interest
      bearing transaction accounts and savings accounts                     3,596,448            3,098,948            3,458,332
   Net increase in time deposits                                            2,542,680            4,437,020            4,297,171
   Increase (decrease) in securities sold under
      agreements to repurchase                                               (123,088)             444,856              424,413
   Advances from the FHLB                                                   1,000,000                   --                   --
                                                                         ------------         ------------         ------------
            Net cash provided by financing activities                       7,016,040            7,980,824            8,179,916
                                                                         ------------         ------------         ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       (1,455,362)             930,332           (5,835,247)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                              3,367,765            2,437,433            8,272,680
                                                                         ------------         ------------         ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  1,912,403         $  3,367,765         $  2,437,433
                                                                         ============         ============         ============

SUPPLEMENTAL DISCLOSURES:

  Cash paid during the year for interest                                 $    936,777         $    780,549         $    342,905
  Cash paid during the year for taxes                                    $     88,141                   --                   --

SUPPLEMENTAL NONCASH INVESTING ACTIVITIES:

  Loans transferred to repossessed assets                                $    569,961         $         --         $         --


The accompanying notes are an integral part of the consolidated financial statements.

                                                                      EXHIBIT 13

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND CONSOLIDATION - FNB Bancshares, Inc., a bank holding company (the "Company"), and its subsidiary, First National Bank of the Carolinas (the "Bank"), provide banking services to domestic markets principally in Cherokee County, South Carolina. The Bank commenced operations on October 18, 1996. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject the Bank to concentrations of credit risk consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrower's ability to honor the terms of their loans is dependent on business and economic conditions in Cherokee County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations. The Bank places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions. By policy, time deposits are limited to amounts insured by the FDIC. Management believes credit risk associated with these financial instruments is not significant.

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

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. There was a $1,000,000 outstanding advance at December 31, 1999. At December 31, 1999 and 1998, the investment in Federal Home Loan Bank stock was $83,700 and $71,100, respectively.

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

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

FEDERAL RESERVE BANK STOCK - Other assets includes the cost of the Company's investment in the stock of the Federal Reserve Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. The investment in Federal Reserve Bank Stock was $132,450 and $126,450 at December 31, 1999 and 1998, respectively.

INCOME AND EXPENSE RECOGNITION - The accrual method of accounting is used for all significant categories of income and expense. Other miscellaneous fees are reported when received.

RETIREMENT PLAN - The Company adopted a contributory 401(K) plan in 1998 which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants' annual compensation. Expenses charged to earnings in 1999 and 1998 for the plan were $5,727 and $4,096, respectively.

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

RECLASSIFICATIONS - Certain captions and amounts in the financial statements of 1998 and 1997 were reclassified to conform with the 1999 presentation.

NOTE B - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.

NOTE C - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities held to maturity at December 31, 1999 and 1998 were:


                                                                          Gross          Gross             Estimated
                                                   Amortized           Unrealized      Unrealized             Fair
                                                      Cost                Gains          Losses               Value
                                                   ----------          ----------      ----------          ----------
AS OF DECEMBER 31, 1999:
U.S. Government agencies and corporations          $2,349,326          $       --      $   30,954          $2,318,372
                                                   ==========          ==========      ==========          ==========

AS OF DECEMBER 31, 1998:
U.S. Treasuries                                    $  550,619          $    4,412      $       --          $  555,031
U.S. Government agencies and corporations           1,249,172               1,100           1,906           1,248,366
                                                   ----------          ----------      ----------          ----------

                                                   $1,799,791          $    5,512      $    1,906          $1,803,397
                                                   ==========          ==========      ==========          ==========

The following is a summary of maturities of securities held to maturity as of December 31, 1999. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.


                                                          Estimated
                                      Amortized              Fair
                                         Cost                Value
                                      ----------          ----------
Due within one year                   $  300,000          $  297,000
Due within one to five years           2,049,326           2,021,372
                                      ----------          ----------

                                      $2,349,326          $2,318,372
                                      ==========          ==========

At December 31, 1999 and 1998 investment securities with a book value of $2,349,326 and $1,799,791, respectively, and a market value of $2,318,372 and $1,803,397, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - LOANS

Major classifications of loans receivable as of December 31, 1999 and 1998 are summarized as follows:


                                                    1999                 1998
                                                -----------          -----------
Commercial, financial and agricultural          $ 5,830,787          $ 5,212,393
Real estate - construction                          404,305              566,720
Real estate - other                              15,971,529            9,571,462
Consumer and other                                5,623,537            4,904,373
                                                -----------          -----------

      Total gross loans                         $27,830,158          $20,254,948
                                                ===========          ===========

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1999, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

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

Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 are summarized below:


                                                       1999                1998                1997
                                                    ---------           ---------           ---------
Balance, beginning of year                          $ 303,248           $ 152,614           $  20,000
Provision charged to operations                       139,750             160,000             138,000
Recoveries on loans previously charged off             12,956                 402                  --
Loans charged off                                     (26,905)             (9,768)             (5,386)
                                                    ---------           ---------           ---------

Balance, end of year                                $ 429,049           $ 303,248           $ 152,614
                                                    =========           =========           =========

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

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D - LOANS - CONTINUED

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 1999 and 1998:


                                                                                      1999               1998
                                                                                 --------------     --------------
Commitments to extend credit                                                     $    3,365,542     $    3,930,657


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1999 and 1998:


                                            1999                  1998
                                        -----------           -----------
Land                                    $   245,492           $   245,492
Building and land improvements            1,709,998               297,927
Furniture and equipment                     615,801               380,578
Construction in progress                         --             1,070,610
                                        -----------           -----------
                                          2,571,291             1,994,607
Less, accumulated depreciation             (357,479)             (191,050)
                                        -----------           -----------

Premises and equipment, net             $ 2,213,812           $ 1,803,557
                                        ===========           ===========

NOTE F - DEPOSITS

At December 31, 1999, the scheduled maturities of time deposits are as follows:

                  2000                                                           $13,204,724
                  2001                                                               895,857
                  2002                                                                 4,839
                  2003                                                                65,647
                                                                                 -----------

                                                                                 $14,171,067

NOTE G - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of a $1,000,000 variable rate advance bearing an interest rate of 4.55%. The advance is scheduled to mature on December 21, 2000.

As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $2,615,013 at December 31, 1999. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 1999 and 1998, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 1999 and 1998 is summarized as follows:


                                                       1999               1998
                                                   ----------         ----------
Average balance during the year                    $  538,136         $  612,632

Average interest rate during the year                     4.0%               4.0%

Maximum month-end balance during the year          $  764,154         $1,089,170

As of December 31, 1999 and 1998, the amortized costs and market values of the securities underlying the agreements were $1,499,470 and $1,099,791 and $1,476,357 and $1,102,381, respectively.

NOTE I - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 1999 and 1998 the Company had related party loans totaling $99,443, and $36,517, respectively. During 1999, $261,322 of new loans were made to related parties and repayments totaled $198,396.

NOTE J - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to FNB Bancshares, Inc. in the form of cash dividends, loans or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank were negative at December 31, 1999 and 1998.

NOTE K - INCOME TAXES

Income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:


                                                                   1999               1998              1997
                                                                 --------           --------          --------
Currently payable
  Federal                                                        $ 94,687           $     --          $  3,823
  State                                                             5,167                 --               217
                                                                 --------           --------          --------
Currently payable income tax expense                               99,854                 --             4,040
                                                                 --------           --------          --------

Deferred income taxes
  Federal                                                         (13,684)            (2,811)          (64,599)
  State                                                             2,015              5,907           (11,442)
                                                                 --------           --------          --------
Deferred income tax expense (benefit)                             (11,669)             3,096           (76,041)
                                                                 --------           --------          --------

                     Total income tax expense (benefit)          $ 88,185           $  3,096          $(72,001)
                                                                 ========           ========          ========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE K - INCOME TAXES - CONTINUED

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 1999 and 1998 are as follows:


                                                                                   1999          1998
                                                                                 --------     --------
Deferred tax assets:
  Allowance for loan losses                                                      $146,720     $100,320
  Organization costs                                                               33,286       51,623
  Accumulated depreciation                                                            320            -
  Net operating loss carryforward                                                       -       35,689
                                                                                 --------     --------
                   Total deferred tax assets                                      180,326      187,632

Deferred tax liabilities -
  Accumulated depreciation                                                              -       18,649
                                                                                 --------     --------

Net deferred tax assets                                                          $180,326     $168,983
                                                                                 ========     ========

As of December 31, 1999 the Company has utilized all of its net operating loss carryforward.

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 1999 will be realized and, accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense (benefit) and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:


                                                                1999               1998               1997
                                                             ---------          ---------          ---------
Tax expense at statutory rate                                $  88,208          $  44,366          $ (87,430)
Surtax exemption                                                (1,702)           (10,226)            28,598
State income tax, net of federal income tax benefit              5,425              5,907            (11,299)
Other, net                                                      (3,746)           (36,951)            (1,870)
                                                             ---------          ---------          ---------

                                                             $  88,185          $   3,096          $ (72,001)
                                                             =========          =========          =========


NOTE L - OTHER EXPENSES

Other expenses for the years ended December 31, 1999, 1998 and 1997 are summarized as follows:


                                                                1999               1998               1997
                                                             ---------          ---------          ---------
Amortization of organizational costs                         $  14,460          $  17,850          $  18,276
Correspondent bank fees                                         26,087             18,012             12,111
Printing and postage                                            27,650             17,782             13,799
Advertising and promotion                                       22,085             14,149             15,519
Legal and accounting                                            33,000             27,530             46,504
Telephone                                                       25,053             22,729             23,485
ATM surcharges                                                  24,095              9,459              1,989
Courier                                                         18,695             16,975             17,913
Other                                                          176,329            133,243            107,779
                                                             ---------          ---------          ---------

                                                             $ 367,454          $ 277,729          $ 257,375
                                                             =========          =========          =========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - STOCK-BASED COMPENSATION

The Company has an Incentive Stock Option Plan (Stock Plan) which provides for the granting of options to purchase up to 152,450 shares of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire unexercised or are canceled become available for issuance. At December 31, 1999 there were 41,319 options available for grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for the stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income (loss) and earnings (losses) per share for the years ended December 31, 1999, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                                                  1999               1998              1997
                                                              --------------    --------------     -------------
Net income (loss):
  As reported                                                 $171,249          $ 127,392          $(185,145)
  Pro forma                                                    167,839             82,909           (228,021)

Basic earnings (loss) per share:
  As reported                                                 $    .28          $     .21          $    (.30)
  Pro forma                                                        .27                .13               (.37)

Diluted earnings (loss) per share:
  As reported                                                 $    .28          $     .21          $    (.30)
  Pro forma                                                        .27                .13               (.37)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999 and 1998: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 5.56% and 4.62% for 1999 and 1998, respectively; and an expected life of 10 years for both years. No options were granted in 1997.

The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1999 and 1998 is $4.21, and $3.67, respectively.

A summary of the status of the Company's stock option plan as of December 31, 1999, 1998 and 1997 and changes during the years ending on those dates is presented below:

                                        1999                              1998                            1997
                     ---------   ------------------   ----------   -----------------  -----------   -----------------
                                  Weighted-Average                  Weighted-Average                 Weighted-Average
                       Shares      Exercise Price       Shares       Exercise Price     Shares        Exercise Price
                     ---------   ------------------   ----------    ----------------  -----------   -----------------
Outstanding at
beginning of year      102,846      $   10.00             45,566      $    10.00           50,566     $     10.00
Granted                  8,285          10.00             57,280           10.00                -               -
Exercised                    -              -                  -               -                -               -
Canceled                     -              -                  -               -           (5,000)          10.00
                     ---------                        ----------                      -----------
Outstanding at end
of year                111,131          10.00            102,846           10.00           45,566           10.00
                     =========                        ==========                      ===========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M - STOCK-BASED COMPENSATION - CONTINUED

Options exercisable at December 31, 1999, 1998 and 1997 were 38,795, 18,226, and 9,113, respectively.

At December 31, 1999 the outstanding stock options had a weighted average remaining life of 8.13 years and a remaining life of 7.52 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.

NOTE N - UNUSED LINES OF CREDIT

As of December 31, 1999, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $1,500,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

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

Advances from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the FHLB.

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

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE O - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

The carrying values and estimated fair values of the Company's financial instruments for the years ending December 31, 1999 and 1998 are as follows:

                                                      December 31, 1999                     December 31, 1998
                                              --------------------------------      --------------------------------
                                                Carrying           Estimated           Carrying           Estimated
                                                 Amount            Fair Value           Amount            Fair Value
                                              ------------       -------------      ------------       -------------
FINANCIAL ASSETS:
   Cash and due from banks                    $  1,512,403       $  1,512,403       $  1,017,765       $  1,017,765
   Federal funds sold                              400,000            400,000          2,350,000          2,350,000
   Securities held-to-maturity                   2,433,026          2,402,072          1,870,891          1,874,497
   Time deposits with other banks                       --                 --            500,000            500,000
   Loans                                        27,830,158         27,943,854         20,254,948         20,335,093
   Allowance for loan losses                      (429,049)          (429,049)          (303,248)          (303,248)
   Accrued interest receivable                     207,676            207,676            127,576            127,576

FINANCIAL LIABILITIES:
   Demand deposit, interest-bearing
     transaction, and savings accounts        $ 13,063,897       $ 13,063,897       $  9,467,449       $  9,467,449
   Time deposits                                14,171,067         14,123,135         11,628,387         11,614,361
   Advances from the FHLB                        1,000,000          1,000,000                 --                 --
   Securities sold under agreements
     to repurchase                                 746,181            746,181            869,269            869,269
   Accrued interest payable                         49,745             49,745             47,799             47,799

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
   Commitments to extend credit               $  3,365,542       $  3,365,542       $  3,930,657       $  3,930,657

NOTE P - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1999, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE Q - EARNINGS PER SHARE

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

The reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share have not been presented since both calculations result in the same per share calculation. Options to purchase 111,131 and 102,846 shares of common stock at $10 per share were outstanding at December 31, 1999 and 1998, respectively. The stock options were not included in the computation of diluted EPS for December 31, 1997 because they would have resulted in an antidilutive per share amount since the Company had a net loss in that year.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

As of December 31, 1999, the most recent notification from the Bank's primary regulator categorized the Bank as well- capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 1999 and 1998.

                                                                                                     To Be Well
                                                                                                  Capitalized Under
                                                                         For Capital               Prompt Corrective
                                              Actual                  Adequacy Purposes            Action Provisions
                                      -------------------------     ------------------------   ------------------------
                                       Amount           Ratio       Amount            Ratio       Amount         Ratio
DECEMBER 31, 1999
    Total capital
      (to risk weighted assets)      $4,887,851         17.39%      $2,248,268         8.00%   $2,810,335         10.00%
    Tier 1 capital
      (to risk weighted assets)       4,536,559         16.14        1,124,134         4.00     1,686,201          6.00
    Tier 1 capital
      (to average assets)             4,536,559         12.89        1,441,769         4.00     1,802,212          5.00

DECEMBER 31, 1998
    Total capital
      (to risk weighted assets)      $4,450,377         20.57%      $1,731,066         8.00%   $2,163,833         10.00%
    Tier 1 capital
      (to risk weighted assets)       4,179,494         19.32          865,533         4.00     1,298,299          6.00
    Tier 1 capital
      (to average assets)             4,179,494         13.96        1,197,244         4.00     1,496,555          5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                                       1999              1998
                                                                                 --------------     --------------
Assets
  Cash and cash equivalents                                                      $    1,435,988     $    1,372,700
  Investment in banking subsidiary                                                    4,563,020          4,389,400
  Other assets                                                                           10,069             74,473
                                                                                 --------------     --------------

        Total assets                                                             $    6,009,077     $    5,836,573
                                                                                 ==============     ==============

Other liabilities                                                                $        1,255     $            -

Shareholders' equity
   Common stock                                                                           6,163              6,163
   Capital surplus                                                                    6,112,318          6,112,318
   Retained earnings (deficit)                                                         (110,659)          (281,908)
                                                                                 --------------     --------------

        Total liabilities and shareholders' equity                               $    6,009,077     $    5,836,573
                                                                                 ==============     ==============

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                         1999         1998          1997
                                                                      ---------    ---------     ---------
Income
 Interest income                                                      $      --    $      --     $  15,611

Expenses                                                                 (3,625)      (3,650)      (11,263)
                                                                      ---------    ---------     ---------

Income before income taxes and equity in
  undistributed earnings (losses) of banking subsidiary                  (3,625)      (3,650)        4,348

Income tax expense (benefit)                                              1,254        1,352         1,217

Equity in undistributed earnings (losses)
  of banking subsidiary                                                 173,620      129,690      (188,276)
                                                                      ---------    ---------     ---------

Net income (loss)                                                     $ 171,249    $ 127,392     $(185,145)
                                                                      =========    =========     =========

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE S - FNB BANCSHARES, INC. (PARENT COMPANY ONLY) - CONTINUED

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                          1999       1998           1997
                                                                      ---------    ---------     ---------
Operating activities:
  Net income (loss)                                                  $  171,249   $  127,392    $ (185,145)
  Adjustments to reconcile net income (loss) to net
  cash provided by operating activities
    (Increase) decrease in other assets                                  64,404          828       (15,834)
    Increase (decrease) in other liabilities                              1,255           --          (100)
    Equity in undistributed (earnings) losses of
      banking subsidiary                                               (173,620)    (129,690)      188,276
                                                                      ---------    ---------     ---------
        Net cash provided (used) by operating activities                 63,288       (1,470)      (12,803)
                                                                      ---------    ---------     ---------

Net increase in cash                                                     63,288       (1,470)      (12,803)

Cash, beginning                                                       1,372,700    1,374,170     1,386,973
                                                                      ---------    ---------     ---------

Cash, ending                                                         $1,435,988   $1,372,700    $1,374,170
                                                                     ==========   ==========    ==========

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

                              FNB BANCSHARES, INC.


                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 25, 2000 at our offices at 217 North Granard Street, Gaffney, South Carolina.

CORPORATE OFFICE:                     GENERAL COUNSEL:
217 N. Granard Street                 Nelson Mullins Riley & Scarborough, L.L.P.
Gaffney, South Carolina 29341         First Union Plaza, Suite 1400
Phone (864) 488-2265                  999 Peachtree Street, NE
Fax (864) 488-0041                    Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:            INDEPENDENT AUDITORS:

First Citizens Bank                   Tourville, Simpson & Caskey, L.L.P.
P.O. Box 29                           P.O. Box 1769
Columbia, South Carolina 29202        Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of FNB Bancshares, Inc. is not listed on any exchange. However, the stock is traded on the over-the-counter bulletin board. The Company's stock trades under the symbol "FNBC" on the Nasdaq OTC Bulletin Board. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The only trades of which the Company is aware were at $10.00 per share. As of December 31, 1999, there were 557 shareholders of record.

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from First National Bank of the Carolinas. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank.

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