Form 10KSB, Exhibit 13
period 2000-12-31
FNB BANCSHARES INC /SC/
filed 2001-03-23
CIK 1009162

                                                                      EXHIBIT 13

       ANNUAL REPORT TO SHAREHOLDERS FOR THE YEAR ENDED DECEMBER 31, 2000

                              FNB BANCSHARES, INC.

                                TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 -----
Shareholders' Letter............................................................     2
Summary of Selected Financial Data..............................................     3
Management's Discussion and Analysis............................................  4-16
Independent Auditors' Report....................................................    17
Consolidated Balance Sheets.....................................................    18
Consolidated Statements of Income...............................................    19
Consolidated Statements of Changes in Shareholders' Equity......................    20
Consolidated Statements of Cash Flows...........................................    21
Notes to Consolidated Financial Statements...................................... 22-36
Directors, Officers, and Services...............................................    37
Corporate Data..................................................................    38

                              FNB BANCSHARES, INC.

To our Shareholders:

In the year 2000, First National Bank of the Carolinas continued its steady growth as we continued to increase our market share in Cherokee County. Local decision-making and a commitment to personal service continue to be keys to our success.

Profitability continued to increase in 2000. Net income was $281,000, an increase of 64% over net income of $171,000 in 1999. During 2000 we became cumulatively profitable and the tangible book value of our stock increased to $10.20 per share.

Deposits increased 35% over 1999 and year end deposits were 36,785,000. We were able to continue increasing our deposits even though we do not pay above market rates.

Loan demand remained strong in 2000 and we were able to continue growing our portfolio with quality loans. Net loans at year end were $35,179,000, an increase over 1999 of 28%. Although we experienced some loan losses during the year, our allowance for loan losses was at 1.31% of our total loans, a figure that is above industry standards. These reserves of $466,835 should provide adequate safety for the Bank. A third party consultant continues to review our loans on a quarterly basis.

As interest margins continue to shrink industry wide, fee income is becoming more important in profitability growth. In 2000, fee income was $357,833, an increase of 15% over 1999. While net interest income will continue to be our most important revenue source, we will continue to explore additional avenues to increase fee based income.

We are planning to establish an investment department during the second quarter of 2001. This will provide us with an additional source of revenue and also provide another service for our customers. A greater emphasis is being placed on mortgage loan originations. We have brought in a mortgage lender to develop this key market and thus increase this additional source of fee income.

During February of 2001, we moved into our new permanent facility in Blacksburg. Due to our success in Blacksburg, we had outgrown the temporary building. We have also purchased property on Highway 11 in Gaffney for the construction of a second Gaffney office. This area has shown tremendous growth and we feel that it will quickly become a profitable location for the Bank. Construction is scheduled to begin in April of 2001 with a completion date of August of 2001. Although construction of these two new facilities will be a drain on profitability in the short term they should allow us to continue taking advantage of opportunities for future growth and profitability.

We, the directors and employees of First National Bank of the Carolinas, remain optimistic about our continued growth and success. We will continue seeking ways to improve our efficiency and customer service, thus adding value for our shareholders. We feel that the necessary resources and people are in place to continue our opportunities for long-term growth and profitability.

Please join us for the annual Shareholders meeting on Tuesday April 24, 2001 at 5:30 p.m. in the lobby of our main office at 217 North Granard Street in Gaffney, South Carolina. The directors and employees of First National Bank of the Carolinas are committed to building a strong community bank and improving shareholder value. We remain grateful for your continued support in our success.



Bill H. Mason
Chairman of the Board



V. Stephen Moss
President

                              FNB BANCSHARES, INC.

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning FNB Bancshares, Inc. (the "Company"). The selected financial data has been derived from the consolidated financial statements, which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31,                                 2000          1999          1998          1997            1996
                                                     ---------     ---------     ---------     ----------      ----------
(Dollars in thousands, except per share)
INCOME STATEMENT DATA:
   Interest income                                   $   3,485     $   2,660     $   2,059     $    1,248      $      206
   Interest expense                                      1,407           939           755            396              42
                                                     ---------     ---------     ---------     ----------      ----------
   Net interest income                                   2,078         1,721         1,304            852             164
   Provision for loan losses                               152           140           160            138              20
                                                     ---------     ---------     ---------     ----------      ----------
   Net interest income after provision for
    loan losses                                          1,926         1,581         1,144            714             144
   Other income                                            358           311           193            101               6
   Other expense                                         1,846         1,633         1,207          1,072             431
                                                     ---------     ---------     ---------     ----------      ----------
   Income (loss) before income taxes                       438           259           130           (257)           (281)
   Income tax expense (benefit)                            157            88             3            (72)            (84)
                                                     ---------     ---------     ---------     ----------      ----------
      Net income (loss)                              $     281     $     171     $     127     $     (185)     $     (197)
                                                     =========     =========     =========     ==========      ==========
 BALANCE SHEET DATA:
   Securities held-to-maturity                       $   3,621     $   2,349     $   1,800     $    1,501      $      344
   Allowance for loan losses                               467           429           303            153              20
   Net loans                                            35,179        27,401        19,952         14,016           2,024
   Premises and equipment, net                           2,598         2,214         1,804            761             734
   Total assets                                         44,942        35,196        28,035         19,920          11,733
   Noninterest-bearing deposits                          5,044         4,565         3,070          2,478           1,125
   Interest-bearing deposits                            31,741        22,670        18,026         11,082           4,679
   Total deposits                                       36,785        27,235        21,096         13,560           5,804
   Total liabilities                                    38,653        29,188        22,199         14,211           5,839
   Total shareholders' equity                            6,289         6,008         5,837          5,709           5,894
 PER SHARE DATA:
   Weighted-average common shares
    outstanding                                        616,338       616,338       616,338        616,338         616,338
   Basic earnings per share                          $    0.46     $    0.28      $ 0.21 8     $    (0.30)     $    (0.32)
   Diluted earnings per share                        $    0.46     $    0.28      $ 0.21 8     $    (0.30)     $    (0.32)
   Tangible book value (period end)                  $   10.20     $    9.75      $ 9.47 5     $     9.26      $     9.56

                      DESCRIPTION OF THE COMPANY'S BUSINESS

The Company was organized as a bank holding company on September 27, 1995. Its subsidiary, First National Bank of the Carolinas (the "Bank"), commenced operations on October 18, 1996. FNB Bancshares, Inc., is a South Carolina corporation, which was incorporated primarily to hold all of the capital stock of First National Bank of the Carolinas. The Bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Gaffney and Blacksburg, South Carolina and the surrounding area. The Company currently engages in no other business other than owning and managing the Bank.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                              RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of FNB Bancshares, Inc., and its subsidiary, First National Bank of The Carolinas. Comparisons of the Company's results for all of the periods presented, particularly with respect to the banking operations, should be made with an understanding of the Company's short operating history. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

YEAR ENDED DECEMBER 31, 2000, COMPARED WITH YEAR ENDED DECEMBER 31, 1999

Net income for the year ended December 31, 2000 was $281,164, or $0.46 per share, compared to $171,249, or $0.28 per share, for the year ended December 31, 1999. An increase in net interest income of $356,594 over the 1999 amount of $1,721,168 was the primary reason for the increase in net income from 1999 to 2000. Other income increased $46,680, or 15%, to $357,833 for the year ended December 31, 2000 as compared to a year earlier. Other expenses increased from $1,633,137 for 1999 to $1,845,551 for 2000.

YEAR ENDED DECEMBER 31, 1999, COMPARED WITH YEAR ENDED DECEMBER 31, 1998

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

Net interest income increased from $1,721,168 in 1999 to $2,077,762 in 2000, resulting in an increase of 21.0%. Income from loans increased by 33% to $3,203,076 for 2000 as compared to $2,408,140 for 1999. This increase was attributable to the growth in the loan portfolio from $27,830,158 in 1999 to $35,645,983 in 2000. There was also an increase in investment income of $6,483, an increase of 4.69% over the 1999 amount of $138,085. The net interest spread and net interest margin were 4.61% and 5.61% in 2000 as compared to 4.78% and 5.76% in 1999.

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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the weighted-average yields earned, the weighted-average yields paid, the net interest spread and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

AVERAGE BALANCES, INCOME, EXPENSES, AND RATES

YEAR ENDED DECEMBER 31,                       2000                              1999                              1998
                                ----------------------------      ------------------------------     ------------------------------
                                 AVERAGE    INCOME/     YIELD/     AVERAGE     INCOME/    YIELD/     AVERAGE      INCOME/    YIELD/
(Dollars in thousands)           BALANCE    EXPENSE      RATE      BALANCE     EXPENSE     RATE      BALANCE      EXPENSE     RATE
                                --------    -------     ------    --------     -------    ------     --------     -------    ------
ASSETS:
  Earning Assets:
    Securities, taxable         $  2,465     $  145     5.88%     $  2,358     $   138     5.86%     $  1,856     $   109     5.87%
    Time deposits with other
      banks                           --         --                     17           1     5.88           503          29     5.78
    Federal funds sold             2,089        137     6.56         2,265         113     4.99         3,904         214     5.48
    Loans (1)                     32,493      3,203     9.86        25,261       2,408     9.53        17,222       1,707     9.91
                                --------     ------               --------     -------               --------     -------
      Total earning assets        37,047      3,485     9.41        29,901       2,660     8.90        23,485       2,059     8.77
                                --------     ------               --------     -------               --------     -------
  Cash and due from banks          1,589                             1,405                              1,019
  Allowance for loan losses         (427)                             (371)                              (227)
  Premises and equipment           2,358                             2,176                                992
  Other assets                       690                               607                                566
                                --------                          --------                           --------
      Total assets              $ 41,257                          $ 33,718                           $ 25,835
                                ========                          ========                           ========

LIABILITIES AND
  SHAREHOLDER'S EQUITY
  Interest-bearing liabilities:

    Interest-bearing deposits   $ 27,509     $1,302     4.73%     $ 22,206     $   915     4.12%     $ 16,368     $   731     4.47%
    Advances from FHLB             1,183         79     6.68            25           2     8.00            --          --       --
    Securities sold under
      agreements to repurchase
      and federal funds
      purchased                      638         26     4.08           538          22     4.09           613          24     3.92
                                --------     ------               --------     -------               --------     -------
      Total interest-bearing
        liabilities               29,330      1,407     4.80        22,769         939     4.12        16,981         755     4.45
                                --------     ------               --------     -------               --------     -------
  Noninterest-bearing
    deposits                       5,532                             4,797                              2,951
  Accrued interest and other
    liabilities                      221                               258                                160
  Shareholders' equity             6,174                             5,894                              5,743
                                --------                          --------                            -------
      Total liabilities and
        shareholders' equity    $ 41,257                          $ 33,718                            $25,835
                                ========                          ========                            =======
Net interest spread                                     4.61%                              4.78%                              4.32%
Net interest income                          $2,078                            $ 1,721                            $ 1,304
                                             ======                            =======                            =======
Net interest margin                                     5.61%                              5.76%                              5.55%

(1) The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income during the periods indicated.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

YEAR ENDED DECEMBER 31,                       2000 COMPARED WITH 1999                    1999 COMPARED WITH 1998
                                       -------------------------------------        ------------------------------------
                                                  VARIANCE DUE TO                              VARIANCE DUE TO
Dollars in thousands)                  VOLUME(1)       RATE(1)        TOTAL         VOLUME(1)       RATE(1)       TOTAL
                                       ---------       -------        ------        ---------       -------       ------
EARNING ASSETS
Securities, taxable                     $    6         $    1         $    7         $   28         $   1         $   29
Time deposits with other banks              (1)            --             (1)           (29)            1            (28)
Federal funds sold                         (12)            36             24            (81)          (20)          (101)
Loans                                      712             83            795            766           (65)           701
                                        ------         ------         ------         ------         -----         ------
    Total interest income                  705            120            825            684           (83)           601
                                        ------         ------         ------         ------         -----         ------

INTEREST-BEARING LIABILITIES
Interest-bearing deposits                  135            252            387            241           (57)           184
Advances from FHLB                          79             (1)            78              1            --              2
Securities sold under agreements
  to repurchase and federal funds
  to repurchase and federal funds
  purchased                                  3             --              3             (3)            1             (2)
                                        ------         ------         ------         ------         -----         ------
    Total interest expense                 217            251            468            239           (56)           184
                                        ------         ------         ------         ------         -----         ------

Net interest income                     $  488         $ (131)        $  357         $  445         $ (27)        $  417
                                        ======         ======         ======         ======         =====         ======


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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2000. The table may not be indicative of the Company's rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                                                      LESS THAN                     SEVEN TO
DECEMBER 31, 2000                                       THREE       FOUR TO SIX      TWELVE      ONE TO FIVE   OVER FIVE
(Dollars in thousands)                                  MONTHS        MONTHS         MONTHS         YEARS        YEARS       TOTAL
                                                      ---------     -----------     --------     -----------   ---------    -------
ASSETS
Earning Assets
  Loans                                                $ 10,351       $ 1,400       $  1,535       $17,679      $4,681      $35,646
  Securities                                                976            --            900         1,845          --        3,721
  Federal funds sold                                      1,150            --             --            --          --        1,150
                                                       --------       -------       --------       -------      ------      -------
     Total earning assets                                12,477         1,400          2,435        19,524       4,681       40,517
                                                       --------       -------       --------       -------      ------      -------

LIABILITIES
Interest-bearing liabilities:
  Interest-bearing deposits:
    Demand deposits                                       5,912            --             --            --          --        5,912
    Savings deposits                                      4,454            --             --            --          --        4,454
    Time deposits                                         4,469         4,410          8,201         4,296          --       21,376
                                                       --------       -------       --------       -------      ------      -------
     Total interest-bearing deposits                     14,835         4,410          8,201         4,296          --       31,742
  Advances from Federal Home Loan Bank                    1,000            --             --            --          --        1,000
  Securities sold under agreements to repurchase            639            --             --            --          --          639
                                                       --------       -------       --------       -------      ------      -------
     Total interest-bearing liabilities                  16,474         4,410          8,201         4,296          --       33,381
                                                       --------       -------       --------       -------      ------      -------
Period gap                                             $ (3,997)      $(3,010)      $ (5,766)      $15,228      $4,681
                                                       ========       =======       ========       =======      ======
Cumulative gap                                         $ (3,997)      $(7,007)      $(12,773)      $ 2,455      $7,136
                                                       ========       =======       ========       =======      ======
Cumulative gap ratio (2)                                  (9.86)%      (17.29)%       (31.53)%        6.06%      17.61%
                                                       ========       =======       ========       =======      ======

(1) All savings and interest-bearing transaction accounts are included in the less than three months category.
(2) Ratio of cumulative gap to total earning assets.

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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over the less than one year time frames. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                            PROVISION FOR LOAN LOSSES

The Company maintains a reserve for loan losses which is funded by charges to current earnings. This reserve is intended to be an adequate allowance to absorb losses on loans outstanding and is based on management's continuing review and evaluation of the Company's loan portfolio. During 2000, the Company transferred $151,500 from earnings to the reserve for loan losses, increasing the balance to $466,835 on December 31, 2000 after deducting current year net chargeoffs.

Reserve for loan losses was approximately 1.31% and 1.54% of total loans on December 31, 2000 and 1999, respectively. As the Company continues to mature, management will evaluate its reserve policy and adjust the policy based on historical loss experience, changes in economic conditions, growth in the portfolio and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio. However, management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

                                  OTHER INCOME

Other income for the year ended December 31, 2000 was $357,833, as compared to $311,153 for the year ended December 31, 1999. The most significant portion of other income was from NSF/overdraft charges which totaled $211,293, as compared to $140,309 in the prior year. The increase in NSF/overdraft charges was attributable to an increase in the per item charge from $22 to $25 per item and an overall increase in deposit accounts.

Other income for the year ended December 31, 1999 was $311,153, as compared to $193,884 for the year ended December 31, 1998. The most significant portion of other income was from NSF/overdraft charges which totaled $140,309, as compared to $92,586 in the prior year.

                                 OTHER EXPENSES

Noninterest expenses were $1,845,551 for the year ended December 31, 2000, as compared to $1,633,137 for the year ended December 31, 1999. This was comprised of salaries and employee benefits of $905,586, furniture and equipment expense of $157,592, occupancy expense of $145,094, data processing expense of $150,322, office supplies expense of $44,361, and other operating expenses of $442,596.

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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                  INCOME TAXES

For the year ended December 31, 2000, the Company recorded income tax expense in the amount of $157,380. This resulted in an effective tax rate of 35.9%. For the year ended December 31, 1999, the Company recorded income tax expense in the amount of $88,185. This resulted in an effective tax rate of 34%.

                                CAPITAL RESOURCES

Total capital of the Company was increased by net income in 2000 of $281,164. Total capital of the Company was increased by net income in 1999 of $171,249.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

RISK-BASED CAPITAL RATIOS

(Dollars in thousands)                                 THE BANK             THE COMPANY
                                                     ------------          ------------
Tier 1 capital
  Common shareholders' equity                        $  4,846,573          $  6,288,986
  Less:  intangibles                                      (12,001)              (15,020)
                                                     ------------          ------------
   Total Tier 1 capital                                 4,834,572             6,273,966
Tier 2 capital
  Allowable allowance for loan losses:                    462,165               462,833
                                                     ------------          ------------
   Tier 2 capital additions                               462,165               462,833
                                                     ------------          ------------
   Total qualifying capital                          $  5,296,737          $  6,736,799
                                                     ============          ============

Risk-adjusted total assets
 (including off-balance sheet exposures)             $ 36,934,234          $ 37,026,672
                                                     ============          ============

  Total assets                                       $ 44,857,952          $ 44,941,974
                                                     ============          ============

Risk-based capital ratios:
  Tier 1 risk-based capital ratio                           13.09%                16.94%
  Total risk-based capital ratio                            14.34%                18.19%
  Tier 1 leverage ratio                                     10.78%                14.99%

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                    LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. An advance from the Federal Home Loan Bank was also obtained in 2000 for liquidity purposes. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, the Company's short-term liquidity needs can be adequately supported by the Company's deposit base.

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

                              INVESTMENT PORTFOLIO

The following tables summarize the carrying value of investment securities and weighted-average yields of those securities at December 31, 2000 and 1999.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

HELD-TO-MATURITY
December 31,                                          2000           1999
                                                     -------        -------
(Dollars in thousands)
U.S. Government Agencies and Corporations              3,621          2,349
Nonmarketable equity securities                          100             84
                                                     -------        -------

   Total securities                                  $ 3,721        $ 2,433
                                                     =======        =======

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INVESTMENT SECURITIES PORTFOLIO MATURITY DISTRIBUTION AND YIELDS

DECEMBER 31, 2000                                             2000
                                                     ---------------------
(Dollars in thousands)                               AMOUNT          YIELD
                                                     -------        ------
U.S. Government agencies due:
  Within one year                                    $ 1,700         5.57%
  After one year but within five years                 1,921         5.83%
                                                     -------
    Total                                            $ 3,621         5.72%
                                                     =======

                                 LOAN PORTFOLIO

                             CREDIT RISK MANAGEMENT

Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. The Company manages credit risk through a strategy of making loans within the Company's primary marketplace and within the Company's limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Cherokee County and the surrounding areas comprising the Company's marketplace. Additionally, since real estate is considered by the Company as the most desirable nonmonetary collateral, a significant portion of the Company's loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, the value of real estate is not considered by the Company as the primary source of repayment for performing loans. The Company also seeks to limit total exposure to individual and affiliated borrowers. The Company manages the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

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

The Company's service area is mixed in nature. The corporate office is located in Gaffney, South Carolina. The economy of Cherokee County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Gaffney, the economy includes manufacturing, agriculture, timber, and recreational activities. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2001.

There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                         LENDING ACTIVITIES (continued)

Total loans outstanding were $35,645,983 and $27,830,158 at December 31, 2000 and 1999, respectively. The loan demand remains strong in the Company's market area, supported in part by customers moving from larger financial institutions after recent mergers. There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company's ratio of loans to deposits was 97% and 102% at December 31, 2000 and 1999, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The following table summarizes the composition of the loan portfolio at December 31, 2000 and 1999.

LOAN PORTFOLIO COMPOSITION

DECEMBER 31,                               2000                        1999
                                   ------------------------     -----------------------
                                                 PERCENT OF                  PERCENT OF
(Dollars in thousands)              AMOUNT         TOTAL         AMOUNT        TOTAL
                                   ---------     ----------     ---------    ----------
Commercial and industrial          $   6,415        18.00%      $   5,831       20.95%
Real estate
  Construction                         1,119         3.14             404        1.45
  Mortgage                            21,735        60.97          15,971       57.39
Consumer and other                     6,377        17.89           5,624       20.21
                                   ---------      -------       ---------     -------
    Total loans                       35,646       100.00%         27,830      100.00%
                                                  =======                     =======
Allowance for loan losses               (467)                        (429)
                                   ---------                    ---------
    Net loans                      $  35,179                    $  27,401
                                   =========                    =========

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The following table summarizes the loan maturity distribution, by type, at December 31, 2000 and related interest rate characteristics:

                                                      OVER ONE
DECEMBER 31, 2000                   ONE YEAR OR     YEAR THROUGH   OVER FIVE
(Dollars in thousands)                  LESS         FIVE YEARS      YEARS             TOTAL
                                    -----------     ------------   ---------         --------
Commercial and industrial             $  3,444        $  2,867        $   104        $  6,415
Real estate - construction                 994               5            120           1,119
Real estate - mortgage                   6,934          10,721          4,080          21,735
Consumer and other                       1,914           4,086            377           6,377
                                      --------        --------        -------        --------
                                      $ 13,286        $ 17,679        $ 4,681        $ 35,646
                                      --------        --------        -------        --------

Loans maturing after one year with:                                                  $ 18,078
  Fixed interest rates                                                                  4,282
                                                                                     --------
  Floating interest rates                                                            $ 22,360
                                                                                     ========

                                  RISK ELEMENTS

At December 31, 2000, there were no loans past due 90 days or more and still accruing interest, and loans totaling $51,869 were in nonaccrual status. At December 31, 1999, there were no loans past due 90 days or more and still accruing interest, and loans totaling $266,444 were in nonaccrual status.

SUMMARY OF LOAN LOSS EXPERIENCE

(Dollars in thousands)                                      2000               1999
                                                          ---------          ---------
Total loans outstanding at end of year                    $  35,646          $  27,830
                                                          =========          =========
Average loans outstanding                                 $  32,493          $  25,261
                                                          =========          =========

Balance, beginning of year                                $     429          $     303
Loans charged off                                              (123)               (27)
Recoveries on loans previously charged off                       10                 13
                                                          ---------          ---------
  Net chargeoffs                                               (113)               (14)
                                                          ---------          ---------
Provision charged to operations                                 151                140
                                                          ---------          ---------
  Balance, end of year                                    $     467          $     429
                                                          =========          =========

Ratios:
  Allowance for loan losses to average loans                   1.44%              1.70%
  Allowance for loan losses to period end loans                1.31%              1.54%

Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 2000.

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

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                            RISK ELEMENTS (continued)

The Bank's provision and allowance for loan losses is subjective in nature and relies on judgments and assumptions about future economic conditions and other factors affecting borrowers. Management is not aware of any trends, material risks, or uncertainties affecting the loan portfolio nor is management aware of any information about any significant borrowers which causes serious doubts as to the ability of the borrower to comply with the loan repayment terms. However, it should be noted that no assurances can be made that future charges to the allowance for loan losses or provisions for loan losses may not be significant to a particular accounting period.

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

At December 31, 2000, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company's consolidated financial statements.

                             AVERAGE DAILY DEPOSITS

Average deposits were $33,040,971 and $27,003,058 during 2000 and 1999, respectively. The increase in deposits was attributable to an increased presence in the Bank's market areas. Certificates of deposit over $100,000 totaled $4,625,975 and $3,334,148 at December 31, 2000 and 1999, respectively. Of this total, scheduled maturities of three months or less were $885,789 at December 31, 2000; over three months through six months were $335,766 at December 31, 2000; over six months through twelve months were $2,161,845 at December 31, 2000, greater than twelve months $1,242,575.

The following table summarizes the Bank's deposits for the years ended December 31, 2000 and 1999.

DECEMBER 31,                                             2000                            1999
                                                -------------------------       -------------------------
(Dollars in thousands)                                         PERCENT OF                      PERCENT OF
                                                 AMOUNT         DEPOSITS         AMOUNT         DEPOSITS
                                                --------       ----------       --------       ----------
Noninterest-bearing demand                      $  5,044          13.71%        $  4,565          16.76%
Interest-bearing transaction accounts              5,912          16.07            4,363          16.02
Savings                                            4,454          12.11            4,136          15.19
Certificates of deposit                           21,375          58.11           14,171          52.03
                                                --------        -------         --------        -------

    Total deposits                              $ 36,785         100.00%        $ 27,235         100.00%
                                                ========        =======         ========        =======


Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $32,159,242 and $23,900,816 at December 31, 2000 and 1999, respectively.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $1,000,000 at December 31, 2000. The advance matures on a daily basis and averaged $1,183,060 during 2000.

SHORT-TERM BORROWINGS

At December 31, 2000 and 1999 the Company had short term borrowings which consisted of securities sold under agreements to repurchase of $638,988 and $746,181, respectively. The Company entered into a repurchase agreement with a local electric cooperative which generally matures on a one-day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $1,141,284 and $764,154, during 2000 and 1999, respectively. The average interest rate paid on the repurchase agreement was 4% during 2000 and 1999, respectively.

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

                                          2000          1999
                                         -----         -----
Return on average assets                   .68%          .51%

Return on average equity                  4.55%         2.91%

Equity to assets ratio                   14.96%        17.48%

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the FASB issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

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

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                  MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                            PRIVATE COMPANIES
R. JASON CASKEY, CPA                                          PRACTICE SECTIONS
JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS, II, CPA

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
FNB Bancshares, Inc.
Gaffney, South Carolina

We have audited the accompanying consolidated balance sheets of FNB Bancshares, Inc., and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2000, 1999, and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 2000 and 1999, and the consolidated results of their operations and cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.



/s/ Tourville, Simpson & Caskey, L.L.P.

Tourville, Simpson & Caskey, L.L.P.
January 24, 2001
Columbia, South Carolina

                              FNB BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                  2000                 1999
                                                                              ------------         ------------
ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                                   $  1,487,957         $  1,512,403
    Federal funds sold                                                           1,150,000              400,000
                                                                              ------------         ------------
     Total cash and cash equivalents                                             2,637,957            1,912,403
                                                                              ------------         ------------

  Investment securities:
    Securities held-to-maturity (estimated market value:
    2000 - $3,614,967; 1999 - $2,318,372)                                        3,620,591            2,349,326
    Nonmarketable equity securities                                                100,000               83,700
                                                                              ------------         ------------
     Total investment securities                                                 3,720,591            2,433,026
                                                                              ------------         ------------

  Loans receivable:                                                             35,645,983           27,830,158
    Less allowance for loan losses                                                (466,835)            (429,049)
                                                                              ------------         ------------
     Loans, net                                                                 35,179,148           27,401,109

  Premises, furniture and equipment, net                                         2,597,536            2,213,812
  Accrued interest receivable                                                      317,271              207,676
  Other assets                                                                     489,471            1,027,530
                                                                              ------------         ------------
     Total assets                                                             $ 44,941,974         $ 35,195,556
                                                                              ============         ============

LIABILITIES:
  Deposits:
    Noninterest-bearing transaction accounts                                  $  5,043,706         $  4,565,052
    Interest-bearing transaction accounts                                        5,912,179            4,362,742
    Savings                                                                      4,453,755            4,136,103
    Time deposits $100,000 and over                                              4,625,975            3,334,148
    Other time deposits                                                         16,749,602           10,836,919
                                                                              ------------         ------------
     Total deposits                                                             36,785,217           27,234,964

  Securities sold under agreements to repurchase                                   638,988              746,181
  Advance from the Federal Home Loan Bank                                        1,000,000            1,000,000
  Accrued interest payable                                                          75,632               49,745
  Other liabilities                                                                153,151              156,844
                                                                              ------------         ------------
     Total liabilities                                                          38,652,988           29,187,734
                                                                              ------------         ------------

  Commitments and contingencies (Notes 4 and 16)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares authorized
  and unissued                                                                          --                   --
  Common stock, $.01 par value, 10,000,000 shares authorized;
  616,338 shares issued and outstanding                                              6,163                6,163
  Capital surplus                                                                6,112,318            6,112,318
  Retained earnings (deficit)                                                      170,505             (110,659)
                                                                              ------------         ------------
     Total shareholders' equity                                                  6,288,986            6,007,822
                                                                              ------------         ------------

     Total liabilities and shareholders' equity                               $ 44,941,974         $ 35,195,556
                                                                              ============         ============

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                              2000              1999              1998
                                                           ----------        ----------        ----------
INTEREST INCOME:
  Loans, including fees                                    $3,203,076        $2,408,140        $1,707,484
  Investment securities:
    Taxable                                                   144,568           138,085           108,917
  Federal funds sold                                          136,803           112,666           213,852
  Time deposits with other banks                                  200             1,000            29,071
                                                           ----------        ----------        ----------
    Total                                                   3,484,647         2,659,891         2,059,324
                                                           ----------        ----------        ----------

INTEREST EXPENSE:
  Time deposits $100,000 and over                             214,556           177,710           161,021
  Other deposits                                            1,087,494           737,792           570,226
  Federal funds purchased                                         802                --                --
  Securities sold under agreements to repurchase               25,006            21,512                --
  Advance from the Federal Home Loan Bank                      79,027             1,709            24,269
                                                           ----------        ----------        ----------
    Total                                                   1,406,885           938,723           755,516
                                                           ----------        ----------        ----------

NET INTEREST INCOME                                         2,077,762         1,721,168         1,303,808

Provision for loan losses                                     151,500           139,750           160,000
                                                           ----------        ----------        ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES         1,926,262         1,581,418         1,143,808
                                                           ----------        ----------        ----------

OTHER OPERATING INCOME:
  Service charges on deposit accounts                          35,464            32,878            22,962
  NSF and overdraft fees                                      211,293           140,309            92,586
  Mortgage origination fees                                    22,589            75,697            30,546
  Other service charges, commissions, and fees                 88,487            62,269            47,790
                                                           ----------        ----------        ----------
    Total                                                     357,833           311,153           193,884
                                                           ----------        ----------        ----------

OTHER OPERATING EXPENSES:
  Salaries and benefits                                       905,586           790,095           623,635
  Occupancy expense                                           145,094           105,272            95,484
  Furniture and equipment                                     157,592           142,891           103,590
  Write-down on disposal of assets                                 --            45,894                --
  Office supplies                                              44,361            44,665            32,256
  Data processing                                             150,322           136,866            74,510
  Other operating expenses                                    442,596           367,454           277,729
                                                           ----------        ----------        ----------
    Total                                                   1,845,551         1,633,137         1,207,204
                                                           ----------        ----------        ----------

INCOME BEFORE INCOME TAXES                                    438,544           259,434           130,488

Income tax provision                                          157,380            88,185             3,096
                                                           ----------        ----------        ----------

NET INCOME                                                 $  281,164        $  171,249        $  127,392
                                                           ==========        ==========        ==========

Basic earnings per share                                   $     0.46        $     0.28        $     0.21
Diluted earnings per share                                 $     0.46        $     0.28        $     0.21

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                COMMON STOCK                                  RETAINED
                                           -----------------------          CAPITAL           EARNINGS
                                            SHARES         AMOUNT           SURPLUS           (DEFICIT)            TOTAL
                                           --------        -------        -----------        ----------         -----------
 BALANCE, DECEMBER 31, 1997                 616,338        $ 6,163        $ 6,112,318        $ (409,300)        $ 5,709,181

 Net income                                      --             --                 --           127,392             127,392
                                           --------        -------        -----------        ----------         -----------

 BALANCE, DECEMBER 31, 1998                 616,338          6,163          6,112,318          (281,908)          5,836,573

 Net income                                      --             --                 --           171,249             171,249
                                           --------        -------        -----------        ----------         -----------

 BALANCE, DECEMBER 31, 1999                 616,338          6,163          6,112,318          (110,659)          6,007,822

 Net income                                      --             --                 --           281,164             281,164
                                           --------        -------        -----------        ----------         -----------

 BALANCE, DECEMBER 31, 2000                 616,338        $ 6,163        $ 6,112,318        $  170,505         $ 6,288,986
                                           ========        =======        ===========        ==========         ===========

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                           2000              1999              1998
                                                                       ------------      ------------      ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                            $    281,164      $    171,249      $    127,392
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for possible loan losses                                       151,500           139,750           160,000
   Depreciation and amortization expense                                    175,916           172,684            92,902
   Accretion and premium amortization                                          (326)              467               165
   Write-down on disposal of assets                                              --            45,894                --
   Deferred income tax provision (benefit)                                   10,033           (11,343)           (3,695)
   Increase in interest receivable                                         (109,595)          (80,100)           (5,077)
   Increase (decrease) in interest payable                                   25,887             1,946           (25,033)
   (Increase) decrease in other assets                                      674,622           (32,636)           72,089
   Increase (decrease) in other liabilities                                  (3,693)          (28,758)           31,588
                                                                       ------------      ------------      ------------
     Net cash provided by operating activities                            1,205,508           379,153           450,331
                                                                       ------------      ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities held-to-maturity                                (1,587,239)       (1,912,602)       (2,469,725)
 Maturities of securities held-to-maturity                                  300,000         1,350,000         2,100,000
 Purchase of time deposits with other banks                                      --                --        (1,000,000)
 Maturities of time deposits with other banks                                    --           500,000         1,100,000
 Net increase in loans to customers                                      (8,076,135)       (8,159,120)       (6,095,482)
 Purchases of premises and equipment                                       (559,640)         (628,833)       (1,135,616)
                                                                       ------------      ------------      ------------
     Net cash used by investing activities                               (9,923,014)       (8,850,555)       (7,500,823)
                                                                       ------------      ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in demand deposits, interest-bearing                        2,345,743         3,596,448         3,098,948
 transaction accounts, and savings accounts
 Net increase in time deposits                                            7,204,510         2,542,680         4,437,020
 Net increase (decrease) in securities sold under agreements
   to repurchase                                                           (107,193)         (123,088)          444,856
 Advance from the Federal Home Loan Bank                                         --         1,000,000                --
                                                                       ------------      ------------      ------------
Net cash provided by financing activities                                 9,443,060         7,016,040         7,980,824
                                                                       ------------      ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        725,554        (1,455,362)          930,332

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            1,912,403         3,367,765         2,437,433
                                                                       ------------      ------------      ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                               $  2,637,957      $  1,912,403      $  3,367,765
                                                                       ============      ============      ============

SUPPLEMENTAL DISCLOSURES:
 Cash paid during the year for interest                                $  1,380,998      $    936,777      $    780,549
 Cash paid during the year for taxes                                   $    168,692      $     88,141      $         --
SUPPLEMENTAL NONCASH INVESTING ACTIVITIES:
 Loans transferred to repossessed assets                               $    146,596      $    569,961      $         --

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

CONCENTRATIONS OF CREDIT RISK - Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrower's ability to honor the terms of their loans is dependent on business and economic conditions in Cherokee County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations. The Bank places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions. By policy, time deposits are limited to amounts insured by the FDIC. Management believes credit risk associated with these financial instruments is not significant.

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

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. There was a $1,000,000 outstanding advance at December 31, 2000 and 1999. At December 31, 2000 and 1999, the investment in Federal Home Loan Bank stock was $100,000 and $83,700, respectively.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current, and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged-off are added to the allowance.

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

FEDERAL RESERVE BANK STOCK - Other assets includes the cost of the Company's investment in the stock of the Federal Reserve Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Reserve Bank stock is required by law of every national bank. The investment in Federal Reserve Bank Stock was $132,450 at December 31, 2000 and 1999.

INCOME AND EXPENSE RECOGNITION - The accrual method of accounting is used for all significant categories of income and expense. Other miscellaneous fees are reported when received.

RETIREMENT PLAN - The Company adopted a contributory 401(K) plan in 1998, which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants' annual compensation. Expenses charged to earnings in 2000, 1999, and 1998 for the plan were $7,769, $5,727, and $4,096, respectively.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

PER-SHARE AMOUNTS - Basic earnings per share is computed by dividing net income by the weighted-average number of shares outstanding for the period excluding the affects of any dilutive potential common shares. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company's stock option plan are reflected in diluted earnings per share by the application of the treasury stock method. See Note 17.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued Statement
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 and 1998 financial statements were reclassified to conform with the 2000 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities held to maturity at December 31, 2000 and 1999 were:

                                                                    GROSS         GROSSS
                                                   AMORTIZED      UNREALIZED    UNREALIZED     ESTIMATED
                                                      COST          GAINS         LOSSES       FAIR VALUE
                                                   ----------     ----------    ----------     ----------

DECEMBER 31, 2000
U.S. government agencies and corporations          $3,620,591      $  2,624      $  8,248      $3,614,967
                                                   ==========      ========      ========      ==========

DECEMBER 31, 1999
U.S. government agencies and corporations          $2,349,326      $     --      $ 30,954      $2,318,372
                                                   ==========      ========      ========      ==========

The following is a summary of maturities of securities held to maturity as of December 31, 2000. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                           SECURITIES
                                                        HELD-TO-MATURITY
                                                   --------------------------
                                                   AMORTIZED       ESTIMATED
                                                      COST         FAIR VALUE
                                                   ----------      ----------
Due in one year or less                            $1,775,840      $1,773,608
Due after one year but within five years            1,844,751       1,841,359
                                                   ----------      ----------

Total                                              $3,620,591      $3,614,967
                                                   ==========      ==========

At December 31, 2000 and 1999, investment securities with a book value of $3,544,730 and $2,349,326, respectively, and a market value of $3,536,482 and $2,318,372, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

NOTE 4 - LOANS

Major classifications of loans receivable as of December 31, 2000 and 1999 are summarized as follows:

                                                            December 31,
                                                   ------------------------------
                                                       2000              1999
                                                   ------------      ------------

Commercial, financial, and agricultural            $  6,414,785      $  5,830,787
Real estate - construction                            1,118,659           404,305
Real estate - other                                  21,735,152        15,971,529
Consumer and other                                    6,377,387         5,623,537
                                                   ------------      ------------

    Total gross loans                              $ 35,645,983      $ 27,830,158
                                                   ============      ============

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - LOANS (continued)

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2000, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

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

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 are summarized below:

                                                      2000            1999            1998
                                                   ----------      ----------      ----------

Balance, beginning of year                         $  429,049      $  303,248      $  152,614
Provision charged to operations                       151,500         139,750         160,000
Recoveries on loans previously charged off              9,712          12,956             402
Loans charged off                                    (123,426)        (26,905)         (9,768)
                                                   ----------      ----------      ----------

Balance, end of year                               $  466,835      $  429,049      $  303,248
                                                   ==========      ==========      ==========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2000 and 1999:

                                          2000            1999
                                       -----------     -----------

Commitments to extend credit           $ 2,885,763     $ 3,365,542

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Cherokee County and surrounding areas.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                            2000            1999
                                         ----------      ----------

Land                                     $  436,037      $  245,492
Building and land improvements            1,709,998       1,709,998
Furniture and equipment                     681,420         615,801
Construction in progress                    303,477              --
                                         ----------      ----------
Total                                     3,130,932       2,571,291
Less, accumulated depreciation              533,396         357,479
                                         ----------      ----------

Premises and equipment, net              $2,597,536      $2,213,812
                                         ==========      ==========

The Company has committed to spend an additional $340,000 to complete the construction of the Blacksburg office.

NOTE 6 - DEPOSITS

At December 31, 2000, the scheduled maturities of time deposits are as follows:

MATURING IN                             Amount
-----------                         ------------
 2001                               $ 17,079,993
 2002                                  4,033,303
 2003                                    167,934
 2004                                     94,347
                                    ------------

 Total                              $ 21,375,577
                                    ============

NOTE 7 - ADVANCE FROM THE FEDERAL HOME LOAN BANK

The advance from the Federal Home Loan Bank consisted of a $1,000,000 variable rate advance bearing an interest rate of 6.35%. The advance is scheduled to mature on December 21, 2001.

As collateral, the Company has pledged first mortgage loans on one to four family residential loans totaling $9,301,917 at December 31, 2000. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 2000 and 1999, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2000 and 1999 is summarized as follows:

                                                      2000             1999
                                                   ----------       ----------

Average balance during the year                    $  636,463       $  538,136

Average interest rate during the year                    4.00%            4.00%

Maximum month-end balance during the year          $1,141,284       $  764,154

As of December 31, 2000 and 1999, the amortized costs and market values of the securities underlying the agreements were $1,500,000 and $1,499,470 and $1,492,608 and $1,476,357, respectively.

NOTE 9 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2000 and 1999, the Company had related party loans totaling $443,038, and $99,443, respectively. During 2000, $664,371 of new loans were made to related parties and repayments totaled $320,776.

NOTE 10 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of FNB Bancshares, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to FNB Bancshares, Inc., in the form of cash dividends, loans, or advances. The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank's net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus. The undivided profits of the Bank at December 31, 2000 were not sufficient under the restrictions to pay cash dividends to FNB Bancshares, Inc.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES

Income tax expense for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:

                                                2000          1999          1998
                                              --------      --------      --------

Currently payable:
Federal                                       $135,006      $ 94,687      $     --
State                                           12,341         5,167            --
                                              --------      --------      --------
Total current                                  147,347        99,854            --
                                              --------      --------      --------
Change in deferred income taxes:
Federal                                          9,020       (13,684)       (2,811)
State                                            1,013         2,015         5,907
                                              --------      --------      --------
Total deferred                                  10,033       (11,669)        3,096
                                              --------      --------      --------

Income tax expense                            $157,380      $ 88,185      $  3,096
                                              ========      ========      ========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999 are as follows:

                                                     DECEMBER 31,
                                              --------------------------
                                                 2000            1999
                                              ----------      ----------
Deferred tax assets:
 Allowance for loan losses                    $  152,458      $  146,720
 Organization costs                               15,130          33,286
 Accumulated depreciation                          2,523             320
 Net operating loss carryforward                     509             327
                                              ----------      ----------
   Total deferred tax assets                     170,620         180,653

Deferred tax liabilities                              --              --
                                              ----------      ----------

Net deferred tax assets                       $  170,620      $  180,653
                                              ==========      ==========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 will be realized and, accordingly, has not established a valuation allowance.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (continued)

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:

                                                                2000            1999            1998
                                                             ----------      ----------      ----------
Tax expense at statutory rate                                $  149,105      $   88,208      $   44,366
Surtax exemption                                                     --          (1,702)        (10,226)
State income tax, net of federal income tax benefit               9,155           5,425           5,907
Other, net                                                         (880)         (3,746)        (36,951)
                                                             ----------      ----------      ----------

                                                             $  157,380      $   88,185      $    3,096
                                                             ==========      ==========      ==========

NOTE 12 - OTHER EXPENSES

Other expenses for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:

                                                      2000            1999            1998
                                                   ----------      ----------      ----------

Amortization of organizational costs               $   18,084      $   18,084      $   17,850
Correspondent bank fees                                32,739          26,087          18,012
Printing and postage                                   28,599          27,650          17,782
Advertising and promotion                              39,204          22,085          14,149
Legal and accounting                                   46,824          33,000          27,530
Telephone expenses                                     22,865          25,053          22,729
ATM surcharges                                         26,578          24,095           9,459
Courier                                                16,878          18,695          16,975
Other                                                 210,825         172,705         133,243
                                                   ----------      ----------      ----------

   Total                                           $  442,596      $  367,454      $  277,729
                                                   ==========      ==========      ==========

NOTE 13 - STOCK-BASED COMPENSATION

The Company has an Incentive Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 152,450 shares of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for issuance. At December 31, 2000, there were 33,319 options available for grant.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (continued)

The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the years ended December 31, 2000, 1999, and 1998 would have been reduced to the pro forma amounts indicated below:

                                            2000            1999            1998
                                         ----------      ----------      ----------

Net income:
 As reported                             $  281,164      $  171,249      $  127,392
 Pro forma                                  189,534          83,193          82,909

Basic earnings per share:
 As reported                             $     0.46      $     0.28      $     0.21
 Pro forma                                     0.31            0.13            0.13

Diluted earnings per share:
 As reported                             $     0.46      $     0.28      $     0.21
 Pro forma                                     0.31            0.13            0.13

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 6.55%, 5.56% and 4.62% for 2000, 1999 and 1998, respectively; and an expected life of 10 years for all three years.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000, 1999 and 1998 is $4.75, $4.21 and $3.67, respectively.

A summary of the status of the Company's stock option plan as of December 31, 2000, 1999, and 1998 and changes during the years ending on those dates is presented below:

                                        2000                        1999                        1998
                               ----------------------      ----------------------      ----------------------
                                             WEIGHTED                    WEIGHTED                    WEIGHTED
                                             AVERAGE                     AVERAGE                     AVERAGE
                                             EXERCISE                    EXERCISE                    EXERCISE
                                SHARES        PRICE         SHARES        PRICE         SHARES        PRICE
                               --------      --------      --------      --------      --------      --------
Outstanding                     111,131      $  10.00       102,846      $  10.00        45,566      $  10.00
at beginning of year
Granted                           8,000      $  10.00         8,285      $  10.00        57,280      $  10.00
Exercised                            --      $     --            --      $     --            --      $     --
Cancelled                            --      $     --            --      $     --            --      $     --
                               --------                    --------                    --------

Outstanding
  at ending of year             119,131      $  10.00       111,131      $  10.00       102,846      $  10.00
                               ========                    ========                    ========

Options exercisable at December 31, 2000, 1999, and 1998 were 61,021, 38,795, and 18,226, respectively.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (continued)

At December 31, 2000, the outstanding stock options had a weighted average remaining life of 7.31 years and a remaining life of 6.69 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.

NOTE 14 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $1,500,000. These lines of credit are available on a one to fourteen-day basis for general corporate purposes.

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advance from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

Securities Sold under Agreements to repurchase - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Off-balance-sheet Financial Instruments - The carrying amount for loan commitments and letters of credit, which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                     2000                                1999
                                                        ------------------------------      ------------------------------
                                                          CARRYING         ESTIMATED          CARRYING         ESTIMATED
                                                           AMOUNT          FAIR VALUE          AMOUNT          FAIR VALUE
                                                        ------------      ------------      ------------      ------------

FINANCIAL ASSETS:
 Cash and due from banks                                $  1,487,957      $  1,487,957      $  1,512,403      $  1,512,403
 Federal funds sold                                        1,150,000         1,150,000           400,000           400,000
 Securities held-to-maturity                               3,620,591         3,614,967         2,349,326         2,318,372
 Loans                                                    35,645,983        35,419,957        27,830,158        27,943,854
 Allowance for loan losses                                  (466,835)         (466,835)         (429,049)         (429,049)
 Accrued interest receivable                                 317,271           317,271           207,676           207,676

FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing                       $ 15,409,640      $ 15,409,640      $ 13,063,897      $ 13,063,897
  transaction, and savings accounts
 Time deposits                                            21,375,577        21,357,744        14,171,067        14,123,135
 Advances from the Federal Home Loan Bank                  1,000,000         1,000,000         1,000,000         1,000,000
 Securities sold under agreements to repurchase              638,988           638,988           746,181           746,181
 Accrued interest payable                                     75,632            75,632            49,745            49,745

                                                          Notional         Estimated          Notional         Estimated
                                                           Amount          Fair Value          Amount          Fair Value
                                                        ------------      ------------      ------------      ------------

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
Commitments to extend credit                            $  2,885,763      $  2,885,763      $  3,365,542      $  3,365,542

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2000, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 17 - EARNINGS PER SHARE

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

The reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share have not been presented since both calculations result in the same per share calculation. Options to purchase 119,131 and 111,131 shares of common stock at $10 per share were outstanding at December 31, 2000 and 1999, respectively. The stock options were not included in the computation of diluted EPS for December 31, 2000 and 1999 because they would have resulted in an anti-dilutive per share amount since the exercise price and market price were both $10 per share.

NOTE 18 - REGULATORY MATTERS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Banks are to maintain capital at the minimum requirement of 3%.

As of December 31, 2000, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - REGULATORY MATTERS (continued)

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2000 and 1999.

                                                                                                                TO BE WELL-
                                                                                                             CAPITALIZED UNDER
                                                                                    FOR CAPITAL              PROMPT CORRECTIVE
                                                           ACTUAL                ADEQUACY PURPOSES           ACTION PROVISIONS
                                                   ----------------------      ----------------------      ----------------------
                                                     AMOUNT         RATIO        AMOUNT         RATIO        AMOUNT         RATIO
                                                   ----------       -----      ----------       -----      ----------       -----

DECEMBER 31, 2000
 Total capital (to risk-weighted assets)           $5,296,737       14.34%     $2,954,738        8.00%     $3,693,423       10.00%
 Tier 1 capital (to risk-weighted assets)           4,834,572       13.09%      1,477,369        4.00%      2,216,054        6.00%
 Tier 1 capital (to average assets)                 4,834,572       10.78%      1,794,318        4.00%      2,242,898        5.00%

DECEMBER 31, 1999
 Total capital (to risk-weighted assets)           $4,887,851       17.39%     $2,248,268        8.00%     $2,810,335       10.00%
 Tier 1 capital (to risk-weighted assets)           4,536,559       16.14%      1,124,134        4.00%      1,686,201        6.00%
 Tier 1 capital (to average assets)                 4,536,559       12.89%      1,441,769        4.00%      1,802,212        5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                            2000              1999
                                                        ------------      ------------

ASSETS
 Cash                                                   $  1,437,200      $  1,435,988
 Investment in banking subsidiary                          4,846,573         4,563,020
 Other assets                                                  5,213            10,069
                                                        ------------      ------------

  Total assets                                          $  6,288,986      $  6,009,077
                                                        ============      ============

LIABILITIES
 Other liabilities                                      $         --      $      1,255

SHAREHOLDERS' EQUITY
 Common stock                                                  6,163             6,163
 Capital surplus                                           6,112,318         6,112,318
 Retained earnings (deficit)                                 170,505          (110,659)
                                                        ------------      ------------
  Total shareholders' equity                               6,288,986         6,007,822
                                                        ------------      ------------
  Total liabilities and shareholders' equity            $  6,288,986      $  6,009,077
                                                        ============      ============

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                     2000            1999            1998
                                                                  ----------      ----------      ----------
INCOME                                                            $       --      $       --      $       --

EXPENSES                                                               3,625           3,625           3,650
                                                                  ----------      ----------      ----------

INCOME BEFORE INCOME TAXES AND EQUITY IN                              (3,625)         (3,625)         (3,650)
 UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY

 Income tax benefit                                                    1,236           1,254           1,352

 Equity in undistributed earnings of banking subsidiary              283,553         173,620         129,690
                                                                  ----------      ----------      ----------

  NET INCOME                                                      $  281,164      $  171,249      $  127,392
                                                                  ==========      ==========      ==========

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                           2000              1999              1998
                                                                       ------------      ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                            $    281,164      $    171,249      $    127,392
 Adjustments to reconcile net income to net cash provided
 by operating activities:
  Decrease in other assets                                                    4,856            64,404               828
  Increase (decrease) in other liabilities                                   (1,255)            1,255                --
  Equity in undistributed earnings of banking subsidiary                   (283,553)         (173,620)         (129,690)
                                                                       ------------      ------------      ------------
   Net cash provided by operating activities                                  1,212            63,288            (1,470)
                                                                       ------------      ------------      ------------

INCREASE IN CASH                                                              1,212            63,288            (1,470)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                            1,435,988         1,372,700         1,374,170
                                                                       ------------      ------------      ------------

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                            $  1,437,200      $  1,435,988      $  1,372,700
                                                                       ============      ============      ============

                              FNB BANCSHARES, INC.

                               BOARD OF DIRECTORS

          Dr. Richard D. Gardner                      V. Stephen Moss

             Barry L. Hamrick                    Harold D. Pennington, Jr.

            Haskell D. Mallory                   Harold D. Pennington, Sr.

               Bill H. Mason                         Heyward W. Porter

                                 SENIOR OFFICERS

                           V. Stephen Moss, President

                      Thomas W. Hale, Chief Credit Officer

                     John W. Hobbs, Chief Financial Officer

                                    OFFICERS

              Danny Ham, Vice President, Blacksburg City Executive

                  Mike Grubbs, Vice President, Consumer Banker

            Tina Gainey, Assistant Vice President, Operations Officer

                                    SERVICES

All-Day Banking                          Commercial Loans                       Personal Checking
American Express Travelers Checks        Direct Deposits                        Personal Lines of Credit
ATM Service                              Discount Brokerage Service             Personal Loans
Bank By Mail                             Drive-In Service                       Regular Savings
Bond Coupon Redemption                   Individual Retirement Accounts         Safe Deposit Boxes
Business Checking                        Interest Checking                      Senior Checking
Cashiers Checks                          Letters of Credit                      Treasury, Tax & Loan Deposits
Certificates of Deposit                  Money Market Accounts                  U.S. Savings Bonds
Christmas Clubs                          Night Depository                       Visa and Master Card
Collection Items                         Overdraft Protection                   Wire Transfers

                              FNB BANCSHARES, INC.
                                 CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 24, 2001 at our offices at 217 North Granard Street, Gaffney, South Carolina.

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

STOCK TRANSFER DEPARTMENT:            INDEPENDENT AUDITORS:

First Citizens Bank                   Tourville, Simpson & Caskey, L.L.P.
P.O. Box 29                           P.O. Box 1769
Columbia, South Carolina 29202        Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of FNB Bancshares, Inc. is not listed on any exchange. However, the Company's stock trades under the symbol "FNBC" on the OTC Bulletin Board. Trading and quotations of the common stock have been limited and sporadic. Management is not aware of the prices at which all shares of stock have been traded. The only trades of which the Company is aware were at $10.00 per share. As of December 31, 2000, there were 548 shareholders of record.

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