Form 10KSB, Exhibit 13
period 2001-12-31
FNB BANCSHARES INC /SC/
filed 2002-03-15
CIK 1009162

                                                                      EXHIBIT 13




                              FNB BANCSHARES, INC.

                               2001 ANNUAL REPORT

                              FNB BANCSHARES, INC.


                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
Shareholders' Letter..............................................................................................2
Summary of Selected Financial Data................................................................................3
Management's Discussion and Analysis...........................................................................4-18
Independent Auditors' Report.....................................................................................19
Consolidated Balance Sheets......................................................................................20
Consolidated Statements of Income................................................................................21
Consolidated Statements of Changes in Shareholders' Equity.......................................................22
Consolidated Statements of Cash Flows............................................................................23
Notes to Consolidated Financial Statements....................................................................24-39
Directors, Officers, and Services................................................................................40
Corporate Data...................................................................................................41

                              FNB BANCSHARES, INC.

To our Shareholders:

2001 was a year in which we expanded our banking facilities. In February we moved into a full service 2600 square foot building in Blacksburg. This replaced a temporary unit which we had occupied since we opened in 1996. In August of 2001 we completed and opened a new full service branch at 626 Chesnee Highway in Gaffney. This area is experiencing rapid growth, and we feel that this office will eventually be a major contributor to our growth and profitability. Building these two new offices did have a temporary negative impact on our profitability as evidenced by our lower earnings for 2001. However we feel that these new facilities were necessary for achieving our long term growth and profitability expectations.

The bank continued to grow in 2001 as its marketshare in Cherokee County continued to increase. We are now the fastest growing bank in the county. Local decision-making and a commitment to personal service continue to be keys to our success.

Total assets increased $6,291,792 and ended the year at $51,233,766. Deposits increased $3,633,974 and were $40,419,191 at year end. We were able to continue increasing our deposits with local core deposit growth even though we did not pay above market rates.

Loans increased by $4,453,677 to $40,099,660 at year end. Federal Reserve Bank rate increases in 1999 and 2000 and a slowing economy impacted loan demand in the last two quarters of 2001. However Federal Reserve Bank rate cuts which began in 2001 and signs of an improving economy have led to increased loan demand in early 2002. We anticipate a steady growth in our loans as the economy continues to improve and we increase our market share. Loan losses were low for the year, and at year end the allowance for loan losses was at 1.36% of total loans. The loan loss reserve of $546,376 should provide adequate coverage for future losses inherent in the loan portfolio. A third party consultant continues to review our loans on a quarterly basis.

Profitability decreased slightly in 2001 as a result of the construction of the two new facilities. Disposal of the temporary building in Blacksburg resulted in a fixed asset write-down of $76,654. Without this one-time charge, income for 2001 would have increased slightly over 2000, even with the construction of two new offices and the hiring of additional staff. The tangible book value of our stock increased to $10.61 per share at year end.

Fee income will continue to be an important aspect in our profitability growth. In 2001 other income was $460,153 an increase of 29% over 2000. We are continuing to seek new sources of fee income and opportunities to expand upon our existing products.

During 2001 we established an investment services department. An agreement was reached with Raymond James Securities whereby we can now offer a full line of investment products. This will provide us with an additional source of revenue and also provide another service for our customers.

We, the directors and employees of First National Bank of the Carolinas , remain optimistic about our continued growth and success. We will continue seeking ways to improve our efficiency and customer service, thus adding value for our shareholders. The necessary resources and people are now in place to continue our opportunities for long term growth and profitability.

Please join us for the annual Shareholders meeting Tuesday April 23, 2002 at 5:30 p.m. in the lobby of our main office at 217 N. Granard Street in Gaffney, South Carolina. The directors and employees of First National Bank of the Carolinas are committed to building a strong community bank and improving shareholder value. We remain grateful for your continued support in our success.

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


YEAR ENDED DECEMBER 31,                         2001           2000           1999           1998           1997
                                              --------       --------       --------       --------       ---------
(Dollars in thousands, except per share)

INCOME STATEMENT DATA:
  Interest income                             $  3,698       $  3,485       $  2,660       $  2,059       $   1,248
  Interest expense                               1,479          1,407            939            755             396
                                              --------       --------       --------       --------       ---------
  Net interest income                            2,219          2,078          1,721          1,304             852
  Provision for loan losses                        104            152            140            160             138
                                              --------       --------       --------       --------       ---------
  Net interest income after provision for        2,115          1,926          1,581          1,144             714
   loan losses
  Other income                                     460            358            311            193             101
  Other expense                                  2,188          1,846          1,633          1,207           1,072
                                              --------       --------       --------       --------       ---------
  Income (loss) before income taxes                387            438            259            130            (257)
  Income tax expense (benefit)                     139            157             88              3             (72)
                                              --------       --------       --------       --------       ---------
    Net income (loss)                         $    248       $    281       $    171       $    127       $    (185)
                                              ========       ========       ========       ========       =========

BALANCE SHEET DATA:
  Securities held-to-maturity                 $  3,749       $  3,545       $  2,349       $  1,800       $   1,501
  Allowance for loan losses                        546            467            429            303             153
  Net loans                                     39,553         35,179         27,401         19,952          14,016
  Premises and equipment, net                    3,410          2,598          2,214          1,804             761
  Total assets                                  51,234         44,942         35,196         28,035          19,920
  Noninterest-bearing deposits                   7,302          5,044          4,565          3,070           2,478
  Interest-bearing deposits                     33,117         31,741         22,670         18,026          11,082
  Total deposits                                40,419         36,785         27,235         21,096          13,560
  Total liabilities                             44,697         38,653         29,188         22,199          14,211
  Total shareholders' equity                     6,537          6,289          6,008          5,837           5,709

PER SHARE DATA:
  Weighted-average common shares               616,338        616,338        616,338        616,338         616,338
   outstanding
  Basic earnings per share                    $   0.40       $   0.46       $ 0.28 6      $    0.21       $   (0.30)
  Diluted earnings per share                  $   0.40       $   0.46       $ 0.28 6      $    0.21       $   (0.30)
  Tangible book value (period end)            $  10.61       $  10.20       $   9.75      $    9.47       $   9.266

                              FNB BANCSHARES, INC.


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

In 2001, the Company made several changes to its banking franchise. The construction of a new permanent facility was completed in Blacksburg and was available for business on February 12, 2001. Immediately following the construction of the Blacksburg branch, the contractors began construction of an additional branch off of Highway 11 in Gaffney. The construction of this branch was completed on August 30, 2001. We also began offering brokerage services through Raymond James Company in April 2001.


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

The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001, COMPARED WITH YEAR ENDED DECEMBER 31, 2000

Net income for the year ended December 31, 2001 was $247,525, or $0.40 per share, compared to $281,164, or $0.46 per share, for the year ended December 31, 2000. Net interest income increased $140,932, or 6.78% to $2,218,694 for the year ended December 31, 2001. Other income also increased $102,320 to $460,153 for the year ended December 31, 2001, primarily as a result of fees generated from mortgage originations and from the newly formed brokerage service. Despite these increases in income, other operating expense increased as well. The other operating expense increase of $342,782 included expenses associated with moving one branch and opening another and a one-time charge for the writedown of fixed assets associated with the temporary facility in Blacksburg.

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

Net interest income increased from $2,077,762 in 2000 to $2,218,694 in 2001, resulting in an increase of 6.78%. Income from loans increased by 6.45% to $3,409,651 for 2001 as compared to $3,203,076 for 2000. This increase was attributable to the growth in the loan portfolio from $35,645,983 in 2000 to $40,099,660 in 2001. There was also an increase in investment income of $65,345, an increase of 45.20% over the 2000 amount of $144,568. The net interest spread and net interest margin were 4.44% and 5.20% in 2001 as compared to 4.61% and 5.61% in 2000.

Net interest income increased from $1,721,168 in 1999 to $2,077,762 in 2000, resulting in an increase of 20.72%. Income from loans increased by 33.01% to $3,203,076 for 2000 as compared to $2,408,140 for 1999. This increase was attributable to the growth in the loan portfolio from $27,830,158 in 1999 to $35,645,983 in 2000. There was also an increase in investment income of $6,483, an increase of 4.69% over the 1999 amount of $138,085. The net interest spread and net interest margin were 4.61% and 5.61% in 2000 as compared to 4.74% and 5.73% in 1999.

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

AVERAGE BALANCES, INCOME, EXPENSES, AND RATES


YEAR ENDED DECEMBER 31,                     2001                                2000                              1999
                                -----------------------------       ----------------------------      ----------------------------
                                AVERAGE    INCOME/     YIELD/       AVERAGE    INCOME/     YIELD/     AVERAGE    INCOME/     YIELD/
(Dollars in thousands)          BALANCE    EXPENSE      RATE        BALANCE    EXPENSE      RATE      BALANCE    EXPENSE      RATE
                                -------    -------      ----        -------    -------      ----      -------    -------      ----
ASSETS:
 Earning Assets:
  Securities, taxable           $ 3,572    $   194       5.43%      $2,164    $   130       6.00%      $2,282     $  126      5.52%

  Securities, nonmarketable         320         16       5.00          301         15       4.98          206         12      5.83
  Time deposits with other
   banks                             --         --         --           --         --         --           17          1      5.88
  Federal funds sold              1,754         78       4.45        2,089        137       6.56        2,265        113      4.99
  Loans (1)                      37,028      3,410       9.21       32,493      3,203       9.86       25,261      2,408      9.53
                                -------    -------                 -------    -------                  ------     ------
    Total earning assets         42,674      3,698       8.67       37,047      3,485       9.41       30,031      2,660      8.86
                                -------    -------                 -------    -------                  ------     ------
  Cash and due from banks         1,629                              1,589                              1,405
  Allowance for loan losses        (512)                              (427)                              (371)
  Premises and equipment          3,065                              2,358                              2,176
  Other assets                      682                                690                                477
                                -------                            -------                            -------
    Total assets                $47,538                            $41,257                            $33,718
                                =======                            =======                            =======

LIABILITIES AND
  SHAREHOLDER'S EQUITY
  Interest-bearing liabilities:
    Interest-bearing deposits   $32,817      1,397       4.26%     $27,509      1,302       4.73%      22,206        915      4.12%

    Advances from FHLB            1,227         49       3.99        1,183         79       6.68           25          2      8.00
    Securities sold under
      agreements to repurchase
      and federal funds
      purchased                     902         33       3.66          638         26       4.08          538         22      4.09
                                -------    -------                 -------    -------                  ------     ------
      Total interest-bearing     34,946      1,479       4.23       29,330      1,407       4.80       22,769        939      4.12
      liabilities               -------    -------                 -------    -------                  ------     ------

  Noninterest-bearing             6,096                              5,532                              4,797
   deposits
  Accrued interest and other        122                                221                                258
   liabilities
  Shareholders' equity            6,374                              6,174                              5,894
                                -------                            -------                            -------
      Total liabilities
      and shareholders'
      equity                    $47,538                            $41,257                            $33,718
                                =======                            =======                            =======
Net interest spread                                      4.44%                              4.61%                             4.74%
Net interest income                        $ 2,219                            $ 2,078                             $1,721
                                           =======                            =======                             ======
Net interest margin                                      5.20%                              5.61%                             5.73%



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


ANALYSIS OF CHANGES IN NET INTEREST INCOME




YEAR ENDED DECEMBER 31,                         2001 COMPARED WITH 2000                     2000 COMPARED WITH 1999
                                       ----------------------------------------      -------------------------------------
                                                     VARIANCE DUE TO                             VARIANCE DUE TO
 (Dollars in thousands)                 VOLUME (1)       RATE (1)       TOTAL        VOLUME (1)      RATE (1)        TOTAL
                                        ----------   ---------------    -----        ----------  ---------------     -----
EARNING ASSETS

Securities, taxable                       $  77          $ (13)         $  64          $   2          $   2          $   4
Nonmarketable equity securities               1             --              1              2              1              3
Time deposits with other banks               --             --             --             (1)            --             (1)
Federal funds sold                          (20)           (39)           (59)           (12)            36             24
Loans                                       427           (220)           207            712             83            795
                                          -----          -----          -----          -----          -----          -----
  Total interest income                     485           (272)           213            703            122            825
                                          -----          -----          -----          -----          -----          -----

INTEREST-BEARING LIABILITIES
Interest-bearing deposits                   235           (140)            95            135            252            387
Advances from FHLB                            3            (33)           (30)            78             (1)            77
Securities sold under agreements
 to repurchase and federal funds
 to repurchase and federal funds
 purchased                                   10             (3)             7              4             --              4
                                          -----          -----          -----          -----          -----          -----
 Total interest expense                     248           (176)            72            217            251            468
                                          -----          -----          -----          -----          -----          -----

Net interest income                       $ 237          $ (96)         $ 141          $ 486          $(129)         $ 357
                                          =====          =====          =====          =====          =====          =====



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

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2001. The table may not be indicative of the Company's rate sensitivity position at other points in time.

INTEREST RATE SENSITIVITY ANALYSIS

                                                    LESS THAN                      SEVEN TO
DECEMBER 31, 2001                                     THREE        FOUR TO SIX      TWELVE      ONE TO FIVE   OVER FIVE
(Dollars in thousands)                                MONTHS         MONTHS         MONTHS          YEARS       YEARS      TOTAL
                                                     --------      -----------     ---------    ------------  ----------   -----
 ASSETS
 Earning Assets
   Loans                                             $ 12,837        $ 1,751        $  2,124        $18,095     $5,293     $40,100
   Securities held-to-maturity                             --             --              --          3,749         --       3,749
   Nonmarketable equity securities                        358                                                                  358
   Federal funds sold                                     738             --              --             --         --         738
                                                     --------        -------        --------        -------     ------     -------
     Total earning assets                              13,933          1,751           2,124         21,844      5,293      44,945
                                                     --------        -------        --------        -------     ------     -------

 LIABILITIES
 Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits                                    6,152             --              --             --         --       6,152
     Savings deposits                                   6,091             --              --             --         --       6,091
     Time deposits                                      5,840          5,385           8,418          1,231         --      20,874
                                                     --------        -------        --------        -------     ------     -------
       Total interest-bearing deposits                 18,083          5,385           8,418          1,231         --      33,117
   Advances from Federal Home Loan Bank                    --             --           1,000          2,000         --       3,000
   Securities sold under agreements to repurchase       1,125             --              --             --         --       1,125
                                                     --------        -------        --------        -------     ------     -------
     Total interest-bearing liabilities                19,208          5,385           9,418          3,231         --      37,242
                                                     --------        -------        --------        -------     ------     -------
 Period gap                                          $ (5,275)       $(3,634)       $ (7,294)       $18,613     $5,293
                                                     ========        =======        ========        =======     ======
 Cumulative gap                                      $ (5,275)       $(8,909)       $(16,203)       $ 2,410     $7,703
                                                     ========        =======        ========        =======     ======
 Cumulative gap ratio (2)                              (11.74)%       (19.82)%        (36.05)%         5.36%     17.14%
                                                     ========        =======        ========        =======     ======

(1) All savings and interest-bearing transaction accounts are included in the less than three months category.
(2)      Ratio of cumulative gap to total earning assets.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability sensitive over the one to twelve month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                            PROVISION FOR LOAN LOSSES

The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, Bank's Board of Directors reviews and approves the appropriate level for the Bank's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, analysis of economic conditions in its markets, and a review of historical statistical data for both the Company and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions. During 2001, the Company transferred $104,000 from earnings to the reserve for loan losses, increasing the balance to $546,376 on December 31, 2001 after deducting current year net chargeoffs. The reserve for loan losses was approximately 1.36% and 1.31% of total loans on December 31, 2001 and 2000, respectively.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                  OTHER INCOME

Other income for the year ended December 31, 2001 was $460,153, as compared to $357,833 for the year ended December 31, 2000. The most significant portion of other income was from NSF and overdraft fees which totaled $209,503, as compared to $211,293 in the prior year. Mortgage origination fees increased $56,201, or 248.80% to $78,790 for the year ended December 31, 2001. The increase was a result of home mortgage refinancings resulting from the significant decline in the overall interest rate environment. In addition, the Company began offering brokerage services through Raymond James in February 2001. Fees earned from this service totaled $59,150 for the year ended December 31, 2001.

Other income for the year ended December 31, 2000 was $357,833, as compared to $311,153 for the year ended December 31, 1999. The most significant portion of other income was from NSF and overdraft fees which totaled $211,293, as compared to $140,309 in the prior year. The increase in NSF and overdraft fees was attributable to an increase in the per item charge from $22 to $25 per item and an overall increase in deposit accounts.

                                 OTHER EXPENSES

Noninterest expenses were $2,188,333 for the year ended December 31, 2001, as compared to $1,845,551 for the year ended December 31, 2000. This was comprised primarily of salaries and employee benefits totaling $1,078,970, as compared to $905,586 for the year ended December 31, 2000. The increase in salaries was partially due to the opening of an additional branch on August 30, 2001 on Highway 11 in Gaffney. All other operating expenses increased as well as a result of the continued growth of the Company and expenses associated with opening the Highway 11 branch. Other expenses also included a one-time charge of $76,654 for the writedown of fixed assets relating to the closing of the temporary facility in Blacksburg.

Noninterest expenses were $1,845,551 for the year ended December 31, 2000, as compared to $1,633,137 for the year ended December 31, 1999. This was comprised of salaries and employee benefits of $905,586, furniture and equipment expense of $157,592, occupancy expense of $145,094, data processing expense of $150,322, office supplies expense of $44,361, and other operating expenses of $442,596.

                                  INCOME TAXES

For the years ended December 31, 2001 and 2000, the Company recorded income tax expense in the amounts of $138,989 and $157,380, respectively. This resulted in an effective tax rate of 36% for the years ended December 31, 2001 and 2000. The decrease in income taxes is a result of a decrease in income before income taxes. For the year ended December 31, 1999, the Company recorded income tax expense in the amount of $88,185. This resulted in an effective tax rate of 34%.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                CAPITAL RESOURCES
Total capital of the Company was increased by net income in 2001 of $247,525. Total capital of the Company was increased by net income in 2000 of $281,164.

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

RISK-BASED CAPITAL RATIOS

 (Dollars in thousands)                                   THE BANK                 THE COMPANY
                                                        -----------                -----------

 Tier 1 capital
   Common shareholders' equity                          $ 5,095,883                $ 6,536,511
   Less:  intangibles                                            --                         --
                                                        -----------                -----------
     Total Tier 1 capital                                 5,095,883                  6,536,511
 Tier 2 capital
   Allowable allowance for loan losses                      530,390                    530,393
                                                        -----------                -----------
     Total qualifying capital                           $ 5,626,273                $ 7,066,904
                                                        ===========                ===========

 Risk-adjusted total assets
        (including off-balance sheet exposures)         $42,431,264                $42,431,460
                                                        ===========                ===========
     Total average assets                               $48,818,336                $47,538,254
                                                        ===========                ===========

 Risk-based capital ratios:
   Tier 1 risk-based capital ratio                            12.01%                     15.40%
   Total risk-based capital ratio                             13.26%                     16.65%
   Tier 1 leverage ratio                                      10.44%                     13.75%

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                                    LIQUIDITY

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. An additional advance from the Federal Home Loan Bank was also obtained in 2001 for liquidity purposes. The Company also has the ability to borrow additional funds from the Federal Home Loan Bank of up to 10% of the Bank's assets. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, the Company's short-term liquidity needs can be adequately supported by the Company's deposit base.

                     IMPACT OF OFF-BALANCE SHEET INSTRUMENTS

The Company has certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments is the same as for loans in the Company's loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that they have the necessary resources to fund these commitments.

                     IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

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

                              INVESTMENT PORTFOLIO

The following tables summarize the carrying value of investment securities and weighted-average yields of those securities at December 31, 2001 and 2000.

INVESTMENT SECURITIES PORTFOLIO COMPOSITION

HELD-TO-MATURITY


December 31,                                              2001                 2000
                                                         ------               ------
(Dollars in thousands)
 U.S. Government Agencies and Corporations                3,749                3,545
 Nonmarketable equity securities                            358                  308
                                                         ------               ------

   Total securities                                      $4,107               $3,853
                                                         ======               ======


                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

INVESTMENT SECURITIES PORTFOLIO MATURITY DISTRIBUTION AND YIELDS

DECEMBER 31, 2001                                                 2001
                                                     -----------------------------
(Dollars in thousands)                                AMOUNT                YIELD
                                                     ---------             --------
U.S. Government agencies due:
  After one year but within five years               $  3,749               4.86%
                                                     ========

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

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                         LENDING ACTIVITIES (continued)

Total loans outstanding were $40,099,660 and $35,645,983 at December 31, 2001 and 2000, respectively. The loan demand remains strong in the Company's market area. There are no significant concentrations of loans in the Company's loan portfolio to any particular individuals or industry or group of related individuals or industries.

The Company's ratio of loans to deposits was 99% and 97% at December 31, 2001 and 2000, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The following table summarizes the composition of the loan portfolio at December 31, 2001 and 2000.


LOAN PORTFOLIO COMPOSITION


DECEMBER 31,                                           2001                                             2000
                                         ------------------------------------             -----------------------------------
                                                                  PERCENT OF                                       PERCENT OF
Dollars in thousands)                     AMOUNT                     TOTAL                  AMOUNT                   TOTAL
                                         --------                 ----------               --------               -----------
 Commercial and industrial               $  7,597                     18.94%              $  6,415                    18.00%
 Real estate
 Construction                               2,165                      5.40                  1,119                     3.14
 Mortgage                                  23,927                     59.67                 21,735                    60.97
 Consumer and other                         6,411                     15.99                  6,377                    17.89
                                         --------                  --------               --------                 --------
  Total loans                              40,100                    100.00%                35,646                   100.00%
                                                                   ========               ========
 Allowance for loan losses                   (546)                                            (467)
                                         --------                                         --------
 Net loans                               $ 39,554                                         $ 35,179
                                         ========                                         ========



The Company's loan portfolio is comprised largely of real estate mortgage loans. Real estate mortgage loans increased $2,191,779 or 10.08% to $23,926,931 at December 31, 2001. At December 31, 2001 real estate mortgage loans represented 59.67% of the total loan portfolio, as compared to 60.97% at December 31, 2000.

The Company also has a significant amount of commercial and industrial loans. Commercial and industrial loans increased $1,182,280, or 18.43% to $7,597,065 at December 31, 2001. Commercial and industrial loans comprised 18.94% and 18.00% of the total loan portfolio at December 31, 2001 and 2000, respectively.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


MATURITIES AND SENSITIVITY OF LOANS TO CHANGES IN INTEREST RATES:

The following table summarizes the loan maturity distribution, by type, at December 31, 2001 and related interest rate characteristics:


                                                                       OVER ONE
DECEMBER 31, 2001                           ONE YEAR OR               YEAR THROUGH             OVER FIVE
(Dollars in thousands)                          LESS                   FIVE YEARS                 YEARS               TOTAL
                                            -----------               ------------              ---------            -------
Commercial and industrial                    $ 3,598                   $ 3,669                   $   330             $ 7,597
Real estate - construction                     1,742                         4                       419               2,165
Real estate - mortgage                         9,539                    10,058                     4,330              23,927
Consumer and other                             1,833                     4,364                       214               6,411
                                             -------                   -------                   -------             -------
                                             $16,712                   $18,095                   $ 5,293             $40,100
                                             -------                   -------                   -------             -------

 Loans maturing after one year with:
 Fixed interest rates                                                                                                $12,752
 Floating interest rates                                                                                              10,636
                                                                                                                     -------
                                                                                                                     $23,388
                                                                                                                     =======


                                  RISK ELEMENTS

At December 31, 2001, there were no loans past due 90 days or more and still accruing interest, and loans totaling $279,231 were in nonaccrual status. At December 31, 2000, there were no loans past due 90 days or more and still accruing interest, and loans totaling $51,869 were in nonaccrual status.

SUMMARY OF LOAN LOSS EXPERIENCE

 (Dollars in thousands)                                           2001                         2000
                                                                --------                     --------
Total loans outstanding at end of year                          $ 40,100                     $ 35,646
                                                                ========                     ========
Average loans outstanding                                       $ 37,028                     $ 32,493
                                                                ========                     ========

Balance, beginning of year                                      $    467                     $    429
Loans charged off                                                    (59)                        (123)
Recoveries on loans previously charged off                            34                           10
                                                                --------                     --------
  Net chargeoffs                                                      15                         (113)
                                                                --------                     --------
Provision charged to operations                                      104                          151
                                                                --------                     --------
  Balance, end of year                                          $    546                     $    467
                                                                ========                     ========

Ratios:
  Allowance for loan losses to average loans                        1.47%                        1.44%
  Allowance for loan losses to period end loans                     1.36%                        1.31%



Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 2001.

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

At December 31, 2001, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on the Company's consolidated financial statements.

                             AVERAGE DAILY DEPOSITS

Average deposits were $38,913,264 and $33,040,971 during 2001 and 2000, respectively. The increase in deposits was attributable to an increased presence in the Bank's market areas. All types of deposits increased in 2001 with the exception of certificates of deposit. Total certificates of deposit decreased $501,538 or 2.35% to $20,874,039 at December 31, 2001. The decrease is a result of declining interest rates and the desire of customers not to be locked into an interest rate for an extended period of time.

Certificates of deposit over $100,000 totaled $4,958,558 and $4,625,975 at December 31, 2001 and 2000, respectively. Of this total, scheduled maturities at December 31, 2001 were as follows: three months or less - $1,207,304; over three months through six months - $2,022,574; over six months through twelve months - $1,457,843; and greater than twelve months - $270,837.

The following table summarizes the Bank's deposits at December 31, 2001 and 2000.


DECEMBER 31,                                                2001                         2000
(Dollars in thousands)                             ------------------------     ----------------------
                                                                 PERCENT OF      PERCENT
                                                    AMOUNT        DEPOSITS        AMOUNT      DEPOSITS
                                                    ------       ----------      --------    ---------
Noninterest-bearing demand                          $ 7,302         18.07%       $ 5,044       13.71%
Interest-bearing transaction accounts                 6,152         15.22          5,912       16.07
Savings                                               6,091         15.07          4,454       12.11
Certificates of deposit                              20,874         51.64         21,375       58.11
                                                    -------       -------        -------     -------

   Total deposits                                   $40,419        100.00%       $36,785      100.00%
                                                    =======       =======        =======     =======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $35,460,633 and $32,159,242 at December 31, 2001 and 2000, respectively.

                              FNB BANCSHARES, INC.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                    ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $3,000,000 at December 31, 2001. Advances consisted of a $1,000,000 variable rate advance bearing an interest rate of 1.83% and is scheduled to mature December 24, 2002. The $2,000,000 advance bears a fixed rate of 2.93% and is scheduled to mature on November 7, 2003. Advances averaged $1,227,397 during 2001 as compared to $1,183,060 in 2000.

                              SHORT-TERM BORROWINGS

At December 31, 2001 and 2000 the Company had short term borrowings which consisted of securities sold under agreements to repurchase of $1,125,204 and $638,988, respectively. The Company entered into a repurchase agreement with a local electric cooperative which generally matures on a one-day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $2,247,924 and $1,141,284, during 2001 and 2000, respectively. The average interest rate paid on the repurchase agreement was 3.67% and 4.00% during 2001 and 2000, respectively.

                           RETURN ON EQUITY AND ASSETS

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets), for the period indicated. Since its inception, the Company has not paid cash dividends.

                                                      2001           2002
                                                     ------         -------
Return on average assets                              0.52%            .68%

Return on average equity                              3.89%           4.55%

Equity to assets ratio                               13.41%          14.96%


                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements is not expected to have a material impact on the consolidated financial statements.

In June 1998, the FASB issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS No, 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS No. 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001 or 2000.

                              FNB BANCSHARES, INC.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

                           FORWARD LOOKING INFORMATION

This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Report and include all statements that are not historical statements of fact regarding the intent, belief, or current expectations of the Company or its directors or its officers with respect to, among other things: (I) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth and operating strategies; and (iv) the quality of the Company's loan portfolio. Words such as "may," "would," "could," "will," "expect," "estimate," "anticipate," "believe," "intend," and "plans" are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions, and factors that may affect operating results, performance, and financial condition are the Company's ability to continue and manage its growth, fluctuations in its quarterly results, Year 2001 risks and concerns, competition, and other factors discussed in this Annual Report and in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Registration Statement on Form S-1 (Registration Number 333-1546).

                                REGULATORY ISSUES

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

                              FNB BANCSHARES, INC.


                        Consolidated Financial Statements

              For the Years Ended December 31, 2001, 2000 and 1999

                                       and

                          Independent Auditors' Report

                              FNB BANCSHARES, INC.



                                TABLE OF CONTENTS

                                                                                       PAGE NO.
                                                                                       --------

Independent Auditors' Report.......................................................... 19
Consolidated Balance Sheets........................................................... 20
Consolidated Statements of Income..................................................... 21
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income... 22
Consolidated Statements of Cash Flows................................................. 23
Notes to Consolidated Financial Statements............................................ 24-39

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                          PRIVATE COMPANIES
R. JASON CASKEY, CPA                                        PRACTICE SECTIONS
--------------------
JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
FNB Bancshares, Inc.
Gaffney, South Carolina


We have audited the accompanying consolidated balance sheets of FNB Bancshares, Inc., and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 2001, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
January 17, 2002

                              FNB BANCSHARES, INC.

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                                                        2001              2000
                                                                    ------------      ------------
ASSETS:
  Cash and cash equivalents:
    Cash and due from banks                                         $  2,769,532      $  1,487,957
    Federal funds sold                                                   738,000         1,150,000
                                                                    ------------      ------------
      Total cash and cash equivalents                                  3,507,532         2,637,957
                                                                    ------------      ------------

  Investment securities:
    Securities held-to-maturity (estimated market value:
     2001 - $3,780,078; 2000 - $3,536,482)                             3,749,464         3,544,730
    Nonmarketable equity securities                                      358,311           308,311
                                                                    ------------      ------------
      Total investment securities                                      4,107,775         3,853,041
                                                                    ------------      ------------

  Loans receivable:                                                   40,099,660        35,645,983
    Less allowance for loan losses                                      (546,376)         (466,835)
                                                                    ------------      ------------
      Loans, net                                                      39,553,284        35,179,148

  Premises, furniture and equipment, net                               3,409,580         2,597,536
  Accrued interest receivable                                            312,075           317,271
  Other assets                                                           343,520           357,021
                                                                    ------------      ------------
      Total assets                                                  $ 51,233,766      $ 44,941,974
                                                                    ============      ============

LIABILITIES:
  Deposits:
    Noninterest-bearing transaction accounts                        $  7,302,392      $  5,043,706
    Interest-bearing transaction accounts                              6,152,178         5,912,179
    Savings                                                            6,090,582         4,453,755
    Time deposits $100,000 and over                                    4,958,558         4,625,975
    Other time deposits                                               15,915,481        16,749,602
                                                                    ------------      ------------
      Total deposits                                                  40,419,191        36,785,217

  Securities sold under agreements to repurchase                       1,125,204           638,988
  Advances from the Federal Home Loan Bank                             3,000,000         1,000,000
  Accrued interest payable                                                60,597            75,632
  Other liabilities                                                       92,263           153,151
                                                                    ------------      ------------
      Total liabilities                                               44,697,255        38,652,988
                                                                    ------------      ------------

Commitments and contingencies (Notes 4 and 16)

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 10,000,000 shares authorized
   and unissued                                                               --                --
  Common stock, $.01 par value, 10,000,000 shares authorized;
   616,338 shares issued and outstanding                                   6,163             6,163
  Capital surplus                                                      6,112,318         6,112,318
  Retained earnings                                                      418,030           170,505
                                                                    ------------      ------------
      Total shareholders' equity                                       6,536,511         6,288,986
                                                                    ------------      ------------

      Total liabilities and shareholders' equity                    $ 51,233,766      $ 44,941,974
                                                                    ============      ============

The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                            2001           2000           1999
                                                        ----------     ----------     ----------
INTEREST INCOME:
  Loans, including fees                                 $3,409,651     $3,203,076     $2,408,140
  Investment securities:
    Taxable                                                193,538        129,766        126,036
    Nonmarketable securities                                16,375         14,802         12,049
  Federal funds sold                                        77,985        136,803        112,666
  Other                                                        590            200          1,000
                                                        ----------     ----------     ----------
    Total                                                3,698,139      3,484,647      2,659,891
                                                        ----------     ----------     ----------

INTEREST EXPENSE:
  Time deposits $100,000 and over                          284,716        214,556        177,710
  Other deposits                                         1,112,648      1,087,494        737,792
  Federal funds purchased                                      421            802             --
  Securities sold under agreements to repurchase            32,718         25,006         21,512
  Advances from the Federal Home Loan Bank                  48,942         79,027          1,709
                                                        ----------     ----------     ----------
    Total                                                1,479,445      1,406,885        938,723
                                                        ----------     ----------     ----------

NET INTEREST INCOME                                      2,218,694      2,077,762      1,721,168

Provision for loan losses                                  104,000        151,500        139,750
                                                        ----------     ----------     ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      2,114,694      1,926,262      1,581,418
                                                        ----------     ----------     ----------

OTHER OPERATING INCOME:
  Service charges on deposit accounts                      231,093        246,757        173,187
  Mortgage origination fees                                 78,790         22,589         75,697
  Brokerage service fees                                    59,150             --             --
  Other service charges, commissions, and fees              91,120         88,487         62,269
                                                        ----------     ----------     ----------
    Total                                                  460,153        357,833        311,153
                                                        ----------     ----------     ----------

OTHER OPERATING EXPENSES:
  Salaries and benefits                                  1,078,970        905,586        790,095
  Occupancy expense                                        146,765        145,094        105,272
  Furniture and equipment                                  211,315        157,592        142,891
  Write-down on disposal of assets                          76,654             --         45,894
  Office supplies                                           55,588         44,361         44,665
  Data processing                                          171,363        150,322        136,866
  Other operating expenses                                 447,678        442,596        367,454
                                                        ----------     ----------     ----------
    Total                                                2,188,333      1,845,551      1,633,137
                                                        ----------     ----------     ----------

INCOME BEFORE INCOME TAXES                                 386,514        438,544        259,434

Income tax provision                                       138,989        157,380         88,185
                                                        ----------     ----------     ----------

NET INCOME                                              $  247,525     $  281,164     $  171,249
                                                        ==========     ==========     ==========

Basic earnings per share                                $     0.40     $     0.46     $     0.28
Diluted earnings per share                              $     0.40     $     0.46     $     0.28


The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                    COMMON STOCK                              RETAINED
                                                 ---------------------        CAPITAL         EARNINGS
                                                 SHARES         AMOUNT        SURPLUS         (DEFICIT)        TOTAL
                                                 -------        -------     -----------      ----------     -----------
 BALANCE, DECEMBER 31, 1998                      616,338        $ 6,163     $ 6,112,318      $ (281,908)    $ 5,836,573

 Net income                                                                                     171,249         171,249
                                                 -------        -------     -----------      ----------     -----------

 BALANCE, DECEMBER 31, 1999                      616,338          6,163       6,112,318        (110,659)      6,007,822

 Net income                                                                                     281,164         281,164
                                                 -------        -------     -----------      ----------     -----------

 BALANCE, DECEMBER 31, 2000                      616,338          6,163       6,112,318         170,505       6,288,986

 Net income                                                                                     247,525         247,525
                                                 -------        -------     -----------      ----------     -----------

 BALANCE, DECEMBER 31, 2001                      616,338        $ 6,163     $ 6,112,318       $ 418,030     $ 6,536,511
                                                 =======        =======     ===========       =========     ===========



The accompanying notes are an integral part of the consolidated financial statements.

                              FNB BANCSHARES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                      2001             2000             1999
                                                                  -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                      $   247,525      $   281,164      $   171,249
  Adjustments to reconcile net income to net cash
   provided in operating activities:
    Provision for possible loan losses                                104,000          151,500          139,750
    Depreciation and amortization expense                             219,500          175,916          172,684
    Accretion and premium amortization                                 (2,004)            (326)             467
    Write-down on disposal of assets                                   76,654               --           45,894
    Deferred income tax provision (benefit)                           (16,830)          10,033          (11,343)
    (Increase) decrease in interest receivable                          5,196         (109,595)         (80,100)
    Increase (decrease) in interest payable                           (15,035)          25,887            1,946
    (Increase) decrease in other assets                                66,867          674,622          (32,636)
    Increase (decrease) in other liabilities                          (60,888)          (3,693)         (28,758)
                                                                  -----------      -----------      -----------
      Net cash provided in operating activities                       624,985        1,205,508          379,153
                                                                  -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of securities held-to-maturity                       (5,802,730)      (1,495,078)      (1,900,002)
    Maturities of securities held-to-maturity                       5,600,000          300,000        1,350,000
    Purchase of nonmarketable equity securities                       (50,000)         (92,161)         (12,600)
    Maturities of time deposits with other banks                           --               --          500,000
    Net increase in loans to customers                             (4,514,672)      (8,076,135)      (8,159,120)
    Purchases of premises and equipment                            (1,108,198)        (559,640)        (628,833)
                                                                  -----------      -----------      -----------
      Net cash used in investing activities                        (5,875,600)      (9,923,014)      (8,850,555)
                                                                  -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, interest-bearing
   transaction accounts, and savings accounts                       4,135,512        2,345,743        3,596,448
  Net increase (decrease) in time deposits                           (501,538)       7,204,510        2,542,680
  Net increase (decrease) in securities sold under agreements
    to repurchase                                                     486,216         (107,193)        (123,088)
  Increase in advances from the Federal Home Loan Bank              2,000,000               --        1,000,000
                                                                  -----------      -----------      -----------
      Net cash provided in financing activities                     6,120,190        9,443,060        7,016,040
                                                                  -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  869,575          725,554       (1,455,362)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      2,637,957        1,912,403        3,367,765
                                                                  -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                          $ 3,507,532      $ 2,637,957      $ 1,912,403
                                                                  ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for interest                          $ 1,494,480      $ 1,380,998      $   936,777
  Cash paid during the year for taxes                             $   144,600      $   168,692      $    88,141

SUPPLEMENTAL NONCASH INVESTING ACTIVITIES:
  Loans transferred to repossessed assets                         $    36,536      $   146,596      $   569,961


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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

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

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investment in the stock of the Federal Home Loan Bank, the Federal Reserve Bank, and Community Financial Services, Inc. These stocks have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. There were $3,000,000 in outstanding advances at December 31, 2001. At December 31, 2001 and 2000, the investment in Federal Home Loan Bank stock was $150,000 and $100,000, respectively. Investment in Federal Reserve Bank stock is required by law of every national bank. The investment in Federal Reserve Bank Stock was $132,450 at December 31, 2001 and 2000. The investment in Community Financial Services, Inc. was $75,861 at December 31, 2001 and 2000.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FORECLOSED ASSETS - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses on the consolidated statements of income.

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of the collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged-off are added to the allowance.

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

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts, and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to the current year statement of income. The costs of major renewals and improvements are capitalized.

RETIREMENT PLAN - The Company has a contributory 401(k) plan which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants' annual compensation. Expenses charged to earnings in 2001, 2000, and 1999 for the plan were $8,275, $7,769, and $5,727, respectively.

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

STOCK COMPENSATION PLANS - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

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

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

RECENT ACCOUNTING PRONOUNCEMENTS - In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. The Company adopted SFAS 141 on July 1, 2001. The adoption of this Statement is not expected to have a material impact on the consolidated financial statements.

                              FNB BANCSHARES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In June 1998, the FASB issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS No. 137 and SFAS No. 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001 or 2000.

RECLASSIFICATIONS - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities held to maturity at December 31, 2001 and 2000 were:

                                                                      GROSS         GROSS
                                                 AMORTIZED        UNREALIZED      UNREALIZED      ESTIMATED
                                                   COST              GAINS          LOSSES        FAIR VALUE
                                                 ----------       ----------      ----------      ----------
DECEMBER 31, 2001
U.S. government agencies and corporations        $3,749,464        $  35,536        $4,922        $3,780,078
                                                 ==========        =========        ======        ==========

DECEMBER 31, 2000
U.S. government agencies and corporations        $3,544,730        $      --        $8,248        $3,536,482
                                                 ==========        =========        ======        ==========

The following is a summary of maturities of securities held-to-maturity as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                        SECURITIES
                                                     HELD-TO-MATURITY
                                                ---------------------------
                                                AMORTIZED         ESTIMATED
                                                   COST           FAIR VALUE
                                                ----------        ----------
Due after one year but within five years        $3,749,464        $3,780,078
                                                ==========        ==========

At December 31, 2001 and 2000, investment securities with a book value of $3,599,464 and $3,544,730, respectively, and a market value of $3,632,188 and $3,536,482, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS

Major classifications of loans receivable as of December 31, 2001 and 2000 are summarized as follows:

                                                        DECEMBER 31,
                                               ------------------------------
                                                   2001               2000
                                               -----------        -----------
Commercial, financial, and agricultural        $ 7,597,065        $ 6,414,785
Real estate - construction                       2,165,128          1,118,659
Real estate - other                             23,926,931         21,735,152
Consumer and other                               6,410,536          6,377,387
                                               -----------        -----------

    Total gross loans                          $40,099,660        $35,645,983
                                               ===========        ===========

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2001, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

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

Transactions in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999 are summarized below:

                                                     2001              2000              1999
                                                  ---------         ---------         ---------
Balance, beginning of year                        $ 466,835         $ 429,049         $ 303,248
Provision charged to operations                     104,000           151,500           139,750
Recoveries on loans previously charged off           34,618             9,712            12,956
Loans charged off                                   (59,077)         (123,426)          (26,905)
                                                  ---------         ---------         ---------

Balance, end of year                              $ 546,376         $ 466,835         $ 429,049
                                                  =========         =========         =========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - LOANS (continued)

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000:

                                                  2001                2000
                                              ------------        ----------
Commitments to extend credit                  $  5,117,920        $2,885,763

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                         2001              2000
                                      ----------        ----------
Land                                  $  436,037        $  436,037
Building and land improvements         2,618,488         1,709,998
Furniture and equipment                1,043,625           681,420
Construction in progress                   3,896           303,477
                                      ----------        ----------
  Total                                4,102,046         3,130,932
Less, accumulated depreciation           692,466           533,396
                                      ----------        ----------

  Premises and equipment, net         $3,409,580        $2,597,536
                                      ==========        ==========

NOTE 6 - DEPOSITS

At December 31, 2001, the scheduled maturities of time deposits are as follows:

MATURING IN                                            AMOUNT
-----------                                        ------------
 2002                                              $ 19,918,759
 2003                                                   628,978
 2004                                                    65,050
 2005                                                   191,533
 2006                                                    69,719
                                                   ------------

     Total                                         $ 20,874,039
                                                   ============


NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of a $1,000,000 variable rate advance bearing an interest rate of 1.83% and a $2,000,000 fixed rate advance bearing an interest rate of 2.93%. The $1,000,000 advance is scheduled to mature on December 24, 2002, and the $2,000,000 advance is scheduled to mature November 7, 2003.

As collateral, the Company has pledged first mortgage loans on one to four family residences totaling $8,027,242 at December 31, 2001. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings.

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 2001 and 2000, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                    2001               2000
                                                 ----------         ----------
Average balance during the year                  $  891,057         $  636,463

Average interest rate during the year                  3.67%              4.00%

Maximum month-end balance during the year        $2,247,924         $1,141,284

As of December 31, 2001 and 2000, the amortized costs and estimated market values of the securities underlying the agreements were $1,549,732 and $1,500,000 and $1,562,500 and $1,492,608, respectively.


NOTE 9 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2001 and 2000, the Company had related party loans totaling $432,128, and $443,038, respectively. During 2001, $100,675 of new loans were made to related parties and repayments totaled $111,585.


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

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES

Income tax expense for the years ended December 31, 2001, 2000, and 1999 is summarized as follows:

                                           2001             2000            1999
                                        ---------         --------        --------
Currently payable:
  Federal                               $ 142,746         $135,006        $ 94,687
  State                                    13,073           12,341           5,167
                                        ---------         --------        --------
    Total current                         155,819          147,347          99,854
                                        ---------         --------        --------
Change in deferred income taxes:
  Federal                                 (14,697)           9,020         (13,684)
  State                                    (2,133)           1,013           2,015
                                        ---------         --------        --------
     Total deferred                       (16,830)          10,033         (11,669)
                                        ---------         --------        --------

Income tax expense                      $ 138,989         $157,380        $ 88,185
                                        =========         ========        ========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows:

                                               DECEMBER 31,
                                         ------------------------
                                           2001            2000
                                         --------        --------
Deferred tax assets:
  Allowance for loan losses              $186,674        $152,458
  Organization costs                           --          15,130
  Accumulated depreciation                     --           2,523
  Net operating loss carryforward             696             509
  Other real estate owned                   8,126              --
  Other                                     2,918              --
                                         --------        --------
    Total deferred tax assets             198,414         170,620
Deferred tax liabilities:
  Accummulated depreciation                10,964              --
                                         --------        --------
    Net deferred tax assets              $187,450        $170,620
                                         ========        ========

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2001 will be realized and, accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:

                                                              2001              2000             1999
                                                           ---------         ---------         --------
Tax expense at statutory rate                              $ 131,415         $ 149,105         $ 88,208
Surtax exemption                                                  --                --           (1,702)
State income tax, net of federal income tax benefit            8,628             9,155            5,425
Other, net                                                    (1,054)             (880)          (3,746)
                                                           ---------         ---------         --------

                                                           $ 138,989         $ 157,380         $ 88,185
                                                           =========         =========         ========

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - OTHER EXPENSES

Other expenses for the years ended December 31, 2001, 2000, and 1999 are summarized as follows:

                                   2001            2000            1999
                                 --------        --------        --------
Correspondent bank fees            38,541          32,739          26,087
Printing and postage               35,675          28,599          27,650
Advertising and promotion          36,461          39,204          22,085
Legal and accounting               58,019          46,824          33,000
Telephone expenses                 26,641          22,865          25,053
Other                             252,341         272,365         233,579
                                 --------        --------        --------

    Total                        $447,678        $442,596        $367,454
                                 ========        ========        ========

NOTE 13 - STOCK-BASED COMPENSATION

The Company has an Incentive Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 152,450 shares of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire unexercised or are canceled become available for issuance. At December 31, 2001 and 2000, there were 33,319 options available for grant.

The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the years ended December 31, 2001, 2000, and 1999 would have been reduced to the pro forma amounts indicated below:

                                      2001          2000          1999
                                   ---------     ---------     ---------
Net income:
  As reported                      $ 247,525     $ 281,164     $ 171,249
  Pro forma                          189,400       222,521       114,893

Basic earnings per share:
  As reported                      $    0.40     $    0.46     $    0.28
  Pro forma                             0.31          0.36          0.19

Diluted earnings per share:
  As reported                      $    0.40     $    0.46     $    0.28
  Pro forma                             0.30          0.36          0.19

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (continued)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1999: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 6.55% and 5.56% for 2000 and 1999, respectively; and an expected life of 10 years for both years. There were no options granted in 2001.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 and 1999 was $4.75 and $4.21, respectively.

A summary of the status of the Company's stock option plan as of December 31, 2001, 2000, and 1999 and changes during the years ended on those dates is presented below:

                                     2001                        2000                         1999
                             ----------------------       ----------------------       ----------------------
                                           WEIGHTED                     WEIGHTED                     WEIGHTED
                                            AVERAGE                      AVERAGE                      AVERAGE
                                           EXERCISE                     EXERCISE                     EXERCISE
                             OPTIONS         PRICE        OPTIONS         PRICE        OPTIONS         PRICE
                             -------       --------       -------       --------       -------       --------
Outstanding                  119,131        $10.00        111,131        $10.00        102,846        $10.00
 at beginning of year
Granted                           --        $   --          8,000        $10.00          8,285        $10.00
Exercised                         --        $   --             --        $   --             --        $   --
Cancelled                         --        $   --             --        $   --             --        $   --
                             -------                      -------                      -------        ------
Outstanding
 at ending of year           119,131        $10.00        119,131        $10.00        111,131        $10.00
                             =======                      =======                      =======

Options exercisable at December 31, 2001, 2000, and 1999 were 84,848, 61,021, and 38,795, respectively.

At December 31, 2001, the outstanding stock options had a weighted average remaining life of 6.31 years and a remaining life of 5.87 years for those stock options that were exercisable. All stock options that have been issued by the Company have an exercisable price of $10.00.

NOTE 14 - UNUSED LINES OF CREDIT

As of December 31, 2001, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $1,750,000. These lines of credit are available on a one to fourteen-day basis for general corporate purposes. In addition, the Bank has a line of credit with Federal Home Loan Bank of ten percent of total assets or $5,118,000 at December 31, 2001. As of December 31, 2001, the Bank had borrowed $3,000,000 on this line of credit.

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

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                     2001                                  2000
                                                        -----------------------------           --------------------------
                                                          CARRYING          ESTIMATED            CARRYING       ESTIMATED
                                                           AMOUNT          FAIR VALUE              AMOUNT       FAIR VALUE
                                                        -----------        -----------          -----------    -----------
FINANCIAL ASSETS:
  Cash and due from banks                               $ 2,769,532        $ 2,769,532          $ 1,487,957    $ 1,487,957
  Federal funds sold                                        738,000            738,000            1,150,000      1,150,000
  Securities held-to-maturity                             3,749,464          3,780,078            3,544,730      3,536,482
  Loans                                                  40,099,660         40,513,225           35,645,983     35,419,957
  Allowance for loan losses                                (546,376)          (546,376)            (466,835)      (466,835)
  Accrued interest receivable                               312,075            312,075              317,271        317,271

FINANCIAL LIABILITIES:
  Demand deposit, interest-bearing                      $19,545,152        $19,545,152          $15,409,640     15,409,640
   transaction, and savings accounts
  Time deposits                                          20,874,039         21,011,133           21,375,577    $21,357,744
  Advances from the Federal Home Loan Bank                3,000,000          2,985,660            1,000,000      1,000,000
  Securities sold under agreements to repurchase          1,125,204          1,125,204              638,988        638,988
  Accrued interest payable                                   60,597             60,597               75,632         75,632

                                                          NOTIONAL          ESTIMATED             NOTIONAL       ESTIMATED
                                                           AMOUNT           FAIR VALUE             AMOUNT        FAIR VALUE
                                                        -----------        -----------          -----------    -----------
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit                          $ 5,117,920        $ 5,117,920          $ 2,885,763    $ 2,885,763

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE 17 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

                                                   2001         2000         1999
                                                 --------     --------     --------
NET INCOME PER SHARE - BASIC COMPUTATION:

Net income available to common shareholders      $247,525     $281,164     $171,249
                                                 ========     ========     ========

Average common shares outstanding - basic         616,338      616,338      616,338
                                                 ========     ========     ========

Net income per share - basic                     $   0.40     $   0.46     $   0.28
                                                 ========     ========     ========

NET INCOME PER SHARE - DILUTED COMPUTATION:

Net income available to common shareholders      $247,525     $281,164     $171,249
                                                 ========     ========     ========

Average common shares outstanding - basic         616,338      616,338      616,338

Incremental shares from assumed conversions:
  Stock options                                     9,159           --           --
                                                 --------     --------     --------

Average common shares outstanding - diluted       625,497      616,338      616,338
                                                 --------     --------     --------

Net income per share - diluted                   $   0.40     $   0.46     $   0.28
                                                 ========     ========     ========

Since the option exercise price was greater than the average market price of a common share during 2000 and 1999, options outstanding at the end of these years were not included in the above computation of diluted earnings.

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

As of December 31, 2001, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2001 and 2000.


                                                                                             TO BE WELL-
                                                                                          CAPITALIZED UNDER
                                                                        FOR CAPITAL       PROMPT CORRECTIVE
                                                      ACTUAL        ADEQUACY PURPOSES     ACTION PROVISIONS
                                              -------------------   ------------------   --------------------
                                                AMOUNT      RATIO     AMOUNT     RATIO     AMOUNT       RATIO
                                              ----------    -----   ----------   -----   ----------     -----
DECEMBER 31, 2001
 Total capital (to risk-weighted assets)      $5,626,270    13.26%  $3,394,480    8.00%  $4,243,100     10.00%
 Tier 1 capital (to risk-weighted assets)      5,095,883    12.01%   1,697,240    4.00%   2,545,860      6.00%
 Tier 1 capital (to average assets)            5,095,883    10.44%   1,952,720    4.00%   2,440,900      5.00%

DECEMBER 31, 2000
 Total capital (to risk-weighted assets)      $5,296,737    14.34%  $2,954,738    8.00%  $3,693,423     10.00%
 Tier 1 capital (to risk-weighted assets)      4,834,572    13.09%   1,477,369    4.00%   2,216,054      6.00%
 Tier 1 capital (to average assets)            4,834,572    10.78%   1,794,318    4.00%   2,242,898      5.00%


The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                2001           2000
                                                            ----------     ----------
ASSETS:
  Cash                                                      $1,440,432     $1,437,200
  Investment in banking subsidiary                           5,095,883      4,846,573
  Other assets                                                     196          5,213
                                                            ----------     ----------

    Total assets                                            $6,536,511     $6,288,986
                                                            ==========     ==========

LIABILITIES

SHAREHOLDERS' EQUITY:
  Common stock                                              $    6,163     $    6,163
  Capital surplus                                            6,112,318      6,112,318
  Retained earnings                                            418,030        170,505
                                                            ----------     ----------
    Total shareholders' equity                               6,536,511      6,288,986
                                                            ----------     ----------
    Total liabilities and shareholders' equity              $6,536,511     $6,288,986
                                                            ==========     ==========


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                              2001           2000           1999
                                                           ---------      ---------      ---------
INCOME                                                     $      --      $      --      $      --

EXPENSES                                                       3,021          3,625          3,625
                                                           ---------      ---------      ---------

INCOME BEFORE INCOME TAXES AND EQUITY IN                      (3,021)        (3,625)        (3,625)
 UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY

Income tax benefit                                             1,236          1,236          1,254

Equity in undistributed earnings of banking subsidiary       249,310        283,553        173,620
                                                           ---------      ---------      ---------

  NET INCOME                                               $ 247,525      $ 281,164      $ 171,249
                                                           =========      =========      =========

                              FNB BANCSHARES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)
----------------------------------------------------

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999


                                                                   2001             2000             1999
                                                               -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $   247,525      $   281,164      $   171,249
  Adjustments to reconcile net income to net cash provided
  by operating activities:
    Decrease in other assets                                         5,017            4,856           64,404
    Increase (decrease) in other liabilities                            --           (1,255)           1,255
    Equity in undistributed earnings of banking subsidiary        (249,310)        (283,553)        (173,620)
                                                               -----------      -----------      -----------
    Net cash provided by operating activities                        3,232            1,212           63,288
                                                               -----------      -----------      -----------

INCREASE IN CASH                                                     3,232            1,212           63,288

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   1,437,200        1,435,988        1,372,700
                                                               -----------      -----------      -----------

CASH AND CASH EQUIVALENTS, ENDING OF PERIOD                    $ 1,440,432      $ 1,437,200      $ 1,435,988
                                                               ===========      ===========      ===========

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

                       Kim Barrs, Chief Financial Officer





                                    OFFICERS

              Danny Ham, Vice President, Blacksburg City Executive

                  Mike Grubbs, Vice President, Consumer Banker

            Tina Gainey, Assistant Vice President, Operations Officer




                                    SERVICES

All-Day Banking                         Commercial Loans                    Personal Checking
American Express Travelers Checks       Direct Deposits                     Personal Lines of Credit
ATM Service                             Brokerage Service                   Personal Loans
Bank By Mail                            Drive-In Service                    Regular Savings
Bond Coupon Redemption                  Individual Retirement Accounts      Safe Deposit Boxes
Business Checking                       Interest Checking                   Senior Checking
Cashiers Checks                         Letters of Credit                   Treasury, Tax & Loan Deposits
Certificates of Deposit                 Money Market Accounts               U.S. Savings Bonds
Christmas Clubs                         Night Depository                    Visa and Master Card
Collection Items                        Overdraft Protection                Wire Transfers

                              FNB BANCSHARES, INC.



                                 CORPORATE DATA
ANNUAL MEETING:

The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 23, 2002 at our offices at 217 North Granard Street, Gaffney, South Carolina.

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

STOCK INFORMATION:

The Common Stock of FNB Bancshares, Inc. is not listed on any exchange. However, the Company's stock trades under the symbol "FNBC" on the OTC Bulletin Board. Market makers of the Company's stock include Legg Mason Wood Walker, Incorporated at 831 East Morehead Street, Suite 850, Charlotte, North Carolina 28232. The latest trades of which the Company is aware were at $10.30 per share. As of December 31, 2001, there were 541 shareholders of record.

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from First National Bank of the Carolinas. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank.

                                    FORM 10-K

THE COMPANY WILL FURNISH UPON REQUEST, FREE OF CHARGE, COPIES OF THE ANNUAL REPORT AND THE COMPANY'S REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (FORM 10-K) BY CONTACTING KIM BARRS, CHIEF FINANCIAL OFFICER, FNB BANCSHARES, INC., P.O. BOX 1539, GAFFNEY, SOUTH CAROLINA 29342.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY.