Form 10KSB, Exhibit 13
period 2002-12-31
FNB BANCSHARES INC /SC/
filed 2003-03-24
CIK 1009162

Exhibit 13

                                Table of Contents

                                                                          Page
                                                                        -------
Shareholders' Letter..........................................................2
Summary of Selected Financial Data............................................3
Management's Discussion and Analysis.......................................4-18
Independent Auditors' Report.................................................19
Consolidated Balance Sheets..................................................20
Consolidated Statements of Income............................................21
Consolidated Statements of Changes in Shareholders' Equity and
  Comprehensive Income.......................................................22
Consolidated Statements of Cash Flows........................................23
Notes to Consolidated Financial Statements................................24-39
Directors, Officers, and Services............................................40
Corporate Data................................................Inside Back Cover

                              FNB BANCSHARES, INC.


To our Shareholders:

We are very pleased to report record earnings for 2002, including three consecutive record setting quarters. We remain focused on efficiency while maintaining our reputation in the community as a bank with outstanding customer service. We are proud to be the only locally owned commercial bank in Cherokee County, which enables us to give back to our community and shareholders as we grow and become more profitable.

From the beginning, our shareholders have supported our efforts to provide a local community bank for our area. We are pleased that we were able to share our success with our shareholders. In 2002, FNB Bancshares, Inc. announced its first 5% stock dividend.

The bank continued to grow tremendously in 2002 as its market share in Cherokee County continued to increase. We continue to be the fastest growing bank in Cherokee County, which is a direct result of our employees' dedication to customer service.

Total assets increased $18,970,086 and ended the year at $70,206,436. Deposits increased $17,509,858 and were $57,929,049 at year end. We were able to continue increasing our deposits with local core deposit growth as a result of our local decision making and personal customer service, which is becoming more rare in Cherokee county and the banking industry.

Loans increased by $11,693,233 to $51,792,893 at year end. Federal Reserve Bank rate cuts that began in 2001 have led to increased loan demand in 2002. The allowance for loan losses was at 1.11% of total loans at December 31, 2002. Management believes that the loan loss reserve of $575,923 is adequate to provide coverage for probable losses inherent in the loan portfolio. A third party consultant continues to review our loans on a quarterly basis.

Profitability increased significantly in 2002 as a result of gained efficiencies in operations, significant loan growth and increased non-interest income. Net income for the year ended December 31, 2002 was $532,247 or $0.82 per share. The tangible book value of our stock increased to $11.02 per share at year end. In 2002, the bank upgraded its technology and, as a result, had a one-time write-off of $24,734 on disposal of assets no longer useful. In 2001, disposal of the temporary building in Blacksburg resulted in a fixed asset write - down of $76,654. Without these one - time charges, income for 2002 increased 85% over 2001. Fee income will continue to be an important aspect in our profitability growth. In 2002, other operating income was $659,619 and increased 43% over 2001. In 2002, we introduced a new bounce-free checking product for our customers. In addition, the favorable mortgage rates throughout 2002 resulted in higher levels of mortgage originations and increased mortgage origination fees. We are continuing to seek new sources of fee income and opportunities to expand upon our existing products.

We, the directors and employees of First National Bank of the Carolinas, remain optimistic about our continued growth and success. We will continue seeking ways to improve our efficiency and customer service, thus adding value for our shareholders.

Please join us for the annual Shareholders meeting Tuesday April 22, 2003 at 5:30 p.m. in the lobby of our main office at 217 N. Granard Street in Gaffney, South Carolina. The directors and employees of First National Bank of the Carolinas are committed to building a strong community bank and improving shareholder value. We remain grateful for your continued support in our success.



Bill H. Mason
Chairman of the Board



V. Stephen Moss
President

                             Selected Financial Data
The following table sets forth certain selected financial data concerning FNB Bancshares, Inc. The selected financial data has been derived from the consolidated financial statements. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.


 Year Ended December 31,                               2002        2001          2000          1999           1998
 (Dollars in thousands, except per share data)        ------      ------       -------        ------         ------

 Income Statement Data:
 Interest and dividend income                      $  3,880      $ 3,698       $ 3,485       $ 2,660        $ 2,059
 Interest expense                                     1,079        1,479         1,407           939            755
                                                      -----       -------       ------        -------        ------
Net interest income                                   2,801        2,219         2,078          1,721         1,304
 Provision for loan losses                              186          104           152            140           160
                                                      -----       ------       -------        -------        ------
Net interest income after provision for               2,615        2,115         1,926          1,581         1,144
  loan losses
Other operating income                                  660          460           358            311           193
 Other operating expense                              2,448        2,188         1,846          1,633         1,207
                                                      -----       ------        ------        -------        ------
Income before income taxes                              827          387           438            259           130
 Income tax expense                                     295          139           157             88             3
                                                      -----       ------        ------        -------        ------
Net income                                         $    532      $   248       $   281       $    171      $   127
                                                      -----       ------        ------        -------        ------
 Balance Sheet Data:                                  -----       ------        ------        -------        ------
 Securities available for sale                     $ 5,546       $    -        $     -       $      -       $     -
Securities held to maturity                            800        3,749         3,545          2,349          1,800
 Allowance for loan losses                             576          546           467            429            303
 Net loans                                          51,217       39,553        35,179         27,401         19,952
 Premises and equipment, net                         3,416        3,410         2,598          2,214          1,804
 Total assets                                       70,206       51,236        44,942         35,196         28,035
 Noninterest-bearing deposits                        8,658        7,302         5,044          4,565          3,070
 Interest-bearing deposits                          49,271       33,117        31,741         22,670         18,026
 Total deposits                                     57,929       40,419        36,785         27,235         21,096
 Total liabilities                                  63,077       44,700        38,653         29,188         22,199
 Total shareholders' equity                          7,129        6,537         6,289          6,008          5,837

 Per Share Data: (1)
 Average shares outstanding - basic                647,123      647,123       647,123        647,123        647,123
 Net income - basic                               $   0.82      $  0.38       $  0.43        $  0.26       $   0.20
 Average shares outstanding - diluted              661,023      656,693       647,123        647,123        647,123
 Net income - diluted                             $   0.81      $  0.38       $  0.43        $  0.26       $   0.20
 Tangible book value (period end)                 $  11.02      $ 10.10       $  9.72        $  9.28       $   9.02


  (1) On April 19, 2002, the Company issued a 5% stock dividend. All share and per share data have been retroactively restated to reflect this stock dividend.

                      DESCRIPTION OF THE COMPANY'S BUSINESS

FNB Bancshares, Inc. was organized as a bank holding company on September 27, 1995. Our subsidiary, First National Bank of the Carolinas, commenced operations on October 18, 1996. FNB Bancshares, Inc., is a South Carolina corporation,which was incorporated primarily to hold all of the capital stock of First National Bank of the Carolinas. Our bank engages in commercial and retail banking, emphasizing the needs of small to medium businesses, professional concerns, and individuals, primarily in Gaffney and Blacksburg, South Carolina and the surrounding area. We currently engage in no other business other than owning and managing our bank.

There were no significant changes to our business in 2002. In 2001, we made several changes to our banking franchise. The construction of a new permanent facility was completed in Blacksburg and was available for business on February 12, 2001. Immediately following the construction of the Blacksburg branch, the contractors began construction of an additional branch off of Highway 11 in Gaffney. The construction of this branch was completed on August 30, 2001. We also began offering brokerage services through Raymond James Company in April 2001.


                              Results of Operations

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of FNB Bancshares, Inc., and our subsidiary, First National Bank of the Carolinas. Comparisons of our results for all of the periods presented, particularly with respect to the banking operations, should be made with an understanding of our short operating history. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

Year ended December 31, 2002, compared with year ended December 31, 2001

Net income for the year ended December 31, 2002 was $532,247 or $0.82 per share compared to $247,525 or $0.38 per share for the year ended December 31, 2001. Net interest income increased $582,690 or 26% to $2,801,384 for the year ended December 31, 2002. Other operating income also increased $199,466 to $659,619 for the year ended December 31, 2002, primarily as a result of fees generated from mortgage originations and from increased service charges on deposit accounts as a result of a new product introduced in 2002. Other operating expenses increased $259,352 or 12% and included expenses associated with the technology upgrade completed in August 2002 and increased data processing and other operating expenses as a result of our growth.

Year ended December 31, 2001, compared with year ended December 31, 2000

Net income for the year ended December 31, 2001 was $247,525 or $0.38 per share compared to $281,164 or $0.43 per share for the year ended December 31, 2000. Net interest income increased $140,932 or 7% to $2,218,694 for the year ended December 31, 2001. Other operating income also increased $102,320 to $460,153 for the year ended December 31, 2001, primarily as a result of fees generated from mortgage originations and from the newly formed brokerage service. Despite these increases in income, other operating expense increased as well. The other operating expenses increase of $342,782 included expenses associated with moving one branch and opening another, and a one-time charge for the write-down of fixed assets associated with the temporary facility in Blacksburg.

                               Net Interest Income
Net interest income, the difference between interest earned and interest cost, is the largest component of our earnings and changes in it have the greatest impact on net income. Variations in the volume and mix of assets and liabilities and their relative sensitivity to interest rate movements determine changes in net interest income. Interest rate spread and net interest margin are two significant elements in analyzing our net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is calculated as net interest income divided by average earning assets.

Net interest income increased from $2,218,694 for the year ended December 31, 2001 to $2,801,384 for the year ended December 31, 2002. The increase in net interest income of $582,690 or 26% is due to an increase in average interest earning assets of approximately $11.0 million (consisting primarily of an increase in average loans of $10.6 million) offset by a decrease in yield on earning assets of 143 basis points from 8.67% for the year ended December 31, 2001 to 7.24% for the year ended December 31, 2002. The increase in net interest income is also a result of the decrease in our cost of interest bearing liabilities of 179 basis points from 4.23% for the year ended December 31, 2001 to 2.44% for the year ended December 31, 2002. This decrease in cost of funds more than offset the increase in average interest bearing liabilities of approximately $9.3 million. Net interest spread and net interest margin were 4.80% and 5.23%, respectively, for the year ended December 31, 2002 as compared to 4.44% and 5.20%, respectively, for the year ended December 31, 2001. The increase in net interest margin is related primarily to the 179 basis point reduction in the average cost of funds resulting from the decreasing interest rate environment throughout 2001 and 2002. The rate decreases were offset somewhat by the 143 basis point decrease in the yield on assets during the year as new loans were funded at market rates and variable rate loans repriced to market rates.

Net interest income increased from $2,077,762 for 2000 to $2,218,694 for 2001. The increase in net interest income of $140,932 or 7%, is due to an increase in average interest earning assets of approximately $5.6 million offset by a decrease in yield on earning assets of 74 basis points from 9.41% for the year ended December 31, 2000 to 8.67% for the year ended December 31, 2001. The increase in net interest income is also a result of the decrease in our cost of interest bearing liabilities of 57 basis points from 4.80% for the year ended December 31, 2000 to 4.23% for the year ended December 31, 2001. This decrease in cost of funds more than offset the increase in average interest bearing liabilities of approximately $5.6 million. Net interest spread and net interest margin were 4.44% and 5.20% for the year ended December 31, 2001 as compared to 4.61% and 5.61% for the year ended December 31, 2000. The decrease in net interest margin is related primarily to the 74 basis point reduction in yield on assets resulting from the decreasing interest rate environment throughout 2001. The rate decreases were offset somewhat by the 57 basis point decrease in the cost of funds during the same period.


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

Average Balances, Income, Expenses, and Rates

Year ended December 31,                               2002                          2001                          2000
                                            -------------------------     --------------------------    --------------------------
                                             Average   Income/   Yield/    Average   Income/   Yield/   Average   Income/   Yield/
(Dollars in thousands)                       Balance   Expense   Rate      Balance   Expense   Rate     Balance   Expense   Rate

                                            --------- --------- ------    --------- --------- -------   --------- --------- ------
 Assets:
 Earning Assets:
 Securities, taxable                        $  4,355  $    196   4.50%   $  3,572   $   194    5.43%  $  2,164   $   130     6.01%
 Securities, nontaxable                          187         8   4.28          -         -     -             -         -        -
 Securities, non-marketable                      358        19   5.31         320        16    5.00        301        15     4.98
 Federal funds sold and other                  2,160        34   1.57       1,754        78    4.45      2,089       137     6.56
 Loans (1)                                    46,641     3,623   7.77      37,028     3,410    9.21     32,493     3,203     9.86
                                            ---------- --------           --------- -------- --------  --------  --------- --------
 Total earning assets                         53,701     3,880   7.23      42,674     3,698    8.67     37,047     3,485     9.41
                                            ---------- --------           --------- -------- --------  --------  --------- --------
 Cash and due from banks                       1,881                        1,629                        1,589
 Allowance for loan losses                      (585)                        (512)                        (427)
 Premises and equipment                        3,427                        3,065                        2,358
 Other assets                                    530                          682                          690
                                            ----------                    ---------                     --------
 Total assets                               $ 58,954                     $ 47,538                     $ 41,257
                                            =========                     =========                     ========

Liabilities and
Shareholder's equity
 Interest-bearing liabilities:
 Interest-bearing transaction accounts      $  7,240       18    0.25%   $  6,177        47    0.76%  $  5,356       103     1.92%
 Savings                                       9,865      159    1.61       5,964       140    2.35      4,659       155     3.33
 Time deposits                                23,027      796    3.46      20,676     1,210    5.85     17,494     1,044     5.97
                                            ---------- --------         -----------  -------          ---------  --------
 Total interest-bearing deposits              40,132      973    2.42      32,817     1,397    4.26     27,509     1,302     4.73
 Advances from FHLB                            2,581       79    3.06       1,227        49    3.99      1,183        79     6.68
 Securities sold under agreements to
   repurchase and federal funds purchased      1,509       27    1.79         902        33    3.66        638        26     4.08
                                            ---------  --------
Total interest-bearing liabilities            44,222    1,079    2.44      34,946     1,479    4.23     29,330     1,407     4.80
                                            ---------- --------          ----------- --------        ----------  -------
 Noninterest-bearing deposits                  7,708                        6,096                        5,532
 Accrued interest and other liabilities          172                          122                          221
 Shareholders' equity                          6,852                        6,374                        6,174
                                            -----------                   ----------                   ----------
 Total liabilities and shareholders' equity  $58,954                     $ 47,538                     $ 41,257
                                            =========                     =========                    ==========
 Net interest spread                                             4.79%                         4.44%                         4.61%
 Net interest income                                   $ 2,801                       $ 2,219                     $ 2,078
                                                      =========                     =========                    ========
 Net interest margin                                             5.22%                         5.20%                         5.61%


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


Analysis of Changes in Net Interest Income

Year Ended December 31,                 2002 Compared with 2001                           2001 Compared with 2000
                                       --------------------------                       --------------------------
                                             Variance Due to                                    Variance Due to
 (Dollars in thousands)            Volume (1)        Rate (1)        Total         Volume (1)       Rate (1)         Total
                                  -----------       ---------      ----------     -----------      ---------        -------
 Earning Assets
 Securities, taxable            $         39       $     (37)       $       2     $        77       $    (13)   $        64
 Securites, nontaxable                     8               -                8               -              -              -
 Securities, non-marketable                2               1                3               1              -              1
 Federal funds sold and other             15             (59)             (44)            (20)           (39)           (59)
 Loans                                   799            (586)             213             427           (220)           207
                                  ------------      ----------     -----------     -------------  -----------       ---------
 Total interest income                   863            (681)             182             485           (272)           213
                                  ------------      ----------     -----------     -------------  -----------       ---------

 Interest-Bearing Liabilities

 Interest-bearing transaction
  accounts                                 7             (36)             (29)             14            (70)           (56)
 Savings                                  73             (53)              20              37            (53)           (16)
 Time deposits                           125            (540)            (415)            187            (20)           167
                                   -----------      ----------     -----------     -------------    -----------       ---------
 Total interest-bearing deposits         205            (629)            (424)            238           (143)            95
 Advances from FHLB                       43             (13)              30               3            (33)           (30)

Securities sold under agreements
to repurchase and federal funds purchase  16             (22)              (6)             10             (3)             7
                                    ----------      ----------     -----------      -------------   ------------      ----------
Total interest expense                   264            (664)            (400)            251           (179)            72
                                    ----------      ----------     ------------     -------------   ------------      ----------

Net interest income            $         599        $     (17)       $    582    $        234        $   (93)     $     141
                                    ==========      ==========     ============    ==============   ============      ==========


(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

We monitor and manage the pricing and maturity of our assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on our net interest income. The principal monitoring technique we employ is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.


           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2002. The table may not be indicative of our rate sensitivity position at other points in time.

Interest Rate Sensitivity Analysis

                                      Less Than                         Seven to
December 31, 2002                       Three         Four to Six        Twelve          One to Five      Over Five
(Dollars in thousands)                  Months           Months          Months            Years            Years          Total
                                       --------         --------         --------         --------         -------        --------
 Assets
 Earning Assets
 Loans                                 $ 21,306         $ 1,135          $ 1,183          $ 21,750        $ 6,419        $ 51,793
 Securities available for sale              -                -                 -             2,842          2,704           5,546
 Securities held to maturity                -               800                -                 -              -             800
 Non-marketable equity securities           358                                                                               358
 Federal funds sold                       3,972              -                 -                 -              -           3,972
                                       --------         ---------        --------         --------         -------       ---------
 Total earning assets                    25,636           1,935            1,183            24,592          9,123          62,469
                                       --------         ---------        --------         --------         -------       ---------

 Liabilities
 Interest-bearing liabilities:
 Interest-bearing deposits (1):
 Demand deposits                          7,327                -               -                 -               -          7,327
 Savings deposits                        17,648                -               -                 -               -         17,648
 Time deposits                            3,739            4,722           7,560             8,275               -         24,296
                                       --------         ---------        --------         ---------         -------      ---------
 Total interest-bearing deposits         28,714            4,722           7,560             8,275               -         49,271
 Advances from Federal Home Loan Bank         -                -           2,000                -            1,000          3,000
 Securities sold under agreements
 to repurchase                            1,951                -               -                -               -           1,951
                                       --------         ---------        --------          --------         -------      ---------
 Total interest-bearing liabilities      30,665            4,722           9,560             8,275           1,000         54,222
                                       --------         ---------        --------          --------         -------      ---------
 Period gap                            $ (5,029)        $ (2,787)       $  (8,377)         $ 16,317         $ 8,123
                                       =========        =========        =========        =========         =======
 Cumulative gap                        $ (5,029)        $ (7,816)       $ (16,193)        $     124         $ 8,247
                                       =========        =========        =========        =========         =======
 Cumulative gap ratio (2)                 (8.05)%         (12.51)%         (25.92)%            0.20%          13.20%
                                       =========        =========        =========        =========         =======


(1) All savings and interest-bearing transaction accounts are included in the less than three months category. (2) Ratio of cumulative gap to total earning assets.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from Federal Home Loan Bank are reflected at their contractual maturity date.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive. We are liability sensitive over the one to twelve month time frame. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of our true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                            Provision for Loan Losses
We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem credits. On a quarterly basis, our bank's board of directors reviews and approves the appropriate level for the bank's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, analysis of economic conditions in its markets, and a review of historical statistical data for both the bank and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the probable losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current economic conditions. During 2002, we provided $186,000 for loan losses, increasing the balance to $575,923 on December 31, 2002 after deducting current year net charge-offs. The reserve for loan losses was approximately 1.11% and 1.36% of total loans on December 31, 2002 and 2001, respectively. The decrease in the allowance as a percentage of gross loans as of December 31, 2002 is due principally to charge-offs of loans in 2002 which had previously been assigned a specific reserve in the allowance model in 2001. Net charge-offs in 2002 related to these loans were $157,964. At December 31, 2001, these loans totaled $235,889 and had a specific reserve of $71,417. In addition, the growth in our loan portfolio was primarily in the real estate segment for which our allowance model calculates a lower reserve allocation.

Our bank's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

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

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                             Other Operating Income
Other operating income for the year ended December 31, 2002 was $659,619 compared to $460,153 for the year ended December 31, 2001. The most significant portion of other operating income was from service charges on deposit accounts which totaled $409,809 in 2002 compared to $231,093 in 2001. The increase of $178,716 is a result of the introduction of a new overdraft privilege product in May 2002. Mortgage origination fees increased $20,944 or 27% to $99,734 for the year ended December 31, 2002 as a result of the continued favorable interest rate environment. We began offering brokerage services through Raymond James in February 2001. Fees earned from this service totaled $46,748 for the year ended December 31, 2002, a decrease of $12,402 compared to fees earned in 2001 of $59,150. The decrease in fees from the brokerage service is due to volatile market conditions during 2002. Other service charges, commissions and fees were $103,328 and $91,120 for the years ended December 31, 2002 and 2001, respectively.


Other operating income for the year ended December 31, 2001 was $460,153 compared to $357,833 for the year ended December 31, 2000. The most significant portion of other operating income was service charges on deposit accounts which totaled $231,093 compared to $246,757 in 2000. Mortgage origination fees increased $56,201, or 249% to $78,790 for the year ended December 31, 2001. The increase was a result of home mortgage refinancings resulting from the significant decline in the overall interest rate environment in 2001. In addition, we began offering brokerage services through Raymond James in February 2001. Fees earned from this service totaled $59,150 for the year ended December 31, 2001.

                            Other Operating Expenses
Other operating expenses were $2,447,685 for the year ended December 31, 2002 compared to $2,188,333 for the year ended December 31, 2001. This was comprised primarily of salaries and employee benefits totaling $1,194,451 for the year ended December 31, 2002 compared to $1,078,970 for the year ended December 31, 2001. The increase in salaries was partially due to the full year of salaries for the employees hired as a result of opening the additional branch on August 30, 2001 on Highway 11 in Gaffney. All other operating expenses increased as well as a result of our continued growth and expenses associated with opening the Highway 11 branch in 2001. Other expenses also included a one-time charge of $24,734 for the write-down on disposal of fixed assets relating to the technology upgrade completed in August, 2002.

Other operating expenses were $2,188,333 for the year ended December 31, 2001 compared to $1,845,551 for the year ended December 31, 2000. This was comprised primarily of salaries and employee benefits totaling $1,078,970 for the year ended December 31, 2001 compared to $905,586 for the year ended December 31, 2000. The increase in salaries was partially due to the opening of an additional branch in August, 2001 on Highway 11 in Gaffney. All other operating expenses increased as well as a result of our continued growth and expenses associated with opening the Highway 11 branch. Other expenses also included a one-time charge of $76,654 for the write-down on the disposal of fixed assets relating to the closing of the temporary facility in Blacksburg.

                                  Income Taxes

For the years ended December 31, 2002 and 2001, we recorded income tax expense in the amounts of $295,071 and $138,989, respectively. This resulted in an effective tax rate of 35.7% and 36% for the years ended December 31, 2002 and 2001, respectively. The decrease in the effective income tax rate is due to non-taxable interest income on investment securities. For the year ended December 31, 2000, we recorded income tax expense in the amount of $157,380, resulting in an effective tax rate of 36%.


           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


                                Capital Resources
Our total capital was increased by 2002 net income of $532,247 and unrealized gains of $60,819, net of tax, on securities available for sale. In addition, we issued a 5% stock dividend on April 19, 2002. Cash paid in lieu of fractional shares was $368. Our total capital was increased in 2001 by net income of $247,525.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Our tier 1 capital consists of common shareholders' equity minus unrealized gains on securities available for sale. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.
Holding companies and banking subsidiaries are also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 100 to 200 basis points above the minimum. We currently not subject to the requirements for bank holding companies because the Federal
Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets; however, the ratios for our company are presented for information.


Risk-Based Capital Ratios


(Dollars in thousands)                                                                    The Bank        The Company
                                                                                        ------------      ------------
 Tier 1 capital

 Common shareholders' equity                                                            $ 5,688,949       $ 7,129,209
 Less: unrealized gains on securities available for sale, net of taxes                      (60,819)          (60,819)
                                                                                        ------------      ------------
 Total Tier 1 capital                                                                     5,628,130         7,068,390
 Tier 2 capital
 Allowable allowance for loan losses                                                        575,923           575,923
                                                                                        ------------      ------------
 Total qualifying capital                                                               $ 6,204,053       $ 7,644,313
                                                                                         ============      ===========

 Risk-adjusted total assets                                                              $55,379,348      $ 55,378,517
                                                                                         ============     ============
  (including off-balance sheet exposures)

 Total average assets                                                                    $58,953,993      $ 58,953,441
                                                                                         ============     ============

 Risk-based capital ratios:
 Tier 1 risk-based capital ratio                                                               10.16%            12.76%
 Total risk-based capital ratio                                                                11.20%            13.80%
 Tier 1 leverage ratio                                                                          9.55%            11.99%




                                    Liquidity

We manage our liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of our assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. We also have the ability to borrow additional funds from the Federal Home Loan Bank of up to 15% of our bank's assets. Management has established policies and procedures governing the length of time to maturity on loans and investments. In the opinion of management, our short-term liquidity needs can be adequately supported by our deposit base.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                     Impact of Off-Balance Sheet Instruments
We have certain off-balance-sheet instruments in the form of contractual commitments to extend credit to customers. These legally binding commitments have set expiration dates and are at predetermined interest rates. The underwriting criteria for these commitments is the same as for loans in our loan portfolio. Collateral is also obtained, if necessary, based on the credit evaluation of each borrower. Although many of the commitments will expire unused, management believes that we have the necessary resources to fund these commitments.


                              Investment Portfolio
The following tables summarize the carrying value of investment securities and weighted-average yields of those securities at December 31, 2002 and 2001.

Investment Securities Portfolio Composition

Available for Sale
December 31,                                       2002                       2001
                                           ---------------------      ----------------------
(Dollars in thousands)                     Amortized  Estimated        Amortized  Estimated
                                             Cost     Fair Value         Cost     Fair Value
                                           ---------- ----------      ----------------------

 U.S. Government Agencies                  $  1,800     $ 1,816         $   -      $      -
 Mortgage-backed Securities                   3,401       3,466             -             -
 Municipal Securities                           251         264             -             -
                                           ---------- ----------      ----------  ----------
                                           $ 5,452      $ 5,546         $ -        $      -
                                           ========== ==========      ==========  ==========






Held to Maturity                                   2002                        2001
December 31,                               ---------------------      ----------------------
                                           Amortized  Estimated        Amortized  Estimated
(Dollars in thousands)                       Cost     Fair Value         Cost     Fair Value
                                           ---------- ----------      ----------- ----------
U.S. Government Agencies                   $     800   $     811         $ 3,749     $ 3,780
Non-marketable equity securities                 358         358             358         358
                                           ---------- ----------      ----------- ----------

                                           $   1,158   $   1,169         $ 4,107     $ 4,138
                                           =========  ==========      =========== ==========





           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


Investment Securities Portfolio Maturity Distribution and Yields
 December 31, 2002
                                                      -------------------
(Dollars in thousands)                                 Amortized
                                                         Cost        Yield
                                                      ------------  --------
U.S. Government agencies due:
Within one year                                     $         800      4.55 %
After one year but within five years                        1,800      3.51
                                                      -----------
                                                            2,600
Mortgage-backed securities due:
After one year but within five years                        1,025      3.82
After five years but within ten years                       2,376      4.55
                                                      -----------
                                                            3,401
Municipal securities due:
After five years but within ten years                         251      4.44
                                                      -----------
                                                              251

                                                    $       6,252      4.12 %
                                                      ===========

                                 Loan Portfolio
                             Credit Risk Management
Credit risk entails both general risk, which is inherent in the process of lending, and risk that is specific to individual borrowers. The management of credit risk involves both the process of loan underwriting and loan administration. We manage credit risk through a strategy of making loans within our primary marketplace and within our limits of expertise. Although management seeks to avoid concentrations of credit by loan type or industry through diversification, a substantial portion of the borrowers' ability to honor the terms of their loans is dependent on the business and economic conditions in Cherokee County and the surrounding areas comprising our marketplace. Additionally, since we consider real estate as the most desirable nonmonetary collateral, a significant portion of our loans are collateralized by real estate; however, the cash flow of the borrower or the business enterprise is generally considered as the primary source of repayment. Generally, we do not consider the value of real estate as the primary source of repayment for performing loans. We also seek to limit total exposure to individual and affiliated borrowers. We manage the risk specific to individual borrowers through the loan underwriting process and through an ongoing analysis of the borrower's ability to service the debt as well as the value of the pledged collateral.

Our bank's loan officers and loan administration staff are charged with monitoring our loan portfolio and identifying changes in the economy or in a borrower's circumstances which may affect the ability to repay the debt or the value of the pledged collateral. In order to assess and monitor the degree of risk in our loan portfolio, several credit risk identification and monitoring processes are utilized. We use an outside consultant to perform loan reviews on a quarterly basis.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations


                               Lending Activities

We extend credit primarily to consumers and small businesses in Cherokee County and, to a limited extent, customers in surrounding areas.

Our service area is mixed in nature. The corporate office is located in Gaffney, South Carolina. Cherokee County is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Gaffney, the economy includes manufacturing, agriculture, timber, and recreational activities. No particular category or segment of the economy previously described is expected to grow or contract disproportionately in 2002.

Total loans outstanding were $51,792,893 and $40,099,660 at December 31, 2002 and 2001, respectively. The loan demand remains strong in our market area. There are no significant concentrations of loans in our loan portfolio to any particular individuals or industry or group of related individuals or industries.

Our ratio of loans to deposits was 89% and 99% at December 31, 2002 and 2001, respectively. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The following table summarizes the composition of the loan portfolio at December
31, 2002 and 2001.


Loan Portfolio Composition

December 31,                                             2002                           2001
                                               --------------------------      ---------------------------
                                                              Percent of                     Percent of
(Dollars in thousands)                           Amount          Total           Amount         Total
                                               ----------    ------------     ----------    -------------
Commercial and industrial                     $    6,798          13.13 %        $  7,597       18.94 %
Real estate
 Construction                                   4,155              8.02             2,165        5.40
 Mortgage                                      35,007             67.59            23,927       59.67
Consumer and other                              5,833             11.26             6,411       15.99
                                               --------      ------------         ---------   ----------
  Total loans                                  51,793            100.00 %          40,100      100.00  %
                                             =========       ============         =========   ==========
 Allowance for loan losses                       (576)                               (546)
                                              --------                            ---------
 Net loans                                   $ 51,217                            $ 39,554
                                              =========                           =========






Our loan portfolio is comprised largely of real estate mortgage loans. Real estate mortgage loans increased $11,080,506 or 46% to $35,007,437 at December 31, 2002 due to the favorable interest rate environment and loan demand in our service area. At December 31, 2002 real estate mortgage loans represented 67.59% of the total loan portfolio compared to 59.67% at December 31, 2001.

We also have a significant amount of commercial and industrial loans. Commercial and industrial loans decreased $799,490 or 11% to $6,797,575 at December 31, 2002. Commercial and industrial loans comprised 13.13% and 18.94% of the total loan portfolio at December 31, 2002 and 2001, respectively.


         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations

Maturities and Sensitivity of Loans to Changes in Interest Rates:

The following table summarizes the loan maturity distribution, by type, at
December 31, 2002 and related interest rate characteristics:
[Over One
December 31, 2002                                             One Year or    Year Through      Over Five
(Dollars in thousands)                                           Less         Five Years         Years           Total
                                                              -----------     ----------        --------        ---------
Commercial and industrial                                        $ 2,496         $ 1,995         $ 2,307         $ 6,798
 Real estate - construction                                        2,414             784             957           4,155
 Real estate - mortgage                                            5,239           5,456          24,312          35,007
 Consumer and other                                                1,196           2,606           2,031           5,833
                                                              -----------     ----------        --------        ---------
                                                                $ 11,345        $ 10,841        $ 29,607        $ 51,793
                                                              -----------       ---------       ---------       ---------

 Loans maturing after one year with:
 Fixed interest rates                                                                                           $ 28,169
 Floating interest rates                                                                                          12,279
                                                                                                                ---------
                                                                                                                $ 40,448
                                                                                                                =========

                                  Risk Elements
At December 31, 2002, there was one restructured loan with a balance of $160,085 which was also past due 90 days or more and still accruing interest, and loans totaling $229,510 were in nonaccrual status. At December 31, 2001, there were no loans past due 90 days or more and still accruing interest, and loans totaling
$279,231 were in nonaccrual status.

Summary of Loan Loss Experience

(Dollars in thousands)                                                                               2002            2001
                                                                                                  ----------       ---------
 Total loans outstanding at end of year                                                          $    51,793       $  40,100
                                                                                                  ==========       =========
 Average loans outstanding                                                                       $    46,641       $  37,028
                                                                                                  ==========       =========

 Balance, beginning of year                                                                            $ 546           $ 467
 Loans charged off                                                                                      (181)            (59)
 Recoveries on loans previously charged off                                                               25              34
                                                                                                  ----------       ---------
 Net charge-offs                                                                                        (156)             15
                                                                                                  ----------       ---------
 Provision charged to operations                                                                         186             104
                                                                                                  ----------       ---------
 Balance, end of year                                                                            $       576       $     546
                                                                                                  ==========       =========

 Ratios:
 Allowance for loan losses to average loans                                                            1.23%           1.47%
 Allowance for loan losses to period end loans                                                         1.11%           1.36%



Management has allocated the majority of its allowance for loan losses to real estate and commercial loans at December 31, 2002, 2001 and 2000.

The allowance for loan losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio. The allowance is maintained through the provision for loan losses which is a charge to operations. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.


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

Impaired loans are recorded at fair value, which is determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current, and thereafter according to the contractual terms of the agreement. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone.

At December 31, 2002, management reviewed its loan portfolio and determined that no impairment on loans existed that it believes would have a material effect on our consolidated financial statements.

                             Average Daily Deposits
Average deposits were $47,840,226 and $38,913,264 during 2002 and 2001, respectively. The increase in deposits was attributable to an increased presence in our bank's market areas. All types of deposits increased in 2002. The most significant increase was in savings accounts, which includes money market accounts. Savings accounts increased $11,557,192 or 189% from $6,090,582 at December 31, 2001 to $17,647,774 at December 31, 2002. This increase is due to the desire of depositors to hold deposits in liquid accounts as the overall interest rate environment was unfavorable in 2002.

Certificates of deposit over $100,000 totaled $6,347,568 and $4,958,558 at December 31, 2002 and 2001, respectively. Of this total, scheduled maturities at December 31, 2002 were as follows: three months or less - $744,722; over three months through six months - $765,169; over six months through twelve months -
$2,001,723; and greater than twelve months - $2,835,954.

The following table summarizes the bank's deposits at December 31, 2002 and 2001.

December 31,                                                           2002                            2001
(Dollars in thousands)                                      ------------------------------  --------------------------------
                                                                           Percent of                        Percent of
                                                               Amount       Deposits            Amount         Deposits
                                                             ------------  ----------         -------------   -----------

Noninterest-bearing demand                                   $     8,658     14.95 %          $    7,302        18.07 %
Interest-bearing transaction accounts                              7,327     12.65                 6,152        15.22
Savings                                                           17,648     30.46                 6,091        15.07
Certificates of deposit                                           24,296     41.94                20,874        51.64
                                                             ------------  ----------         -------------   -----------

Total deposits                                                  $ 57,929    100.00 %          $   40,419       100.00 %
                                                             ===========   ==========         =============   ===========




Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $51,581,481 and $35,460,633 at December 31, 2002 and 2001, respectively.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                    Advances From The Federal Home Loan Bank

Advances from the Federal Home Loan Bank totaled $3,000,000 at December 31, 2002. Advances consisted of a $2,000,000 fixed rate advance bearing an interest rate of 2.93% and is scheduled to mature November 7, 2003. The $1,000,000 advance bears a fixed rate of 3.90% and is scheduled to mature on July 16, 2012. Advances averaged $2,580,821 during 2002 as compared to $1,227,397 in 2001.

                              Short-Term Borrowings

At December 31, 2002 and 2001, we had short term borrowings which consisted of securities sold under agreements to repurchase of $1,951,169 and $1,125,204, respectively. We entered into a repurchase agreement with a local electric cooperative which generally matures on a one-day basis. The maximum amount outstanding at any month-end for the repurchase agreement was $8,267,140 and $2,247,924, during 2002 and 2001, respectively. The average interest rate paid on the repurchase agreement was 2.20% and 3.67% during 2002 and 2001, respectively.

                           Return on Equity and Assets

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), equity to assets ratio (average equity divided by average total assets), for the periods indicated. Since our inception, we have not paid cash dividends.

                                                     2002            2001
                                                  ---------       ----------
Return on average assets                              0.90%           0.52%

Return on average equity                              7.77%           3.89%

Equity to assets ratio                               11.62%          13.41%




                    Accounting and Financial Reporting Issues


In June 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). A liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred, except for certain qualifying employee termination benefits. This statement will be effective for exit or disposal activities initiated by us after December 31, 2002. We do not expect the impact of this statement to be material to our consolidated financial statements.


In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Early application of the disclosure provisions is encouraged. We continue to account for its stock-based compensation in accordance with APB 25 and have adopted the disclosure provisions of Statement 148 effective for all periods presented herein.

           Management's Discussion and Analysis of Financial Condition
                            and Results of Operations

                           Forward Looking Information

This Annual Report contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of management, as well as assumptions made by and information currently available to management. The words "may," "will," "anticipate," "should," "would," "believe," "contemplate," "expect," "estimate," "continue," "may," and "intend," as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements, and our operating performance each quarter is subject to various risks and uncertainties that are discussed in detail in our filings with the Securities and Exchange Commission, including, without limitation:

o        the effects of future economic conditions;
o governmental monetary and fiscal policies, as well as legislative and regulatory changes;
o changes in interest rates and their effect on the level and composition of deposits, loan demand, and the values of loan collateral, securities and other interest-sensitive assets and liabilities;
o        our ability to control costs, expenses, and loan delinquency rates;
         and
o the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally, and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet.


                                Regulatory Issues


From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect our bank.


                          Critical Accounting Policies


We have adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of our consolidated financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by us which have a material impact on the carrying value of certain assets and liabilities. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates which could have a material impact on our carrying values of assets and liabilities and our results of operations.

We believe the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses.

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
FNB Bancshares, Inc.
Gaffney, South Carolina


We have audited the accompanying consolidated balance sheet of FNB Bancshares, Inc., and subsidiary as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of FNB Bancshares, Inc., and subsidiary as of December 31, 2001 and for the years ended December 31, 2001 and 2000 were audited by other auditors whose report dated January 17, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.





By:  /s/ Dixon Odom PLLC
------------------------------------
Dixon Odom PLLC
Sanford, North Carolina
February 20, 2003

                              FNB BANCSHARES, INC.
The accompanying notes are an integral part of the consolidated financial statements.



                           Consolidated Balance Sheets
                           December 31, 2002 and 2001

                                                                                             2002              2001
                                                                                          ----------        ----------
 Assets:
Cash and cash equivalents:
 Cash and due from banks                                                                 $ 4,409,643       $ 2,769,532
 Federal funds sold                                                                        3,972,000           738,000
                                                                                           ----------       ----------
 Total cash and cash equivalents                                                           8,381,643         3,507,532
                                                                                           ----------       ----------
 Investment securities:
 Securities available for sale (amortized cost:                                            5,546,468                 -
  2002 - $5,451,438)
 Securities held to maturity (estimated fair value:                                          799,854         3,749,464
  2002 - $810,500; 2001 - $3,780,078)
 Non-marketable equity securities                                                            358,311           358,311
                                                                                          ------------      -----------
 Total investment securities                                                               6,704,633         4,107,775
                                                                                          ------------      -----------
 Loans receivable:                                                                        51,792,893        40,099,660
 Less allowance for loan losses                                                             (575,923)         (546,376)
                                                                                          ------------      -----------
 Loans, net                                                                               51,216,970        39,553,284
 Premises and equipment, net                                                               3,416,316         3,409,580
 Accrued interest receivable                                                                 281,245           312,075
 Real estate owned                                                                            55,000            81,050
 Other assets                                                                                150,629           265,054
                                                                                        --------------    -------------
 Total assets                                                                           $ 70,206,436      $ 51,236,350
                                                                                        =============     =============

 Liabilities:
 Deposits:
 Noninterest-bearing transaction accounts                                               $  8,658,167      $  7,302,392
 Interest-bearing transaction accounts                                                     7,327,123         6,152,178
 Savings                                                                                  17,647,774         6,090,582
 Time deposits $100,000 and over                                                           6,347,568         4,958,558
 Other time deposits                                                                      17,948,417        15,915,481
                                                                                        -------------      -----------
 Total deposits                                                                           57,929,049        40,419,191
 Securities sold under agreements to repurchase                                            1,951,169         1,125,204
 Advances from the Federal Home Loan Bank                                                  3,000,000         3,000,000
 Accrued interest payable                                                                     47,997            60,597
 Other liabilities                                                                           149,012            94,847
                                                                                        -------------      -----------
 Total liabilities                                                                        63,077,227        44,699,839
                                                                                        -------------      -----------
 Commitments and contingencies (Notes 4 and 16)
 Shareholders' Equity:
 Preferred stock, $.01 par value, 10,000,000 shares authorized                                      -                -
  and unissued
 Common stock, $.01 par value, 10,000,000 shares authorized;                                   6,471             6,163
  647,123 shares issued and outstanding
 Capital surplus                                                                           6,450,645         6,112,318
 Retained earnings                                                                           611,274           418,030
 Accumulated other comprehensive income                                                       60,819                 -
                                                                                         ------------      -----------
 Total shareholders' equity                                                                7,129,209         6,536,511
                                                                                         ------------      -----------
 Total liabilities and shareholders' equity                                             $ 70,206,436      $ 51,236,350
                                                                                        =============     ============


        The accompanying notes are an integral part of the consolidated financial statements.

                        Consolidated Statements of Income
              For the years ended December 31, 2002, 2001, and 2000

                                                                           2002             2001           2000
                                                                        ------------     -----------    -----------
Interest and dividend income:
Loans, including fees                                                    $ 3,622,513     $ 3,409,651    $ 3,203,076
Investment securities:
Taxable                                                                      195,531         193,538        129,766
Nontaxable                                                                     8,351               -              -
Non-marketable equity securities                                              19,168          16,375         14,802
Federal funds sold                                                            33,187          77,985        136,803
Other                                                                          1,383             590            200
                                                                        ------------     ------------   -----------
Total                                                                      3,880,133       3,698,139      3,484,647
                                                                        ------------     ------------   -----------
Interest expense:
Deposits                                                                     972,498       1,397,364      1,302,050
Securities sold under agreements to repurchase                                27,283          32,718         25,006
Advances from the Federal Home Loan Bank                                      78,850          48,942         79,027
Federal funds purchased                                                          118             421            802
                                                                         ------------     ------------   -----------
Total                                                                      1,078,749       1,479,445      1,406,885
                                                                         ------------     ------------   -----------
Net interest income                                                        2,801,384       2,218,694      2,077,762
Provision for loan losses                                                    186,000         104,000        151,500
                                                                         ------------     ------------   -----------
Net interest income after provision for loan losses                        2,615,384       2,114,694      1,926,262
                                                                         ------------     ------------   -----------
Other operating income:
Service charges on deposit accounts                                          409,809         231,093        246,757
Mortgage origination fees                                                     99,734          78,790         22,589
Brokerage service fees                                                        46,748          59,150              -
Other service charges, commissions, and fees                                 103,328          91,120         88,487
                                                                         ------------     ------------   -----------
Total                                                                        659,619         460,153        357,833
                                                                         ------------     ------------   -----------
Other operating expenses:
Salaries and benefits                                                      1,194,451       1,078,970        905,586
Occupancy expense                                                            189,244         146,765        145,094
Furniture and equipment                                                      223,265         211,315        157,592
Write-down on disposal of assets                                              24,734          76,654              -
Office supplies                                                               61,765          55,588         44,361
Data processing                                                              212,335         171,363        150,322
Other operating expenses                                                     541,891         447,678        442,596
                                                                          ------------     ------------   -----------
Total                                                                      2,447,685       2,188,333      1,845,551
                                                                          ------------     ------------   -----------
Income before income taxes                                                   827,318         386,514        438,544
Income tax expense                                                           295,071         138,989        157,380
                                                                          ------------     ------------   -----------
Net income                                                                 $ 532,247       $ 247,525      $ 281,164
                                                                          ============     ============   ===========
Per Share
Average shares outstanding - basic                                           647,123         647,123        647,123
Net income - basic                                                            $ 0.82          $ 0.38         $ 0.43
Average shares outstanding - diluted                                         661,023         656,693        647,123
Net income - diluted                                                          $ 0.81          $ 0.38         $ 0.43


        The accompanying notes are an integral part of the consolidated financial statements.

  Consolidated Statements of Changes in Shareholders' Equity and Comprehensive
          Income For the years ended December 31, 2002, 2001, and 2000

                                                                                                Accumulated
                                            Common Stock                           Retained       Other
                                         ------------------          Capital       Earnings    Comprehensive
                                        Shares        Amount         Surplus       (Deficit)      Income         Total
                                       --------      --------      ----------      ---------    ------------    ---------
 Balance, December 31, 1999             616,338      $  6,163     $ 6,112,318     $ (110,659)   $         -    $ 6,007,822

 Net income                                                                          281,164                       281,164
                                       --------      --------      ----------      ----------   ------------    ----------
 Balance, December 31, 2000             616,338         6,163       6,112,318        170,505                     6,288,986

 Net income                                                                          247,525                       247,525
                                       --------      --------      ----------      ----------   ------------    ----------

 Balance, December 31, 2001             616,338         6,163       6,112,318        418,030                     6,536,511
Comprehensive income:
 Net income                                                                          532,247                       532,247
 Net unrealized gains on
 securities available for sale
 (net of tax effect of $34,211)                                                                      60,819         60,819
                                                                                                                ----------
 Total comprehensive income                                                                                        593,066
                                                                                                                ----------
 Issuance of 5% common stock
  dividend                               30,785           308         338,327       (338,635)                            -
 Cash in lieu of fractional shares                                                      (368)                        (368)
                                        --------      --------      ---------     -----------
 Balance, December 31, 2002             647,123      $  6,471     $ 6,450,645      $ 611,274     $   60,819    $ 7,129,209
                                        ========       ========    ============     ==========    =========    ===========


                      Consolidated Statements of Cash Flows
              For the years ended December 31, 2002, 2001, and 2000

                                                                               2002            2001            2000
 Cash flows from operating activities:                                       --------        --------        --------
 Net income                                                                 $ 532,247       $ 247,525      $ 281,164
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Provision for loan losses                                                    186,000         104,000        151,500
 Depreciation and amortization expense                                        249,611         219,500        175,916
 Amortization (accretion) of premiums/discounts
 on investment securities                                                       4,674          (2,004)          (326)
 Write-down on disposal of assets                                              24,734          76,654              -
 Loss on sale of real estate owned                                              7,483          19,054         21,935
 Deferred income taxes                                                         32,352         (16,830)        10,033
 (Increase) decrease in interest receivable                                    30,830           5,196       (109,595)
 Increase (decrease) in interest payable                                      (12,600)        (15,035)        25,887
 (Increase) decrease in other assets                                           47,862          64,283        674,622
 Increase (decrease) in other liabilities                                      54,165         (58,304)        (3,693)
                                                                            ----------       ---------     ----------
 Net cash provided by operating activities                                  1,157,358         644,039      1,227,443
                                                                            ----------       ---------     ----------

 Cash flows from investing activities:
 Purchases of securities held to maturity                                    (699,465)     (5,802,730)    (1,495,078)
 Maturities of securities held to maturity                                  3,650,000       5,600,000        300,000
 Purchase of securities available for sale                                 (5,718,718)              -              -
 Principal repayments on securites available for sale                         261,681               -              -
 Purchase of nonmarketable equity securities                                        -         (50,000)       (92,161)
 Net increase in loans                                                    (11,936,619)     (4,557,582)    (8,633,079)
 Proceeds from sale of real estate owned                                      105,500          23,856        535,009
 Purchases of premises and equipment                                         (281,081)     (1,108,198)      (559,640)
                                                                             ---------     -----------      ---------
 Net cash used in investing activities                                    (14,618,702)     (5,894,654)    (9,944,949)
                                                                          ------------     -----------    -----------

 Cash flows from financing activities:
 Net increase in deposits                                                  17,509,858       3,633,974      9,550,253
 Net increase (decrease) in securities sold under agreements
 to repurchase                                                                825,965         486,216       (107,193)
 Increase in advances from the Federal Home Loan Bank                               -       2,000,000              -
 Cash in lieu of fractional shares                                               (368)             -              -
                                                                                 -----             --             -
 Net cash provided by financing activities                                 18,335,455       6,120,190      9,443,060
                                                                          -----------      ----------     ----------

 Net increase in cash and cash equivalents                                  4,874,111         869,575        725,554

 Cash and cash equivalents, beginning of period                             3,507,532       2,637,957      1,912,403
                                                                          ------------     -----------    ----------

 Cash and cash equivalents, end of period                                 $ 8,381,643     $ 3,507,532    $ 2,637,957
                                                                          ===========      ===========    ==========

 Supplemental disclosure of cash flow data:
 Cash paid during the year for interest                                    $1,091,349      $1,494,480     $1,380,998
 Cash paid during the year for taxes                                       $  160,737      $  144,600     $  168,692
 Supplemental disclosure of non-cash investing activity:
 Change in unrealized gain on securities available for sale,
 net of income taxes                                                       $   60,819      $        -     $        -
 Real estate acquired through foreclosure                                  $   86,933      $   36,536     $  146,596

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

Management's Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the valuation of real estate owned. In connection with the determination of the allowances loan for losses and real estate owned, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for loan losses and real estate owned. Such agencies may require the Company to recognize adjustments to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for loan losses and real estate owned may change materially in the near term.

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

Investment Securities - Investment securities are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities". At the time of purchase, investment securities are classified by management into three categories as follows: (1) Investments held to maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and (3) Investments available for sale: securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of income taxes. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income. Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Fair value of securities is determined using quoted market prices. Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to income in the consolidated statements of income.

--------------------------------------------------------------------

Non-marketable Equity Securities - Nonmarketable equity securities include the Company's investment in the stock of the Federal Home Loan Bank, the Federal Reserve Bank, and Community Financial Services, Inc. These stocks are recorded at cost have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. There were $3,000,000 in outstanding advances at December 31, 2002. At December 31, 2002 and 2001, the investment in Federal Home Loan Bank stock was $150,000. Investment in Federal Reserve Bank stock is required by law of every national bank. The investment in Federal Reserve Bank Stock was $132,450 at December 31, 2002 and 2001. The investment in Community Financial Services, Inc. was $75,861 at December 31, 2002 and 2001.

Real Estate Owned - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses on the consolidated statements of income.

Loans - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of the collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed. Amounts received on non-accrual loans generally are applied against principal prior to the recognition of any interest income.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. Additions to the allowance are based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged-off against the allowance and subsequent recoveries of loans previously charged-off are added to the allowance.

Loans are considered to be impaired when, in management's judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with SFAS 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS 118 in the areas of disclosure requirements and methods of recognizing income. SFAS 114 requires that impaired loans be measured using fair value, which is determined based upon the present value of expected cash flows discounted at the loan's effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current, and thereafter according to the contractual terms of the agreement. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone.

A loan is also considered impaired if its terms are modified in a troubled debt restructuring. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting, provided they are performing in accordance with their restructured terms.

--------------------------------------------------------------------

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. Maintenance and repairs are charged to operating expenses as incurred. The costs of major renewals and improvements are capitalized.

Retirement Plan - The Company has a contributory 401(k) plan which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants' annual compensation. Expenses charged to earnings in 2002, 2001, and 2000 for the plan were $8,188, $8,275, and $7,769, respectively.

Income Taxes - The Company accounts for income taxes in accordance with SFAS No.
109. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock Compensation Plans - In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Early application of the disclosure provisions is encouraged. The Company continues to account for its stock-based compensation in accordance with Accounting Principles Bulletin ("APB") Opinion No. 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein.

The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's stock options been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 2002, 2001, and 2000 would have been reduced to the pro forma amounts indicated below:

                                                                            2002            2001            2000
                                                                         ----------      ----------      ----------
 Net income:
 As reported                                                             $ 532,247       $ 247,525       $ 281,164
 Less:  Stock-based compensation expense
using fair value method                                                     37,717          58,125          58,643
                                                                         ----------      ----------      ----------
 Pro forma                                                                 494,530         189,400         222,521

 Basic earnings per share:
 As reported                                                             $    0.82       $    0.38       $    0.43
 Pro forma                                                                    0.76            0.29            0.34

 Diluted earnings per share:
 As reported                                                             $    0.81       $    0.38       $    0.43
 Pro forma                                                                    0.76            0.29            0.34

Per Share Data - Earnings per share ("EPS") are computed in accordance with SFAS 128, "Earnings per Share." SFAS 128 requires companies to report basic and diluted EPS. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could occur if the Company's dilutive stock options were exercised. Weighted average share and per share data have been restated to reflect the 5% stock dividend issued April 19, 2002.

Comprehensive Income - SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the statements of changes in shareholders' equity and comprehensive income. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company's only component of accumulated other comprehensive income is net unrealized gains on securities available for sale.

Segment Information - SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires selected segment information of operating segments based on a management approach. An operating segment is defined as any component of a company that engages in business activities from which it may earn revenues and incur expenses. The management approach is based on the way that management organizes the segments within the company for making operating decisions and assessing performance. The Company operates as one business segment.

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Recent Accounting Pronouncements - In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations -- Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently occurring Events and Transactions," for the disposal of a segment of business (as previously defined in that Opinion). SFAS No. 144 improves financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposed transactions. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement as of January 1, 2002 with no impact on its consolidated financial statements.

Reclassifications - Certain captions and amounts in the 2001 and 2000 financial statements were reclassified to conform with the 2002 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. These requirements were satisfied by vault cash and cash on hand.


NOTE 3 - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities available for sale at December 31, 2002 were:

                                                                            Gross          Gross
                                                           Amortized      Unrealized      Unrealized      Estimated
                                                             Cost            Gains          Losses        Fair Value
December 31, 2002                                        -----------     ------------    -----------    ------------
 U.S. government agencies                                  1,799,616         16,558               -        1,816,174
 Mortgage -backed securities                               3,400,990         66,920          (1,449)       3,466,461
 Municipal securities                                        250,832         13,001               -          263,833
                                                         ------------    ------------    -----------    ------------
                                                         $ 5,451,438       $ 96,479        $ (1,449)   $  5,546,468
                                                         ============    ============    ===========    ============



The following is a summary of maturities of securities available for sale as of December 31, 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                                  Securities
                                                                                              Available for Sale
                                                                                      --------------------------------
                                                                                            Amortized   Estimated
                                                                                              Cost      Fair Value
                                                                                      ---------------- ---------------
 Due after one year but within five years                                               $   2,824,716   $   2,842,674
 Due after five years but within 10 years                                                   2,626,722       2,703,794
                                                                                      ---------------- ---------------
                                                                                        $   5,451,438   $   5,546,468
                                                                                      ================= ==============



The amortized costs and estimated market values of securities held to maturity at December 31, 2002 and 2001 were:


                                                             Gross          Gross
                                                           Amortized     Unrealized      Unrealized       Estimated
                                                             Cost          Gains          Losses          Fair Value
                                                          -----------     --------       ----------      -----------
December 31, 2002
 U.S. government agencies                                 $   799,854    $   10,646       $       -      $   810,500
                                                          ===========     =========      ==========      ===========

 December 31, 2001
 U.S. government agencies                                 $ 3,749,464    $   35,536       $ (4,922)      $ 3,780,078
                                                         ============     ==========     =========       ===========


------------------------------

The following is a summary of maturities of securities held to maturity as of December 31, 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                                 Securities
                                                                                              Held to Maturity
                                                                                      -----------------------------
                                                                                         Amortized     Estimated
                                                                                           Cost        Fair Value
                                                                                      -------------  --------------
 Due within one year                                                                $      799,854   $     810,500
                                                                                     ============== ===============



The Company had no sales of investment securities during the years ended December 31, 2002, 2001 or 2000.

At December 31, 2002 and 2001, investment securities with a amortized cost of $6,023,721 and $3,599,464, respectively, and a fair value of $6,122,663 and $3,632,188, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.


NOTE 4 - LOANS

Major classifications of loans receivable as of December 31, 2002 and 2001 are summarized as follows:

                                                                                                December 31,
                                                                                       ------------------------------
                                                                                           2002              2001
                                                                                       ------------      ------------
 Commercial, financial, and agricultural                                               $  6,797,575    $  7,597,065
 Real estate - construction                                                               4,154,989       2,165,128
 Real estate - other                                                                     35,007,437      23,926,931
 Consumer and other                                                                       5,832,892       6,410,536
                                                                                       -------------     ------------

     Total gross loans                                                                 $ 51,792,893    $ 40,099,660
                                                                                       =============     ============


At December 31, 2002 and 2001, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

As of December 31, 2002 and 2001, the Company had loans on non-accrual totaling $229,510 and $279,231, respectively. The additional amount of gross income that would have been recorded during 2002 and 2001 if these loans had performed as agreed would have been $10,339 and $7,579, respectively. The Company did not recognize any interest income on non-accrual loans in 2002 or 2001. The Company had one restructured loan in the amount of $160,085 at December 31, 2002. The Company recognized $8,460 in interest income on this loan during 2002. The Company did not have any restructured loans in 2001.

--------------

Activity in the allowance for loan losses for the years ended December 31, 2002, 2001, and 2000 is summarized below:

                                                                             2002           2001           2000
                                                                          ---------      ---------     -----------
 Balance, beginning of year                                              $ 546,376       $ 466,835       $ 429,049
 Provision for loan losses                                                 186,000         104,000         151,500
 Recoveries on loans previously charged off                                 24,474          34,618           9,712
 Loans charged off                                                        (180,927)        (59,077)       (123,426)
                                                                          ---------      ----------    ------------

 Balance, end of year                                                    $ 575,923       $ 546,376       $ 466,835
                                                                          ==========     ===========   ============


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

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2002 and 2001:

                                                                                         2002            2001
                                                                                     -----------      ----------
 Commitments to extend credit                                                     $    8,587,595   $   8,412,920


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2002 and 2001:

                                                                                         2002           2001
                                                                                      ----------      ---------
 Land                                                                               $    436,037    $   436,037
 Building and land improvements                                                        2,618,488      2,618,488
 Furniture and equipment                                                               1,066,229      1,043,625
 Construction in progress                                                                    900          3,896
                                                                                      ----------      ----------
 Total                                                                                 4,121,654      4,102,046
 Less accumulated depreciation                                                           705,338        692,466
                                                                                      ----------      ----------

 Premises and equipment, net                                                        $  3,416,316    $ 3,409,580
                                                                                      ============   ===========

NOTE 6 - DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits are as follows:

Maturing In                                                                                              Amount
-----------                                                                                            -----------
 2003                                                                                                 $ 16,021,029
 2004                                                                                                    1,967,593
 2005                                                                                                    4,619,051
 2006                                                                                                      567,037
 2007                                                                                                    1,121,275
                                                                                                       ------------

 Total                                                                                                $ 24,295,985
                                                                                                       ============



NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of a $1,000,000 fixed rate advance bearing an interest rate of 3.90% and a $2,000,000 fixed rate advance bearing an interest rate of 2.93%. The $1,000,000 advance is scheduled to mature on July 16, 2012 and the $2,000,000 advance is scheduled to mature November 7, 2003.

As collateral, the Company has pledged first mortgage loans on one to four family residences totaling $9,086,063 at December 31, 2002. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings.


NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

At December 31, 2002 and 2001, the Bank had arrangements to sell securities under agreements to repurchase from a local electric cooperative. Under the terms of the arrangement, the Bank may borrow at mutually agreed-upon rates for one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2002 and 2001 is summarized as follows:

                                                                                        2002           2001
                                                                                      ----------      ----------
 Average balance during the year                                                    $   1,505,524  $     891,057

 Average interest rate during the year                                                      2.20%          3.67%

 Maximum month-end balance during the year                                          $   8,267,140  $   2,247,924



As of December 31, 2002 and 2001, the amortized costs and estimated fair values of the securities underlying the agreements were $3,454,519 and $3,480,134 and $1,549,732 and $1,500,000, respectively.

NOTE 9 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2002 and 2001, the Company had related party loans totaling $847,048, and $432,128, respectively. During 2002, $1,053,016 of new loans were made to related parties and repayments totaled $638,096.

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

NOTE 11 - INCOME TAXES

Income tax expense for the years ended December 31, 2002, 2001, and 2000 is summarized as follows:

                                                                          2002            2001            2000
                                                                        ---------      ----------      -----------
Currently payable:
Federal                                                               $    241,095      $  142,746      $  135,006
State                                                                       21,624          13,073          12,341
                                                                      -------------     -----------     ------------
Total current                                                              262,719         155,819         147,347
                                                                      -------------     -----------     ------------
Change in deferred income taxes:
Federal                                                                     28,571         (14,697)          9,020
State                                                                        3,781          (2,133)          1,013
                                                                      -------------     -----------     ------------
Total deferred                                                              32,352         (16,830)         10,033
                                                                      -------------     -----------     ------------

Income tax expense                                                     $   295,071      $  138,989      $  157,380
                                                                      =============     ===========     ============


The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2001 are as follows:

                                                                                                December 31,
                                                                                     -----------------------------------
                                                                                           2002            2001
                                                                                     ----------------  -----------------
 Deferred tax assets:
 Allowance for loan losses                                                           $     187,761   $     186,674
 Net operating loss carryforward                                                                 -             696
 Other real estate owned                                                                         -           8,126
 Other                                                                                       4,677           2,918
                                                                                      -------------  -----------------
 Total deferred tax assets                                                                 192,438         198,414
 Deferred tax liabilities:
 Accummulated depreciation                                                                  37,340          10,964
 Net unrealized gains on securities available for sale                                      34,211               -
                                                                                      -------------  -----------------
 Total deferred tax liabilities                                                             71,551          10,964
                                                                                      -------------  -----------------
 Net deferred tax assets                                                             $     120,887   $     187,450
                                                                                     ==============  =================


Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2002 will be realized and, accordingly, has not established a valuation allowance. The net deferred tax asset is included in other assets on the consolidated balance sheets. A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on securities available for sale. The related current period deferred tax expense of $34,211 has been recorded directly to shareholders' equity in 2002.

----------------------

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:

                                                                            2002             2001              2000
                                                                       ---------------  ---------------  ----------------
 Tax expense at statutory rate                                         $     281,288    $      131,415   $       149,105
 State income tax, net of federal income tax benefit                          16,767             8,628             9,155
 Other, net                                                                   (2,984)           (1,054)             (880)
                                                                       ---------------  ---------------  ----------------

                                                                       $     295,071    $      138,989   $        157,380
                                                                       ==============   ===============  ================


NOTE 12 - OTHER EXPENSES

Other expenses for the years ended December 31, 2002, 2001, and 2000 are summarized as follows:

                                                                            2002            2001            2000
                                                                         -----------      ---------       ---------
Correspondent bank fees                                                      44,728          38,541          32,739
Printing and postage                                                         46,021          35,675          28,599
Advertising and promotion                                                    67,254          36,461          39,204
Legal and accounting                                                         72,650          58,019          46,824
Telephone expenses                                                           26,520          26,641          22,865
Other                                                                       284,718         252,341         272,365
                                                                         -----------      ----------      ----------

Total                                                                     $ 541,891       $ 447,678       $ 442,596
                                                                         ===========      ==========      ==========



NOTE 13 - STOCK-BASED COMPENSATION

The Company has an Incentive Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 160,072 shares of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any incentive stock option may not be greater than ten years from the date of grant. Options granted become exercisable at a rate of 20% per year on the first five anniversaries of the date of grant. Options that expire unexercised or are canceled become available for issuance. At December 31, 2002 and 2001, there were 30,484 and 34,984 options available for grant, respectively.

All outstanding options and option activity have been retroactively restated to reflect the effects of the 5% stock dividend issued April 19, 2002.

The fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002 and 2000: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 3.69% and 6.55% for 2002 and 2000, respectively; and an expected life of 10 years for all option grants. There were no options granted in 2001.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2002 and 2000 was $3.22 and $4.75, respectively.

----------------------------------

A summary of the status of the Company's stock option plan as of December 31, 2002, 2001, and 2000 and changes during the years ended on those dates is presented below:

                                                   2002                       2001                      2000
                                        ---------------------       -------------------     -----------------------
                                                     Weighted                  Weighted                   Weighted
                                                     Average                    Average                    Average
                                                     Exercise                  Exercise                   Exercise
                                        Options       Price          Options     Price        Options       Price
                                        --------    ----------      ---------  ---------     ----------   ---------
 Outstanding                             125,088    $    9.52        125,088  $    9.52       116,688    $    9.52
  at beginning of year
 Granted                                  15,000        10.50              -          -         8,400         9.52
 Exercised                                     -            -              -          -             -            -
 Cancelled                               (10,500)        9.52              -          -             -            -
                                        --------    -----------     ---------- ---------     ----------   ----------

 Outstanding                             129,588    $    9.63        125,088  $     9.52       125,088    $   9.52
  at ending of year                     ========                    ==========               ==========



Options exercisable at December 31, 2002, 2001, and 2000 were 96,979, 89,090, and 64,072, respectively.

At December 31, 2002, the outstanding stock options had a weighted average remaining life of 5.71 years and a remaining life of 5.00 years for those stock options that were exercisable.


NOTE 14 - UNUSED LINES OF CREDIT

As of December 31, 2002, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $1,800,000. These lines of credit are available on a one to fourteen-day basis for general corporate purposes. In addition, the Bank has a line of credit with Federal Home Loan Bank of fifteen percent of the total assets of the Bank or $10,524,000 at December 31, 2002. As of December 31, 2002, the Bank had borrowed $3,000,000 on this line of credit.


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

Cash and Due from Bank and Federal Funds Sold - The carrying amount is a reasonable estimate of fair value. Federal funds sold are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - The fair values of investment securities are based on quoted market prices.

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

---------------------------------------------

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

The carrying values and estimated fair values of the Company's financial instruments at December 31, 2002 and 2001 are as follows:

                                                                     2002                           2001
                                                           ---------------------------    ----------------------------
                                                            Carrying       Estimated       Carrying      Estimated
                                                             Amount       Fair Value        Amount       Fair Value
                                                           ----------    -------------    ------------   -------------
Financial Assets:
 Cash and due from banks                                   $ 4,409,643     $ 4,409,643     $2,769,532     $2,769,532
 Federal funds sold                                          3,972,000       3,972,000        738,000        738,000
 Securities available for sale                               5,546,468       5,546,468
 Securities held to maturity                                   799,854         810,500      3,749,464      3,780,078
 Loans                                                      51,216,970      52,862,425     39,553,284     39,966,849
 Accrued interest receivable                                   281,245         281,245        312,075        312,075

 Financial Liabilities:
 Demand deposit, interest-bearing                         $ 33,633,064    $ 33,633,064    $19,545,152    $19,545,152
  transaction, and savings accounts
 Time deposits                                              24,295,985      24,657,385     20,874,039     21,011,133
 Advances from the Federal Home Loan Bank                    3,000,000       3,083,134      3,000,000      2,985,660
 Securities sold under agreements to repurchase              1,951,169       1,951,169      1,125,204      1,125,204
 Accrued interest payable                                       47,997          47,997         60,597         60,597

                                                             Notional       Estimated       Notional      Estimated
                                                              Amount        Fair Value       Amount       Fair Value
                                                           -----------    -------------   ----------     ------------
Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                              $ 8,587,595     $ 8,587,595     $8,412,920     $8,412,920


NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2002, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE 17 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. All average share and per share data have been retroactively restated to reflect the 5% stock dividend in 2002.

                                                                        2002            2001            2000
                                                                    -----------      -----------    --------------
 Net income per share - basic computation:

 Net income available to common shareholders                        $  532,247       $  247,525      $     281,164
                                                                   ============      ============   ==============

 Average common shares outstanding - basic                             647,123          647,123            647,123
                                                                   ============      ============   ==============

 Net income per share - basic                                       $     0.82             0.38               0.43
                                                                   ============      ============   ==============

 Net income per share - diluted computation:

 Net income available to common shareholders                        $  532,247       $  247,525      $     281,164
                                                                   ============      ============   ==============

 Average common shares outstanding - basic                             647,123          647,123            647,123

 Incremental shares from assumed conversions:
   Stock options                                                        13,900            9,570                  -
                                                                   ------------      -------------  --------------

 Average common shares outstanding - diluted                           661,023          656,693            647,123
                                                                   ------------      -------------  --------------

 Net income per share - diluted                                     $     0.81             0.38               0.43
                                                                   ============      =============  ==============


Since the option exercise price was greater than the average market price of a common share during 2000, options outstanding of 125,088 at the end of 2000 were not included in the above diluted computation.

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

As of December 31, 2002, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2002 and 2001.

                                                                                                         To Be Well-
                                                                                                      Capitalized Under
                                                                            For Capital               Prompt Corrective
                                                      Actual             Adequacy Purposes            Action Provisions
                                                --------------------   -----------------------    ------------------------
                                                 Amount       Ratio     Amount       Ratio         Amount          Ratio
                                                --------    --------   --------   ------------    --------      ----------
December 31, 2002
 Total capital (to risk-weighted assets)       $6,204,052      11.20%  $4,430,400      8.00%      $5,538,000       10.00%
 Tier 1 capital (to risk-weighted assets)       5,628,130      10.16%   2,215,200      4.00%       3,322,800        6.00%
 Tier 1 capital (to average assets)             5,628,130       9.55%   2,565,200      4.00%       3,206,500        5.00%

 December 31, 2001
 Total capital (to risk-weighted assets)       $5,626,270      13.26%  $3,394,480      8.00%      $4,243,100       10.00%
 Tier 1 capital (to risk-weighted assets)       5,095,883      12.01%   1,697,240      4.00%       2,545,860        6.00%
 Tier 1 capital (to average assets)             5,095,883      10.44%   1,952,720      4.00%       2,440,900        5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

                                 Balance Sheets
                           December 31, 2002 and 2001

                                                                                           2002            2001
                                                                                      --------------    -----------
 Assets:
 Cash                                                                                  $   1,441,092   $  1,440,432
 Investment in banking subsidiary                                                          5,688,949      5,095,883
 Other assets                                                                                      -            196
                                                                                      ---------------  -------------

 Total assets                                                                          $   7,130,041   $   6,536,511
                                                                                      ===============  =============

 Liabilities
 Other liabilities                                                                     $         832   $           -

 Shareholders' equity:
 Common stock                                                                          $       6,471   $       6,163
 Capital surplus                                                                           6,450,645       6,112,318
 Retained earnings                                                                           611,274         418,030
 Accumulated other comprehensive income                                                       60,819               -
                                                                                      ---------------- -------------
 Total shareholders' equity                                                                7,129,209       6,536,511
                                                                                      ---------------- -------------
 Total liabilities and shareholders' equity                                            $   7,130,041   $   6,536,511
                                                                                      =============== ==============




                              Statements of Income
              for the years ended December 31, 2002, 2001, and 2000



                                                                             2002            2001            2000
                                                                          -----------      ----------      ----------
 Income                                                                    $        -      $        -      $        -

 Expenses                                                                           -           3,021           3,625
                                                                          -----------      ----------      -----------

 Income before income taxes and equity in                                           -          (3,021)         (3,625)
  undistributed earnings of banking subsidiary

 Income tax benefit                                                                 -           1,236           1,236

 Equity in undistributed earnings of banking subsidiary                       532,247         249,310         283,553
                                                                       ---------------     -----------     -----------

 Net income                                                             $     532,247  $      247,525  $      281,164
                                                                       ===============     ===========     ===========


----------------------------------------------------

                            Statements of Cash Flows
              for the years ended December 31, 2002, 2001, and 2000



                                                                           2002              2001             2000
                                                                       ---------------    --------------   ------------
Cash flows from operating activities:
 Net income                                                              $    532,247     $      247,525    $   281,164
 Adjustments to reconcile net income to net cash provided
  by operating activities:
 Decrease in other assets                                                         196              5,017          4,856
 Increase (decrease) in other liabilities                                         832                  -         (1,255)
 Equity in undistributed earnings of banking subsidiary                      (532,247)          (249,310)      (283,553)
                                                                       ---------------    ---------------  -------------
 Net cash provided by operating activities                                      1,028              3,232          1,212
                                                                       ---------------    ---------------  -------------

 Cash flows from financing activities:
 Cash in lieu of fractional shares                                               (368)                  -              -
                                                                       ---------------    ---------------  -------------

 Increase in cash                                                                 660              3,232          1,212

 Cash and cash equivalents, beginning of period                             1,440,432          1,437,200      1,435,988
                                                                       --------------     ---------------  -------------

 Cash and cash equivalents, ending of period                            $   1,441,092     $    1,440,432   $  1,437,200
                                                                       ===============    ===============  ==============

 Supplemental disclosure of non-cash investing activity
 Changed in unrealized gain on securites available for sale,
 net of income taxes                                                    $      60,819     $            -   $          -

                              FNB BANCSHARES, INC.


                               BOARD OF DIRECTORS

Dr. Richard D. Gardner, Orthopedic Surgeon at
Carolina Sports Medicine and Orthopedic Clinic

Barry L. Hamrick, President of Hamrick's Inc.

Haskell D. Mallory, Retired from textile industry

Bill H. Mason, Founder and Owner of Bill Mason
Enterprises (McDonald's Franchisee)

V. Stephen Moss, President and Chief Executive Officer of
FNB Bancshares, Inc. and First National Bank of the Carolinas

Harold D. Pennington, Jr., Vice-President and Co-owner of Weavetec, Inc.

Harold D. Pennington, Sr., President and Co-owner of Weavetec, Inc.

Heyward W. Porter, Founder and President of Porter's Electric Motor Service


                                 SENIOR OFFICERS
                                 ---------------

             V. Stephen Moss, President and Chief Executive Officer

                      Thomas W. Hale, Chief Credit Officer

                       Kim Barrs, Chief Financial Officer



                                    OFFICERS
                                   ----------
              Danny Ham, Vice President, Blacksburg City Executive

                  Mike Grubbs, Vice President, Consumer Banker

            Tina Gainey, Assistant Vice President, Operations Officer

                    Charlayne Davis, Loan Operations Officer



                                    SERVICES
                                   ----------
 American Express Travelers Checks      Drive-In Service
 All-Day Banking                        Individual Retirement Accounts
 ATM Service                            Interest Checking
 Bank By Mail                           Letters of Credit
 Bond Coupon Redemption                 Money Market Accounts
 Brokerage Service                      Night Depository
 Business Checking                      Overdraft Protection
 Cashiers Checks                        Personal Checking
 Certificates of Deposit                Personal Lines of Credit
 Christmas Clubs                        Personal Loans
 Collection Items                       Regular Savings
 Commercial Loans                       Safe Deposit Boxes
 Direct Deposits                        Senior Checking
                                        Telephone Banking
                                        Treasury, Tax & Loan Deposits
                                        U.S. Savings Bonds
                                        Visa and Master Card
                                        Wire Transfers

                                 CORPORATE DATA
ANNUAL MEETING:
The Annual Meeting of Shareholders of FNB Bancshares, Inc. will be held at 5:30 p.m. on April 22, 2003 at our offices at 217 North Granard Street, Gaffney, South Carolina.

CORPORATE OFFICE:                    GENERAL COUNSEL:

217 N. Granard Street                Nelson Mullins Riley & Scarborough, L.L.P.
Gaffney, South Carolina 29341        First Union Plaza, Suite 1400
Phone (864) 488-2265                 999 Peachtree Street, NE
Fax (864) 488-0041                   Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:           INDEPENDENT AUDITORS:
First Citizens Bank                  Dixon Odom PLLC
P.O. Box 29                          P.O. Box 70
Columbia, South Carolina 29202       Sanford, N.C.  27331

STOCK INFORMATION:
The Common Stock of FNB Bancshares, Inc. is not listed on any exchange. However, the Company's stock trades under the symbol "FNBC" on the OTC
Bulletin Board. Market makers of the Company's stock include ASG Securities, Inc., Baird, Patrick & Co., Inc., Hill Thompson Magid, L.P., Schwab Capital Markets L.P., and Monroe Securities, Inc. The latest trades of which the Company is aware were at $10.90 per share. As of December 31, 2002, there were 531 shareholders of record.

The ability of FNB Bancshares, Inc. to pay cash dividends is dependent upon receiving cash in the form of dividends from First National Bank of the Carolinas. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank.

The following table sets forth the high and low sales prices as quoted on the OTC Bulletin Board during the periods indicated.

                                      2002                                   2001
                            High                Low                High                Low
First Quarter              $ 12.61             $ 9.76              $ 9.52              $ 9.52
Second Quarter               13.00              10.47                9.52                6.90
Third Quarter                11.25              10.50               14.28                9.52
Fourth Quarter               11.00              10.51               11.90                9.76


                                   FORM 10-KSB

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-KSB) by contacting Kimberly Barrs, Chief Financial Officer, FNB Bancshares, Inc., P.O. Box 1539, Gaffney, South Carolina 29342.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE OFFICE OF THE COMPTROLLER OF THE CURRENCY.