Form 10KSB/A, Exhibit 13
period 2002-12-31
FNB BANCSHARES INC /SC/
filed 2004-01-21
CIK 1009162

Exhibit 13

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

FNB Bancshares, Inc.

Gaffney, South Carolina

We have audited the accompanying consolidated balance sheet of FNB Bancshares, Inc., and subsidiary as of December 31, 2001 and the related consolidated statement of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2001.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB Bancshares, Inc., and subsidiary as of December 31, 2001 and the consolidated results of their operations and cash flows for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC
Elliott Davis, LLC
Columbia, South Carolina
January 6, 2004

1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

FNB Bancshares, Inc.

Gaffney, South Carolina

We have audited the accompanying consolidated balance sheet of FNB Bancshares, Inc., and subsidiary as of December 31, 2002 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

/s/ Dixon Odom PLLC
Dixon Odom PLLC
Sanford, North Carolina
February 20, 2003, except for the effects of the 5% stock dividend in 2003, discussed in Notes 1, 13 and 17, as to which the date is January 14, 2004

2

FNB Bancshares, Inc. Financial Statements

Consolidated Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,409,643	$2,769,532
Federal funds sold	3,972,000	738,000
Total cash and cash equivalents	8,381,643	3,507,532
Investment securities:
Securities available for sale (amortized cost: 2002 - $5,451,438)	5,546,468	—
Securities held to maturity (estimated fair value: 2002 - $810,500; 2001 - $3,780,078)	799,854	3,749,464
Non-marketable equity securities	358,311	358,311
Total investment securities	6,704,633	4,107,775
Loans receivable:	51,792,893	40,099,660
Less allowance for loan losses	(575,923)	(546,376)
Loans, net	51,216,970	39,553,284
Premises and equipment, net	3,416,316	3,409,580
Accrued interest receivable	281,245	312,075
Real estate owned	55,000	81,050
Other assets	150,629	265,054
Total assets	$70,206,436	$51,236,350

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$8,658,167	$7,302,392
Interest-bearing transaction accounts	7,327,123	6,152,178
Savings	17,647,774	6,090,582
Time deposits $100,000 and over	6,347,568	4,958,558
Other time deposits	17,948,417	15,915,481
Total deposits	57,929,049	40,419,191
Securities sold under agreements to repurchase	1,951,169	1,125,204
Advances from the Federal Home Loan Bank	3,000,000	3,000,000
Accrued interest payable	47,997	60,597
Other liabilities	149,012	94,847
Total liabilities	63,077,227	44,699,839

Commitments and contingencies (Notes 4 and 16)

Shareholders’ Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized and unissued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized; 647,123 shares issued and outstanding	6,471	6,163
Capital surplus	6,450,645	6,112,318
Retained earnings	611,274	418,030
Accumulated other comprehensive income	60,819	—
Total shareholders’ equity	7,129,209	6,536,511
Total liabilities and shareholders’ equity	$70,206,436	$51,236,350

See Accompanying Notes to Consolidated Financial Statements

FNB Bancshares, Inc. Financial Statements

Consolidated Statements of Income

For the years ended December 31, 2002 and 2001

	2002	2001
Interest and dividend income:
Loans, including fees	$3,622,513	$3,409,651
Investment securities:
Taxable	195,531	193,538
Nontaxable	8,351	—
Non-marketable equity securities	19,168	16,375
Federal funds sold	33,187	77,985
Other	1,383	590
Total	3,880,133	3,698,139
Interest expense:
Deposits	972,498	1,397,364
Securities sold under agreements to repurchase	27,283	32,718
Advances from the Federal Home Loan Bank	78,850	48,942
Federal funds purchased	118	421
Total	1,078,749	1,479,445
Net interest income	2,801,384	2,218,694
Provision for loan losses	186,000	104,000
Net interest income after provision for loan losses	2,615,384	2,114,694
Other operating income:
Service charges on deposit accounts	409,809	231,093
Mortgage origination fees	99,734	78,790
Brokerage service fees	46,748	59,150
Other service charges, commissions, and fees	103,328	91,120
Total	659,619	460,153
Other operating expenses:
Salaries and benefits	1,194,451	1,078,970
Occupancy expense	189,244	146,765
Furniture and equipment	223,265	211,315
Write-down on disposal of assets	24,734	76,654
Office supplies	61,765	55,588
Data processing	212,335	171,363
Other operating expenses	541,891	447,678
Total	2,447,685	2,188,333
Income before income taxes	827,318	386,514
Income tax expense	295,071	138,989
Net income	$532,247	$247,525
Per Share
Average shares outstanding - basic	679,279	679,279
Net income - basic	$0.78	$0.36
Average shares outstanding - diluted	693,859	689,528
Net income - diluted	$0.77	$0.36

See Accompanying Notes to Consolidated Financial Statements

FNB Bancshares, Inc. Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2002 and 2001

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive
	Shares	Amount			Income	Total
Balance, December 31, 2000	616,338	6,163	6,112,318	170,505		6,288,986
Net income				247,525		247,525
Balance, December 31, 2001	616,338	6,163	6,112,318	418,030		6,536,511
Comprehensive income:
Net income				532,247		532,247
Net unrealized gains on securities available for sale (net of tax effect of $34,211)					60,819	60,819
Total comprehensive income						593,066
Issuance of 5% common stock dividend	30,785	308	338,327	(338,635)		—
Cash in lieu of fractional shares				(368)		(368)
Balance, December 31, 2002	647,123	$6,471	$6,450,645	$611,274	$60,819	$7,129,209

See Accompanying Notes to Consolidated Financial Statements

FNB Bancshares, Inc. Financial Statements

Consolidated Statements of Cash Flows

For the years ended December 31, 2002 and 2001

	2002	2001
Cash flows from operating activities:
Net income	$532,247	$247,525
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	186,000	104,000
Depreciation and amortization expense	249,611	219,500
Amortization (accretion) of premiums/discounts on investment securities	4,674	(2,004)
Write-down on disposal of assets	24,734	76,654
Loss on sale of real estate owned	7,483	19,054
Deferred income taxes	32,352	(16,830)
Decrease in interest receivable	30,830	5,196
Decrease in interest payable	(12,600)	(15,035)
Decrease in other assets	47,862	64,283
Increase (decrease) in other liabilities	54,165	(58,304)
Net cash provided by operating activities	1,157,358	644,039

Cash flows from investing activities:
Purchases of securities held to maturity	(699,465)	(5,802,730)
Maturities of securities held to maturity	3,650,000	5,600,000
Purchase of securities available for sale	(5,718,718)	—
Principal repayments on securites available for sale	261,681	—
Purchase of nonmarketable equity securities	—	(50,000)
Net increase in loans	(11,936,619)	(4,557,582)
Proceeds from sale of real estate owned	105,500	23,856
Purchases of premises and equipment	(281,081)	(1,108,198)
Net cash used in investing activities	(14,618,702)	(5,894,654)

Cash flows from financing activities:
Net increase in deposits	17,509,858	3,633,974
Net increase in securities sold under agreements to repurchase	825,965	486,216
Increase in advances from the Federal Home Loan Bank	—	2,000,000
Cash in lieu of fractional shares	(368)	—
Net cash provided by financing activities	18,335,455	6,120,190

Net increase in cash and cash equivalents	4,874,111	869,575

Cash and cash equivalents, beginning of period	3,507,532	2,637,957

Cash and cash equivalents, end of period	$8,381,643	$3,507,532

Supplemental disclosure of cash flow data:
Cash paid during the year for interest	$1,091,349	$1,494,480
Cash paid during the year for taxes	$160,737	$144,600
Supplemental disclosure of non-cash investing activity:
Change in unrealized gain on securities available for sale, net of income taxes	$60,819	$—
Real estate acquired through foreclosure	$86,933	$36,536

See Accompanying Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Consolidation - FNB Bancshares, Inc., a bank holding company (the “Company”), and its subsidiary, First National Bank of the Carolinas (the “Bank”), provide banking services to domestic markets principally in Cherokee County, South Carolina.  The Bank commenced operations on October 18, 1996.  The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the valuation of real estate owned.  In connection with the determination of the allowances loan for losses and real estate owned, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and real estate owned, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for loan losses and real estate owned.  Such agencies may require the Company to recognize adjustments to the allowances based on their judgments about information available to them at the time of their examination.  Because of these factors, it is reasonably possible that the allowances for loan losses and real estate owned may change materially in the near term.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Bank to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.  Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.  Although the Bank’s loan portfolio is diversified, a substantial portion of its borrower’s ability to honor the terms of their loans is dependent on business and economic conditions in Cherokee County and surrounding areas.  Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations.  The Bank places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions.  By policy, time deposits are limited to amounts insured by the FDIC.  Management believes credit risk associated with these financial instruments is not significant.

Investment Securities - Investment securities are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities”.  At the time of purchase, investment securities are classified by management into three categories as follows:  (1) Investments held to maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost;  (2) Trading securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and (3) Investments available for sale: securities that may be sold under certain conditions, which are reported at fair value,  with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity, net of income taxes. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income.  Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold,  using the specific identification method.  Fair value of securities is determined using quoted market prices.  Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to income in the consolidated statements of income.

Non-marketable Equity Securities - Nonmarketable equity securities include the Company’s investment in the stock of the Federal Home Loan Bank, the Federal Reserve Bank, and Community Financial Services, Inc.  These stocks are recorded at cost have no quoted market value and no ready market exists.  Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings.  There were $3,000,000 in outstanding advances at December 31, 2002.  At December 31, 2002 and 2001, the investment in Federal Home Loan Bank stock was $150,000.  Investment in Federal Reserve Bank stock is required by law of every national bank.  The investment in Federal Reserve Bank Stock was $132,450 at December 31, 2002 and 2001.  The investment in Community Financial Services, Inc. was $75,861 at December 31, 2002 and 2001.

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

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio.  Additions to the allowance are based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans.  Loans which are deemed to be uncollectible are charged-off against the allowance and subsequent recoveries of loans previously charged-off are added to the allowance.

Loans are considered to be impaired when, in management’s judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with SFAS 114, “Accounting by Creditors for Impairment of a Loan”, as amended by SFAS 118 in the areas of disclosure requirements and methods of recognizing income. SFAS 114 requires that impaired loans be measured using fair value, which is determined based upon the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current, and thereafter according to the contractual terms of the agreement. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone.

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

Retirement Plan - The Company has a contributory 401(k) plan which covers substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation.  At its discretion, the Company can make matching contributions of $.25 per $1.00 up to 6% of the participants’ annual compensation.  Expenses charged to earnings in 2002 and 2001 for the plan were $8,188 and $8,275, respectively.

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

Stock Compensation Plans - In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002.  Early application of the disclosure provisions is encouraged.  The Company continues to account for its stock-based compensation in accordance with Accounting Principles Bulletin (“APB”) Opinion No. 25 and has adopted the disclosure provisions of Statement 148 effective for all periods presented herein.

The Company applies APB Opinion No. 25 and related interpretations in accounting for stock options.  Accordingly, no compensation cost has been recognized.  Had compensation cost for the Company’s stock options been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company’s net income and earnings per share for the years ended December 31, 2002 and 2001 would have been reduced to the pro forma amounts indicated below:

	2002	2001
Net income:
As reported	$532,247	$247,525
Less: Stock-based compensation expense using fair value method	37,717	58,125
Pro forma	494,530	189,400

Basic earnings per share:
As reported	$0.78	$0.36
Pro forma	0.73	0.28

Diluted earnings per share:
As reported	$0.77	$0.36
Pro forma	0.71	0.27

Per Share Data - Earnings per share (“EPS”) are computed in accordance with SFAS 128, “Earnings per Share.”  SFAS 128 requires companies to report basic and diluted EPS.  Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period.  Diluted EPS reflects the potential dilution of securities that could occur if the Company’s dilutive stock options were exercised.  Weighted average share and per share data have been restated to reflect the 5% stock dividend issued April 19, 2002.  Weighted average share and per share data have been restated to reflect the 5% stock dividend issued April 25, 2003.

Comprehensive Income - SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the statements of changes in shareholders’ equity and comprehensive income. The statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company’s financial position or results of operations.  The Company’s only component of accumulated other comprehensive income is net unrealized gains on securities available for sale.

Segment Information -  SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires selected segment information of operating segments based on a management approach. An operating segment is defined as any component of a company that engages in business activities from which it may earn revenues and incur expenses. The management approach is based on the way that management organizes the segments within the company for making operating decisions and assessing performance. The Company operates as one business segment.

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain investments purchased with an original maturity of three months or less to be cash equivalents.  Cash equivalents include amounts due from banks and federal funds sold.  Generally, federal funds are sold for one-day periods.

Recent Accounting Pronouncements - In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No.144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations — Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently occurring Events and Transactions,” for the disposal of a segment of business (as previously defined in that Opinion). SFAS No. 144 improves financial reporting by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposed transactions. This Statement is effective for fiscal years beginning after December 15, 2001. The Company adopted this statement as of January 1, 2002 with no impact on its consolidated financial statements.

Reclassifications - Certain captions and amounts in the 2001 financial statements were reclassified to conform with the 2002 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits.  These requirements were satisfied by vault cash and cash on hand.

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and estimated market values of securities available for sale at December 31, 2002 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002
U.S. government agencies	1,799,616	16,558	—	1,816,174
Mortgage -backed securities	3,400,990	66,920	(1,449)	3,466,461
Municipal securities	250,832	13,001	—	263,833
	$5,451,438	$96,479	$(1,449)	$5,546,468

The following is a summary of maturities of securities available for sale as of December 31, 2002.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available for Sale
	Amortized Cost	Estimated Fair Value

Due after one year but within five years	$2,824,716	$2,842,674
Due after five years but within 10 years	2,626,722	2,703,794
	$5,451,438	$5,546,468

The amortized costs and estimated market values of securities held to maturity at December 31, 2002 and 2001 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2002
U.S. government agencies	$799,854	$10,646	$—	$810,500

December 31, 2001
U.S. government agencies	$3,749,464	$35,536	$(4,922)	$3,780,078

The following is a summary of maturities of securities held to maturity as of December 31, 2002.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Held to Maturity
	Amortized Cost	Estimated Fair Value

Due within one year	$799,854	$810,500

The Company had no sales of investment securities during the years ended December 31, 2002 or 2001.

At December 31, 2002 and 2001, investment securities with a amortized cost of $6,023,721 and $3,599,464, respectively, and a fair value of $6,122,663 and $3,632,188, respectively, were pledged as collateral to secure public deposits and for other purposes as required and permitted by law.

NOTE 4 - LOANS

Major classifications of loans receivable as of December 31, 2002 and 2001 are summarized as follows:

	December 31,
	2002	2001
Commercial, financial, and agricultural	$6,797,575	$7,597,065
Real estate - construction	4,154,989	2,165,128
Real estate - other	35,007,437	23,926,931
Consumer and other	5,832,892	6,410,536

Total gross loans	$51,792,893	$40,099,660

At December 31, 2002 and 2001, management has determined that no impairment of loans existed that would have a material effect on the Company’s financial statements.

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

Activity in the allowance for loan losses for the years ended December 31, 2002 and 2001 is summarized below:

	2002	2001
Balance, beginning of year	$546,376	$466,835
Provision for loan losses	186,000	104,000
Recoveries on loans previously charged off	24,474	34,618
Loans charged off	(180,927)	(59,077)

Balance, end of year	$575,923	$546,376

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments consist of commitments to extend credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument.  Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2002 and 2001:

	2002	2001
Commitments to extend credit	$8,587,595	$8,412,920

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2002 and 2001:

	2002	2001
Land	$436,037	$436,037
Building and land improvements	2,618,488	2,618,488
Furniture and equipment	1,066,229	1,043,625
Construction in progress	900	3,896
Total	4,121,654	4,102,046
Less accumulated depreciation	705,338	692,466

Premises and equipment, net	$3,416,316	$3,409,580

NOTE 6 - DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits are as follows:

Maturing In	Amount
2003	$16,021,029
2004	1,967,593
2005	4,619,051
2006	567,037
2007	1,121,275

Total	$24,295,985

NOTE 7 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consist of a $1,000,000 fixed rate advance bearing an interest rate of 3.90% and a $2,000,000 fixed rate advance bearing an interest rate of  2.93%.  The $1,000,000 advance is scheduled to mature on July 16, 2012 and the $2,000,000 advance is scheduled to mature November 7, 2003.

As collateral, the Company has pledged first mortgage loans on one to four family residences totaling $9,086,063 at December 31, 2002.  In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings.

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

	2002	2001
Average balance during the year	$1,505,524	$891,057

Average interest rate during the year	2.20%	3.67%

Maximum month-end balance during the year	$8,267,140	$2,247,924

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

NOTE 10 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

The ability of FNB Bancshares, Inc., to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank.  However, certain restrictions exist regarding the ability of the subsidiary to transfer funds to FNB Bancshares, Inc., in the form of cash dividends, loans, or advances.  The approval of the Office of the Comptroller of the Currency is required to pay dividends in excess of the Bank’s net profits (as defined) for the current year plus retained net profits (as defined) for the preceding two years, less any required transfers to surplus.

NOTE 11 - INCOME TAXES

Income tax expense for the years ended December 31, 2002 and 2001 is summarized as follows:

	2002	2001
Currently payable:
Federal	$241,095	$142,746
State	21,624	13,073
Total current	262,719	155,819
Change in deferred income taxes:
Federal	28,571	(14,697)
State	3,781	(2,133)
Total deferred	32,352	(16,830)

Income tax expense	$295,071	$138,989

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2001 are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$187,761	$186,674
Net operating loss carryforward	—	696
Other real estate owned	—	8,126
Other	4,677	2,918
Total deferred tax assets	192,438	198,414
Deferred tax liabilities:
Accummulated depreciation	37,340	10,964
Net unrealized gains on securities available for sale	34,211	—
Total deferred tax liabilities	71,551	10,964
Net deferred tax assets	$120,887	$187,450

Deferred tax assets represent the future tax benefit of future deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2002 will be realized and, accordingly, has not established a valuation allowance.  The net deferred tax asset is included in other assets on the consolidated balance sheets.  A portion of the change in the net deferred tax asset relates to the unrealized gains and losses on securities available for sale.  The related current period deferred tax expense of $34,211 has been recorded directly to shareholders’ equity in 2002.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes is as follows:

	2002	2001
Tax expense at statutory rate	$281,288	$131,415
State income tax, net of federal income tax benefit	16,767	8,628
Other, net	(2,984)	(1,054)

	$295,071	$138,989

NOTE 12 - OTHER EXPENSES

Other expenses for the years ended December 31, 2002 and 2001 are summarized as follows:

	2002	2001
Correspondent bank fees	44,728	38,541
Printing and postage	46,021	35,675
Advertising and promotion	67,254	36,461
Legal and accounting	72,650	58,019
Telephone expenses	26,520	26,641
Other	284,718	252,341

Total	$541,891	$447,678

NOTE 13 - STOCK-BASED COMPENSATION

The Company has an Incentive Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 168,075 shares of the Company’s common stock to directors, officers, or employees of the Company.  The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant, nor can the exercise date of any incentive stock options granted be less than one year from the date of the grant.  The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors.  The expiration date of any incentive stock option may not be greater than ten years from the date of grant.  Options granted become exercisable at a rate of 20% per year on the first five anniversaries of the date of grant.  Options that expire unexercised or are canceled become available for issuance.  At December 31, 2002 and 2001, there were 32,007 and 36,732 options available for grant, respectively.

All outstanding options and option activity have been retroactively restated to reflect the effects of the 5% stock dividend issued April 19, 2002.  All outstanding options and option activity have been retroactively restated to reflect the effects of the 5% stock dividend issued April 25, 2003.

The fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002: dividend yield of 0 percent; expected volatility of 0 percent; risk-free interest rates of 3.69% for 2002; and an expected life of 10 years for all option grants.  There were no options granted in 2001.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2002 was $3.22.

A summary of the status of the Company’s stock option plan as of December 31, 2002 and 2001 and changes during the years ended on those dates is presented below:

	2002		2001
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	131,343	$9.07	131,343	$9.07
Granted	15,750	10.00	—	—
Exercised	—	—	—	—
Cancelled	(11,025)	9.07	—	—

Outstanding at ending of year	136,068	$9.17	131,343	$9.07

Options exercisable at December 31, 2002 and 2001 were 101,828 and 93,545, respectively.

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

Advances from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently.  The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company’s current borrowing rate from the Federal Home Loan Bank.

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

The carrying values and estimated fair values of the Company’s financial instruments at December 31, 2002 and 2001 are as follows:

	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$4,409,643	$4,409,643	$2,769,532	$2,769,532
Federal funds sold	3,972,000	3,972,000	738,000	738,000
Securities available for sale	5,546,468	5,546,468
Securities held to maturity	799,854	810,500	3,749,464	3,780,078
Loans	51,216,970	52,862,425	39,553,284	39,966,849
Accrued interest receivable	281,245	281,245	312,075	312,075

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$33,633,064	$33,633,064	$19,545,152	$19,545,152
Time deposits	24,295,985	24,657,385	20,874,039	21,011,133
Advances from the Federal Home Loan Bank	3,000,000	3,083,134	3,000,000	2,985,660
Securities sold under agreements to repurchase	1,951,169	1,951,169	1,125,204	1,125,204
Accrued interest payable	47,997	47,997	60,597	60,597

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$8,587,595	$8,587,595	$8,412,920	$8,412,920

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2002, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 17 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding.  Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.  Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. All average share and per share data have been retroactively restated to reflect the 5% stock dividends in 2003 and 2002.

	2002	2001
Net income per share - basic computation:

Net income available to common shareholders	$532,247	$247,525

Average common shares outstanding - basic	679,279	679,279

Net income per share - basic	$0.78	$0.36

Net income per share - diluted computation:

Net income available to common shareholders	$532,247	$247,525

Average common shares outstanding - basic	679,279	679,279

Incremental shares from assumed conversions:
Stock options	14,580	10,249

Average common shares outstanding - diluted	693,859	689,528

Net income per share - diluted	$0.77	$0.36

NOTE 18 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%.  Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets.  Tier 2 capital consists of the allowance for loan losses subject to certain limitations.  Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio.  Banks are to maintain capital at the minimum requirement of 3%.

As of December 31, 2002, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action.  There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2002 and 2001.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002
Total capital (to risk-weighted assets)	$6,204,052	11.20%	$4,430,400	8.00%	$5,538,000	10.00%
Tier 1 capital (to risk-weighted assets)	5,628,130	10.16%	2,215,200	4.00%	3,322,800	6.00%
Tier 1 capital (to average assets)	5,628,130	9.55%	2,565,200	4.00%	3,206,500	5.00%

December 31, 2001
Total capital (to risk-weighted assets)	$5,626,270	13.26%	$3,394,480	8.00%	$4,243,100	10.00%
Tier 1 capital (to risk-weighted assets)	5,095,883	12.01%	1,697,240	4.00%	2,545,860	6.00%
Tier 1 capital (to average assets)	5,095,883	10.44%	1,952,720	4.00%	2,440,900	5.00%

The Federal Reserve Board has similar requirements for bank holding companies.  The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies of less than $150,000,000 in consolidated assets.

NOTE 19 - FNB BANCSHARES, INC. (PARENT COMPANY ONLY)

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets:
Cash	$1,441,092	$1,440,432
Investment in banking subsidiary	5,688,949	5,095,883
Other assets	—	196

Total assets	$7,130,041	$6,536,511

Liabilities
Other liabilities	$832	$—

Shareholders’ equity:
Common stock	$6,471	$6,163
Capital surplus	6,450,645	6,112,318
Retained earnings	611,274	418,030
Accumulated other comprehensive income	60,819	—
Total shareholders’ equity	7,129,209	6,536,511
Total liabilities and shareholders’ equity	$7,130,041	$6,536,511

Statements of Income

for the years ended December 31, 2002 and 2001

	2002	2001
Income	$—	$—

Expenses	—	3,021

Income before income taxes and equity in undistributed earnings of banking subsidiary	—	(3,021)

Income tax benefit	—	1,236

Equity in undistributed earnings of banking subsidiary	532,247	249,310

Net income	$532,247	$247,525

Statements of Cash Flows

for the years ended December 31, 2002 and 2001

	2002	2001
Cash flows from operating activities:
Net income	$532,247	$247,525
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease in other assets	196	5,017
Increase (decrease) in other liabilities	832	—
Equity in undistributed earnings of banking subsidiary	(532,247)	(249,310)
Net cash provided by operating activities	1,028	3,232

Cash flows from financing activities:
Cash in lieu of fractional shares	(368)	—

Increase in cash	660	3,232

Cash and cash equivalents, beginning of period	1,440,432	1,437,200

Cash and cash equivalents, ending of period	$1,441,092	$1,440,432

Supplemental disclosure of non-cash investing activity
Changed in unrealized gain on securites available for sale, net of income taxes	$60,819	$—